Exhibit 4.20

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) customarily and actually treated by the registrant as private or confidential.

DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

DATED AS OF MARCH 30, 2022

BY AND BETWEEN

VectivBio AG

AND

Asahi kasei pharma CorpORATION

ARTICLE 1 Definitions		1
ARTICLE 2 Licenses		18
2.1	Grants to AKP	18
2.2	Grants to VectivBio	19
2.3	Additional Licensing Provisions	20
2.4	Restrictive Covenants	20
ARTICLE 3 governance		22
3.1	Alliance Managers	22
3.2	Governance Committees	22
3.3	Limits on Committee Authority	26
3.4	Minutes of Committee Meetings	26
3.5	Expenses	26
ARTICLE 4 Development		26
4.1	Overview of Development	26
4.2	Compliance	27
4.3	Global Development Plan	27
4.4	AKP Development Plan	28
4.5	Global Trials.	29
4.6	Development Costs	31
4.7	Records, Reports and Information	33
4.8	Ownership and Transfer of Development Data	34
4.9	Right to Audit	36
4.10	Cooperation	36
4.11	Medical Affairs Activities	36
ARTICLE 5 Regulatory		37
5.1	Information Provisions	37
5.2	Regulatory Data and Regulatory Materials	38
5.3	Regulatory Filings and Regulatory Approvals	38
5.4	Communications	40
5.5	Rights of Reference	40
5.6	Pharmacovigilance and Medical Inquiries	41
5.7	Regulatory Authority Communications Received by a Party	42
5.8	Recall, Withdrawal, or Market Notification of Product	43
ARTICLE 6 MANUFACTURING		44
6.1	Manufacturing Product	44
6.2	Specifications	44
6.3	Stability Test	44
6.4	Additional Study	44
6.5	Analytical Controls	45
6.6	Packaging and Testing	45
6.7	Inspection and Audit	45
ARTICLE 7 Commercialization		45
7.1	Commercialization in the Field in the Territory	45
7.2	Commercialization Plan	45

7.3	AKP’s Performance	46
7.4	Commercialization Costs	47
7.5	Compliance	47
7.6	Compliance Audit	48
7.7	Provisions applicable to Sales Related Personnel and Liaisons.	49
7.8	Promotional Materials	49
7.9	Product Trademarks and Product Trade Dress	50
7.10	Commercialization Data	51
ARTICLE 8 Supply		51
8.1	Development and Pre-Marketing Supply	51
8.2	Commercial Supply	52
8.3	Commercial Supply Agreement	52
8.4	Supply Price and Invoicing	53
8.5	AKP’s Manufacturing Right	54
8.6	Supply Obligations after Expiration or Termination of Supply Obligations	55
ARTICLE 9 PAYMENTS		55
9.1	Upfront Royalty Payment	55
9.2	Milestone Payments	56
9.3	Running Royalty Payments	57
9.4	Running Royalty Term	59
9.5	Running Royalty and Commercial Supply Price Cap	59
9.6	Running Royalty Reports and Payment Procedures	59
9.7	Taxes and Withholding	59
9.8	Withholding Tax	60
9.9	Currency Conversion	60
9.10	General Payment Procedures	60
9.11	Late Payments	61
9.12	Financial Records and Audit	61
ARTICLE 10 Intellectual Property Matters		62
10.1	Ownership of Intellectual Property	62
10.2	Disclosures; Disputes Regarding Inventions	63
10.3	Patent Filings, Prosecution and Maintenance	63
10.4	Defense and Enforcement of Patents	66
10.5	Patent Term Extensions	69
ARTICLE 11 Representations, Warranties and Covenants		69
11.1	Mutual Representations and Warranties	69
11.2	Mutual Covenants	70
11.3	Additional Representations, Warranties and Covenants of VectivBio	71
11.4	Additional Representations, Warranties and Covenants of AKP	73
11.5	Disclaimer	73
11.6	No Other Representations or Warranties	74
ARTICLE 12 Indemnification		74
12.1	Indemnification by VectivBio	74
12.2	Indemnification by AKP	74
12.3	Indemnification Procedures	74

12.4	Insurance	75
ARTICLE 13 Confidentiality		75
13.1	Confidential Information	75
13.2	Confidentiality Obligations	76
13.3	Permitted Disclosure and Use	77
13.4	Notification	77
13.5	Publicity	77
13.6	Press Releases	78
13.7	Publication	78
13.8	Use of Names	79
13.9	Survival	80
ARTICLE 14 limitation of liability		80
ARTICLE 15 Term and Termination		80
15.1	Term	80
15.2	Termination of the Master License Agreement	81
15.3	Termination for Breach	81
15.4	Termination for Insolvency	81
15.5	Termination by AKP	81
15.6	Termination by VectivBio	82
ARTICLE 16 EFFECTS OF TERMINATION and expiration		82
16.1	Termination by AKP for VectivBio Insolvency, Breach, Certain Safety and Other Reasons or Patent Challenge or Termination in connection with Master License Agreement	82
16.2	Termination by VectivBio for AKP Insolvency, Breach or Patent Challenge, or Termination by AKP for Certain Safety and Other Reasons.	83
16.3	Licenses to Terminated Products.	85
16.4	Disposition of Inventory	85
16.5	Licensee Alternative in Lieu of Termination	85
16.6	Survival	86
16.7	Termination of Master License Agreement	87
ARTICLE 17 DIsPUTe REsOLUTION		87
17.1	Disputes	87
17.2	Good Faith Negotiations	87
17.3	Dispute Resolution	88
17.4	Injunctive Relief	88
17.5	Confidentiality	88
17.6	Tolling	89
17.7	Patent and Trademark Dispute Resolution	89
ARTICLE 18 Miscellaneous		89
18.1	Governing Law	89
18.2	Entire Agreement; Amendment	89
18.3	Force Majeure	89
18.4	Notices	90
18.5	No Strict Construction; Interpretation	90

18.6	Assignment	90
18.7	New Affiliate	91
18.8	Bankruptcy	91
18.9	Exports	91
18.10	Further Assurances	91
18.11	Severability	91
18.12	No Waiver of Breach	92
18.13	No Partnership or Joint Venture	92
18.14	Expenses	92
18.15	Execution in Counterparts	92
18.16	Construction	92

DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Development and Commercialization Agreement (this “Agreement”) is entered into as of the 30 day of March, 2022 (the “Effective Date”) by and between VectivBio AG, a company incorporated under the laws of Switzerland, with offices at Aeschenvorstadt 36, 4051 Basel, Switzerland (“VectivBio”), and Asahi Kasei Pharma Corporation, a company incorporated under the laws of Japan, with offices at 1-1-2 Yurakucho, Chiyoda-ku, Tokyo 100-0006, Japan (“AKP”). VectivBio and AKP are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, VectivBio is a party to the Master License Agreement (as defined below) with Ferring International Center S.A. (“Ferring”), by which, among other things, VectivBio has been granted the right and license under certain rights owned or otherwise controlled by Ferring to develop, manufacture and commercialize apraglutide and its related compounds (the “Compound” as defined in more detail below) and products incorporating Compound (the “Product” as defined in more detail below) throughout the world, including the Territory (as defined below);

Whereas, AKP has experience in the development and commercialization of pharmaceutical products in the Territory;

Whereas, VectivBio and AKP desire to establish a collaboration for the further development and commercialization of the Product in the Territory; and

Whereas, AKP desires to obtain from VectivBio certain exclusive sublicense (and license) rights for Compound and the Product in the Territory, and VectivBio is willing to grant to AKP such rights on the terms and conditions set forth below.

Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1
Definitions

As used in this Agreement, the following initially capitalized terms shall have the meanings set forth in this ARTICLE 1 or as otherwise defined elsewhere in this Agreement:

1.1 “Accounting Standards” means (a) in the case of AKP, the Japanese Generally Accepted Accounting Principles (JGAAP, as developed by the Accounting Standards Board of Japan), as consistently applied, and (b) in the case of VectivBio, the International Financial Reporting Standards, as consistently applied.

1.2 “Affiliate” means, in relation to a Party, any person, corporation, firm or partnership or other entity that, as of the Effective Date or during the Term, as applicable, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party, at any point in time at which such control exists, but only for so long as such control exists. An entity shall be deemed to control another entity if it (a) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a

1

foreign corporation in a particular jurisdiction) of such other entity, or has other comparable ownership interests with respect to any entity other than a corporation, or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the entity. For clarity, once a person, corporation, firm or partnership or other entity ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have, receive or grant any rights thereafter, including license and sublicense rights, under this Agreement by being an Affiliate of such Party.

1.3 “AKP Fiscal Year” means a twelve- (12) month period beginning on April 1 and ending on March 31 of the next Calendar Year, except that the first (1st) AKP Fiscal Year shall commence on the Effective Date and extend to March 31, 2022, and the last AKP Fiscal Year shall extend from the first (1st) day of such AKP fiscal year until the effective date of the termination or expiration of this Agreement.

1.4 “AKP Invention” means (a) an Invention that is made, solely or jointly with a Third Party, by an employee or contractor of AKP, or any other Person, under an obligation of assignment with respect to such Invention to AKP and (b) any and all AKP Global IP.

1.5 “AKP Invention Patent” means any AKP Patent that claims any AKP Invention.

1.6 “AKP Know-How and Materials” means all Know-How and other documentation and materials (including Development Data, Promotional Materials and Regulatory Materials) that (a) (i) are Controlled by AKP as of the Effective Date or come under the Control of AKP during the Term (other than pursuant to any licenses granted by VectivBio to AKP under this Agreement) and (ii) are necessary or reasonably useful for the Exploitation of the Product in the Field as contemplated by the Parties hereunder, or (b) are AKP Inventions. For clarity, AKP Know-How and Materials shall not include any Know-How, documentation or materials that come under the Control of AKP or its Affiliates during the Term as a result of AKP’s acquisition of a Person and/or separate business or a Change of Control of AKP.

1.7 “AKP Patent” means any Patent that (a) is Controlled by AKP as of the Effective Date or comes under the Control of AKP during the Term (other than pursuant to any licenses granted by VectivBio to AKP under this Agreement) and (b) claims any AKP Know-How and Materials. For clarity, AKP Patents shall not include any Patents that come under the Control of AKP or its Affiliates during the Term as a result of AKP’s acquisition of a Person and/or separate business or an AKP’s Change of Control.

1.8 “AKP Technology” means the AKP Patents and AKP Know-How and Materials.

1.9 “Anti-Corruption Laws” means the Applicable Laws within the applicable jurisdiction related to anti-corruption and/or to the prevention of fraud, racketeering, money laundering or terrorism, including the U.S. Foreign Corrupt Practices Act.

1.10 “Applicable Laws” means any and all statutes, ordinances, regulations, rules, or guidance of any kind whatsoever and any and all requirements under permits, orders, decrees, judgments or directives and requirements of applicable Governmental Authorities, in each case pertaining to any of the activities contemplated by this Agreement, including any regulations and guidelines promulgated by any Regulatory Authority within the applicable jurisdiction, all as amended from time to time.

1.11 “Business Day” means a day other than a Saturday, Sunday, or a day on which banking institutions in Tokyo, Japan or Basel, Switzerland are closed.

1.12 “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1; provided, however, that (a) the first Calendar Quarter hereunder shall be deemed to commence upon the Effective Date and (b) the final Calendar Quarter hereunder shall be deemed to expire upon the effective date of termination or expiration of this Agreement.

1.13 “Calendar Year” means (a) for the first calendar year, the period commencing on the Effective Date and ending on December 31, 2022, (b) for each successive period, beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the calendar year in which this Agreement is terminated or expired, the period beginning on January 1 of such calendar year and ending on the effective date of termination or expiration of this Agreement.

1.14 “Change of Control” means, with respect to a Party: (a) the acquisition by any individual, entity or group (other than an Affiliate of such Party) of beneficial ownership of more than fifty percent (50%) of either (i) the then-outstanding shares of common stock of such Party or (ii) the combined voting power of the then-outstanding voting securities of such Party entitled to vote generally in the election of directors; (b) the consummation of a reorganization, merger, consolidation, or similar transaction or series of related transactions, whether direct or indirect, with a Third Party, in which such Party is not the surviving corporation in such transaction, or such Party is otherwise effectively controlled by such Third Party; or (c) the sale or other disposition of all or substantially all of the assets of such Party related to this Agreement to a Third Party in one or more related transactions.

1.15 “Commercialize”, “Commercializing” or “Commercialization” means all activities directed to (a) the marketing, promotion, distributing, selling, having sold, offering for sale, or otherwise commercializing of a Product for an indication, including planning, market research, Pre-Marketing, advertising, branding, educating, importing, exporting, and (b) post-marketing safety surveillance and reporting, and (c) all activities directed to the regulatory affairs with respect to the foregoing (a) and (b). In addition, although not involving the promotion or sales of the Product, Medical Affairs Activities (to be defined later) to be conducted by a Party in the Field and the regulatory affairs with respect to the foregoing shall be included within the meaning of “Commercialize”, “Commercializing” or “Commercialization” for the purposes of this Agreement. For clarity, “Commercialization” shall exclude any activities that relate solely to Manufacturing.

1.16 “Commercialization Activities” means those Commercialization activities undertaken by or on behalf of a Party or its Affiliates with respect to the Product in the Field.

1.17 “Commercially Reasonable Efforts” means, with respect to a Party’s obligation to perform or achieve a specified obligation for the Product or generally under this Agreement, the efforts, expertise, degree of skill, and resources that are comparable in quality and scope to those efforts, expertise, degree of skill and resources that are [***] to perform or achieve a comparable obligation for a pharmaceutical product [***], but in any event, [***] taking into account in the aggregate, the market potential of comparable pharmaceutical products at a similar stage in their development or product life, which shall include issues of patent coverage, safety and efficacy, product profile, competitiveness of products in development and in the marketplace, supply chain management considerations, the proprietary position of the compound or product, the regulatory structure involved, and profitability.

1.18 “Committees” means, collectively, the JSC and all Subcommittees (if any).

1.19 “Competitive Product” means any pharmaceutical product, other than the Product, that [***].

1.20 “Compound” means the active pharmaceutical ingredient described in further detail in Schedule 1.20 attached hereto.

1.21 “Control” means, with respect to any Know-How, physical material, patent right, or other intellectual property right, possession by a Party (whether by ownership, license grant or other means) of the legal right to grant the right to access or use, or to grant a license or a sublicense under, such Know-How, physical material, patent right, or other intellectual property right as provided for herein without violating the proprietary rights of any Third Party or any terms of any agreement or other arrangement between such Party and any Third Party and subject to Section 11.3(c), without making any payments in connection therewith (unless the Parties agree to have the other Party bear all such payments and related costs (including pursuant to Section 10.4.3)).

1.22 “Cost of Goods” means [***].

1.23 “Cover(ed)” means, with respect to any Patent and the subject matter at issue, that, but for a license granted under a Valid Claim of such Patent, the Exploitation of the subject matter at issue in a given jurisdiction would infringe such Valid Claim.

1.24 “CTA” means a clinical trial application filed with the EMA, the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in the European Union.

1.25 “CTN” means an application to the applicable Regulatory Authority in the Territory, such as a clinical trial notification or a clinical trial exemption, the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in the Territory.

1.26 “Develop”, “Developing” or “Development” means: (a) all activities relating to research, non-clinical and preclinical studies, clinical trials (including Phase I Clinical Trials, Phase II Clinical Trials, Phase III Clinical Trials and Phase IV Clinical Trials), toxicology testing, statistical analysis and reporting for the Product; (b) all activities relating to observational and non-interventional studies for the Product that are required or reasonably necessary to obtain or maintain Regulatory Approval for the Product or otherwise reasonably necessary for purposes of determining Development pathways or study endpoints for the Product; (c) activities related to the planning of compassionate use for (or pre-approval access to) the Product; and (d) all activities relating to the preparation, obtaining and maintenance of Regulatory Materials and Regulatory Approvals for the Product, including such activities that are necessary or reasonably useful for the Commercialization of the

Product and any pre- and post-Regulatory Approval studies that are required to obtain or maintain Regulatory Approval for the Product.

1.27 “Development Activities” means those Development activities undertaken by or on behalf of a Party or its Affiliates with respect to the Product in the Field.

1.28 “Development Costs” means [***].

1.29 “DCS Product” means any pharmaceutical composition, preparation or formulation that [*** ].

1.30 “EMA” means the European Medicines Agency, or any successor entity thereto performing similar functions.

1.31 “Exploit” means to use, research, develop, register, make, have made, keep, import, export, market, promote, distribute, sell, have sold, offer for sale, or commercialize. “Exploitation” has correlative meaning.

1.32 “FDA” means the United States Food and Drug Administration, or any successor entity thereto performing similar functions.

1.33 “Field” means all uses including the prevention, diagnosis and treatment of any disease or health condition in humans.

1.34 “First Commercial Sale” means, with respect to a Product in the Territory, the first arms-length sale of such Product in the Field in the Territory by AKP or Sublicensees to any Third Party (other than AKP, its Affiliates, or Sublicensees), after receipt of Regulatory Approval [***] for such Product in the Field in the Territory.

1.35 “Force Majeure” means circumstances beyond the reasonable control of either Party, including acts of God, fires, explosions, earthquakes, floods, epidemics, pandemics, droughts, riots, acts of terrorism, wars, civil disturbances, sabotage, cyber-attacks, accidents, strikes or other labor disputes, compliance with any government action or any other event or circumstance of the like of different character to the foregoing beyond the reasonable control and without the fault or negligence of a Party.

1.36 “FTE” means a full-time equivalent person-year based upon a total of no less than one thousand eight hundred (1,800) working hours per year, undertaken in connection with this Agreement.

1.37 “FTE Costs” means, for any period, the FTE Rate multiplied by the number of FTEs who perform a specified activity under this Agreement.

1.38 “FTE Rate” means [***] per full Calendar Year (January 1 to December 31), which amount shall be adjusted on an annual basis as of January 1 of each Calendar Year by a factor which reflects a change in Producer Price Index, as published by the U.S. Bureau of Labor Statistics, for January 1 of such Calendar Year when compared to the comparable statistic for January 1 of the preceding Calendar Year, or as such amount may be adjusted by the JDS, with respect to Development Activities, and by the JSC, with respect to Commercialization Activities, from time to time. The FTE Rate includes (a) all wages and salaries, employee benefits, bonus (including Sales Representatives’ incentive compensation schemes specific to the Product), travel and entertainment, supplies and other direct expenses and (b) indirect allocations, including all general and administrative expenses, human resources, finance, occupancy and depreciation, in each case (“(a)” and “(b)”), expended in connection with relevant activities.

1.39 “Generic/Biosimilar Product” means, with respect to any Product in the Field in the Territory, any pharmaceutical/biologic product that (a) is therapeutically equivalent to such Product and includes the Compound and (b) obtained Regulatory Approval in the Field in the Territory as a generic, biosimilar, bioequivalent or interchangeable product of such Product by a regulatory procedure governing approval of generic, interchangeable, or biosimilar pharmaceutical or biological product as such regulatory procedure is determined by the Regulatory Authority in the Territory.

1.40 “GI-GVHD” means the treatment of gastrointestinal symptoms associated with steroid-refractory, acute graft-versus-host disease in humans.

1.41 “Global Trial” means a multinational clinical trial for the Product in the Field, whether including the Territory or not, including without limitation the Global Trial SBS Adult, the Global Trial SBS Pediatric, the Global Trial GI-GVHD and GI-GVHD Expansion.

1.42 “GI-GVHD Expansion” means a multinational Phase II Clinical Trial expansion with a pivotal component and/or Phase III Clinical Trial for the Product for GI-GVHD.

1.43 “Global Trial GI-GVHD” means a multinational Phase II Clinical Trial for the Product for GI-GVHD (which does not include the Territory).

1.44 “Global Trial SBS Adult” means a multinational Phase III Clinical Trial for the Product for adult SBS in which the target patient population requires parenteral care (which includes the Territory) and an open-label extension study thereof.

1.45 “Global Trial SBS Pediatric” means a multinational Phase II Clinical Trial/Phase III Clinical Trial for the Product for pediatric SBS in which the target patient population requires parenteral care.

1.46 “Global Trial (with AKP)” means a Global Trial which includes the Territory for a certain indication, in which AKP determines to act as an ICCC in the Territory for such certain indication pursuant to Section 4.5.2.

1.47 “Good Clinical Practices” or “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (a) those standards required by the PMDA, (b) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal Product in the Territory, (c) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (d) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.48 “Good Laboratory Practices” or “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, (a) those standards required by the PMDA, (b) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and (c) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.49 “Good Manufacturing Practices” or “GMP” means all applicable Good Manufacturing Practice standards, including, as applicable, (a) those standards required by the PMDA, (b) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601 and 610, (c) the principles detailed in the ICH Q7 guidelines and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.50 “Government Official” means (a) any elected or appointed government official (e.g., a member of a ministry of health), (b) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function, (c) any political party, candidate for public office, officer, employee, or person acting for or on behalf of a political party or candidate for public office, and (d) any employee or person acting for or on behalf of a public international organization (e.g., the United Nations). For clarity, healthcare providers employed by government-owned hospitals shall be considered Government Officials.

1.51 “Governmental Authority” means any multinational, federal, state, local, municipal or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal), in each case, having jurisdiction over the applicable subject matter.

1.52 “IND” means an investigational new drug application filed with the FDA for authorization to commence a clinical trial, the authorization of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in the U.S.A.

1.53 “Insolvency Event” means, with respect to any Person: (a) such Person commencing a voluntary case or other proceeding, or an involuntary case or other proceeding being commenced against such Person and remaining undismissed and unstayed for a period of sixty (60) days, in either case, seeking relief with respect to such Person or its debts under any applicable bankruptcy, reorganization or insolvency law now or hereafter in effect or seeking the appointment of a trustee, receiver or liquidator, custodian or other similar official of such Person or any substantial part of its property; (b) such Person consenting to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it; (c) such Person admitting in writing its inability to pay its debts generally as they become due or generally failing to pay such debts as they become due; (d) such Person making or consenting to any assignment of any material portion of its assets for the benefit of creditors; or (e) corporate dissolution of such Person or any other cessation of its business in the ordinary course.

1.54 “Invention” means any writing, invention, discovery, improvement, technology or other Know-How (in each case, whether patented or not) that is not existing as of the Effective Date and is made in the performance of this Agreement during the Term and (a) relates to the Compound or (b) is otherwise necessary for the Development, Manufacture or Commercialization of a Product in the Field as contemplated by the Parties hereunder.

1.55 “Joint Development Committee” or “JDS” means the joint development subcommittee formed by the Parties as described in Section 3.2.2.

1.56 “Joint Steering Committee” or “JSC” means the joint steering committee formed by the Parties as described in Section 3.2.1.

1.57 “Joint Invention” means (a) an Invention that is made jointly by an employee, contractor, or other Person under an obligation of assignment to, each of VectivBio and AKP or their respective Affiliates and (b) any and all Joint Global IP.

1.58 “Joint Know-How and Materials” means all Know-How and other documentation and materials (including Development Data, Promotional Materials and Regulatory Materials) that are Joint Inventions.

1.59 “Joint Patent” means a Patent that claims a Joint Invention.

1.60 “Joint Technology” means the Joint Patents and Joint Know-How and Materials.

1.61 “Know-How” means all present and future information, whether or not in written form, whether or not in the public domain and shall include biological, chemical, pharmacological, toxicological, medical or clinical, analytical, quality, manufacturing, research, regulatory or sales and marketing information, including processes, methods, procedures, techniques, strategies, plans, programs and data.

1.62 “Major Countries” means [***].

1.63 “Manufacture” or “Manufacturing” means all activities related to the manufacturing of the Compound or Product, as the case may be, or any ingredient thereof, including manufacturing for clinical use or commercial sale, in-process and product testing and analysis, quality assurance and quality control, handling and storage of the Compound or Product and ongoing stability tests and regulatory activities related to any of the foregoing.

1.64 “Manufacturing Activities” means those Manufacturing activities undertaken by or on behalf of a Party or its Affiliates with respect to the Product in the Field.

1.65 “Master License Agreement” means the Amended and Restated Exclusive License Agreement dated December 6, 2016 entered into by and between Ferring and GlyPharma Therapeutic Inc. (a corporation incorporated under the laws of the Province of Québec, having its head office in the City of Québec in the Province of Québec) (“GlyPharma”), as amended by the Amendment No. 1 to the Amended and Restated Exclusive License Agreement dated September 30, 2018 and the Amendment No. 2 to Amended and Restated Exclusive License Agreement dated June 13, 2019 and as may be further amended from time to time; provided that any such further amendment will require the prior written consent of AKP to the extent such amendment adversely affects, or could reasonably be expected to adversely affect, AKP’s right hereunder. As of April 8, 2021, GlyPharma assigned and transferred the Master License Agreement and all rights, title and interest as licensee in and to the Master License Agreement and obligations thereunder to VectivBio Holding AG (a holding company of VectivBio) (“VectivBio HAG”), and VectivBio HAG further assigned and transferred the Master License Agreement and all rights, title and interest as licensee in and to the Master License Agreement and obligations thereunder to VectivBio, and as of the Effective Date, VectivBio is a party to the Master License Agreement.

1.66 “Medical Affairs Activities” means activities, compliant with Applicable Laws, designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, the Product sold in the Field, including by way of example: (a) activities related to the identification of unmet medical needs, including (i) medical and scientific interactions with external experts, (ii) planning and execution of consultations and advisory board meetings and (iii) identification of clinical questions and research questions; (b) activities related to the development of the medical plan, including (i) conducting gap analyses, (ii) developing strategies for evidence generation, (iii) developing strategies for health economic and outcomes research (HEOR) and (iv) developing publication plans; (c) activities related to evidence generation including (i) planning and execution of investigator and company co-sponsored/initiated studies and associated supply of the Compound or Product, (ii) planning and execution of medical database and epidemiology research, (iii) planning and execution of post-hoc analyses and meta-analyses of clinical trial data and (iv) activities related to the intake of requests for (including the review and approval thereof), supporting and serving as the point of contact for investigator-sponsored/initiated studies (clinical or non-clinical studies) and associated supply of the Compound or Product; (d) activities related to the dissemination of medical and scientific information, including (i) providing advanced medical and scientific information to health care professionals, (ii) providing off-label information in response to requests from health care professionals, (iii) planning, support, and execution for the publication of research papers and presentations at scientific congresses, (iv) disease awareness campaigns (satellite symposiums at scientific congresses, dissemination of medical and scientific information), (v) planning and execution of medical booth activities at scientific congresses, (vi) conducting internal medical education, (vii) medical and scientific review of promotional materials and (viii) medical information services provided in response to inquiries communicated via sales representatives or received by letter, phone call, email or other means of communication; and (e) activities related to the development of plans regarding patient engagement and advocacy. For the avoidance of doubt, Medical Affairs Activities shall not include the pharmacovigilance or post-marketing surveillance activities.

1.67 “Medical Affairs or Medical Science Liaison” means an individual who is employed by or on behalf of a Party hereto and belongs to a division independent from commercial divisions and whose main aim is to contribute to the improvement in the quality of medical care and the maximization of patient benefits, and main role is to engage in peer-to-peer exchanges of medical and scientific information and opinions with external experts in the field of medicine or science based on the latest scientific knowledge in their disease area, and who provides educational services and other educational efforts directed towards the medical and/or scientific community and/or conducts other medical affairs activities.

1.68 “Net Sales” means [***].

1.69 “NHI Price” means the National Health Insurance drug price of the Product in the Territory, which is determined and may be revised from time-to-time by the Japanese Ministry of Health, Labor and Welfare.

1.70 “Out-of-Pocket Costs” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with the Accounting Standards), other than Affiliates or employees, by either Party.

1.71 “Patents” means (a) any and all patents and patent applications (with the term patent being deemed to include an inventor’s certificate, utility model and design model and provisional and non-provisional applications), (b) any foreign counterparts thereof, (c) any and all substitutions, divisions, continuations, continuations-in-part thereof, (d) any and all patents issuing on any of the foregoing, and any foreign counterparts thereof, and (e) any and all registrations, reissues, re-registrations, re-examinations (including resulting post-grant amendments to a granted patent), re-validations, renewals, patents of addition, supplementary protection certificates or the equivalents thereof, confirmations, substitutions and extensions of any of the foregoing.

1.72 “Patent Term Extension” means any term extensions, supplementary protection certificates and equivalents thereof offering Patent protection beyond the initial term with respect to any issued Patents.

1.73 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.74 “Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by Applicable Laws, or by either Party in any of its own privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person, whether or not such information is associated with an identified individual person.

1.75 “Phase I Clinical Trial” means a human clinical trial in any country conducted or to be conducted in accordance with GCP in a small number of healthy volunteers or patients intended to generate information on product safety, tolerability, pharmacological activity or pharmacokinetics and to otherwise satisfy the requirements of U.S. 21 C.F.R. § 312.21(a), as amended from time to time, or the foreign equivalent thereof.

1.76 “Phase II Clinical Trial” means a human clinical trial in any country conducted or to be conducted in accordance with GCP to obtain a preliminary indication of the unit and dosage regimen required and to otherwise satisfy the requirements of U.S. 21 C.F.R. § 312.21(b), as amended from time to time, or the foreign equivalent thereof.

1.77 “Phase III Clinical Trial” means a human clinical trial in any country conducted or to be conducted in accordance with GCP to obtain an adequate basis for the indication tested and required to obtain Regulatory Approval and otherwise satisfy U.S. 21 C.F.R. § 312.21(c), as amended from time to time, or the foreign equivalent thereof.

1.78 “Phase IV Clinical Trial” means a human clinical trial in any country, possibly including pharmacokinetic studies, epidemiological studies, post-marketing surveillance studies and clinical or other research studies to be conducted on or after the Regulatory Approval of the Product in a given country or regulatory jurisdiction, which trial is (i) not required in order to obtain Regulatory Approval and conducted voluntarily by a Party to enhance marketing or scientific knowledge of a relevant Product, or (ii) required by the Regulatory Authority as mandatory to maintain the Regulatory Approval of a relevant Product.

1.79 “PMDA” means the Japan Pharmaceuticals and Medical Devices Agency or its predecessor or successor.

1.80 “Pre-Marketing” means marketing activities undertaken prior to and in preparation for the launch of the Product in the Territory. Pre-Marketing shall include market research, key opinion leader development, advisory boards, medical education, disease-related public relations, health care economic studies, sales force training and other pre-launch activities prior to the First Commercial Sale of the Product in the Territory.

1.81 “Product” means any pharmaceutical composition, preparation or formulation that contains any Compound, including (a) any Combination Product that contains any Compound and (b) any kit, dual chamber syringe or other form which separately contains any Compound and a diluent, including DCS Product if and to the extent made available by VectivBio. [***].

1.82 “Product Approval” means the approval of a Governmental Authority necessary for the marketing and commercial sale of the Product in a given country or regulatory jurisdiction, excluding any pricing or reimbursement approvals.

1.83 “Product Complaint” means any written, verbal or electronic expression of communication that alleges dissatisfaction regarding the identity, quality, durability, reliability, safety, effectiveness, or performance of any Product after it is released for distribution, including reports of actual or suspected product tampering, contamination, mislabeling or inclusion of improper ingredients. When the ability to use the Product safely is impacted, the following are also product complaints: (a) deficiencies in labeling information; and (b) use errors for device or combination products due to ergonomic design elements of the product.

1.84 “Product Domain Name” means Product specific Internet domain names incorporating the Product Trademark or any variation or part of the Product Trademark as its URL address or any part of such address that ends with “.jp” and that are Controlled by VectivBio or its Affiliates.

1.85 “Promotional Materials” means all advertising, promotional, educational and communication materials in written, printed, video, graphic webcast, webinar or other format (other than the Product labels and package inserts) for marketing, advertising and promoting of the Product in the Field, for use (a) by a Sales Representative, Medical Affairs or Medical Science Liaison, or other authorized employee or agent of a Party, (b) by a wholesaler, or (c) in advertisements, web sites or direct mail pieces.

1.86 “Record Retention Period” means, with respect to each Product, the period commencing on the Effective Date and ending on the later of (a) the tenth anniversary of the date on which Product Approval for such Product is obtained and (b) the fifth anniversary of the date on which Development, Manufacture or Commercialization efforts for such Product are terminated (or such later dates as required under Applicable Laws).

1.87 “Regulatory Approvals” means all approvals or licenses (including satisfaction of all applicable regulatory and notification requirements) necessary for the Manufacture, marketing, importation, storage and sale of any Product for one or more indications in the Field in a country or regulatory jurisdiction, including Product Approvals, orphan drug designation, such approvals relating to Packaging and Labeling for the Product and any pricing or reimbursement approvals (including, with respect to AKP, NHI Price approvals).

1.88 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, governmental pricing or reimbursement approval of a Product in such country or regulatory jurisdiction.

1.89 “Regulatory Costs” means [***].

1.90 “Regulatory Data” means any and all research data, pharmacology data, chemistry, manufacturing and control data, preclinical data, clinical data and all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with regulatory filings for any Product (including any applicable Common Technical Document (CTD), Integrated Summary of Safety (ISS), Integrated Summary of Efficacy (ISE), Drug Master Files (“DMFs”), Chemistry, Manufacturing and Control (“CMC”) data, or similar documentation).

1.91 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to the Product in the Territory, other than a Patent, such as exclusivity for an approved new drug application (NDA) or for a new active ingredient, route of administration, function/efficacy or formulation, new chemical entity exclusivity, new clinical data exclusivity, orphan drug exclusivity and pediatric exclusivity.

1.92 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to Develop, Manufacture, obtain marketing authorization, market, sell or otherwise Commercialize the Product in a particular country or regulatory jurisdiction. Regulatory Materials include Regulatory Data, CTNs, INDs, CTAs, presentations, responses and applications for other Product Approvals.

1.93 “Sales Representative” means an individual employed or contracted by a Party who engages in detailing and other activities as a commercial pharmaceutical sales representative that are in compliance with Applicable Laws, and who is trained with respect to the Product, including the Product labeling and the legal use of such labeling, to engage in such activities with respect to the Product in the Field.

1.94 “SBS” means the treatment of short bowel syndrome in humans that requires parenteral care, including treatment of short bowel syndrome in patients with stoma and treatment of short bowel syndrome in patients with colon-in continuity (CIC).

1.95 “Second Indication” means the first indication, other than SBS, in which a pivotal trial (i.e. Phase II Clinical Trial expansion with a pivotal component or Phase III Clinical Trial) is undertaken in the Territory during the Term.

1.96 “Specification” means the specifications for the Compound and the Product (i) before obtaining the Product Approval for the Product in the Territory, as set forth in the Development Quality Agreement (including specification documents) or (ii) on and after obtaining the Product Approval for the Product in the Territory (or such other timing as required by Applicable Laws), as specified in the Commercialization Quality Agreement (including specification documents); provided, in case of (ii), that in any event such specifications on and after obtaining the Product Approval for the Product in the Territory (or such other timing as required by Applicable Laws) shall satisfy the specifications for the Compound and the Product included in the Regulatory Materials to which Product Approval for the Product in the Territory is obtained or otherwise required by the Regulatory Authority or Applicable Laws in the Territory. Specifications may be amended in accordance with Section 6.2.

1.97 “Territory” means Japan.

1.98 “Third Party” means any Person other than VectivBio or AKP or their respective Affiliates.

1.99 “Valid Claim” means an issued and unexpired claim of a VectivBio Patent (subject to any Patent Term Extension) that (a) has not been rejected, revoked or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken, or with respect to which an appeal is not taken within the time allowed for appeal or (b) has not been finally abandoned, disclaimed or admitted to be invalid or unenforceable through reissue or disclaimer.

1.100 “VectivBio Invention” means (a) an Invention that is made, solely or jointly with a Third Party, by an employee or contractor of VectivBio, or any other Person, under an obligation of assignment with respect to such Invention to VectivBio and (b) any and all VectivBio Global IP.

1.101 “VectivBio Know-How and Materials” means all Know-How and other documentation and materials (including Development Data, Promotional Materials and Regulatory Materials) that (a) (i) are Controlled by VectivBio or its Affiliates as of the Effective Date or come under the Control of VectivBio or its Affiliates during the Term and (ii) are necessary or reasonably useful for the Exploitation of the Product in the Field as contemplated by the Parties hereunder, or (b) are VectivBio Inventions.

1.102 “VectivBio Patent” means any Patent that (a) is Controlled by VectivBio or its Affiliates as of the Effective Date, including the Patents listed in Schedule 1.102, or comes under the Control of VectivBio or its Affiliates during the Term and (b) claims any VectivBio Know-How and Materials. If any new Patent meets the above definition of VectivBio Patent during the Term, VectivBio shall make an amendment to Schedule 1.102 in accordance with Section 10.3.1 to reflect such addition.

1.103 “VectivBio Product Sublicensee” means (a) any VectivBio Sublicensee, or (b) any other VectivBio Affiliate or Third Party to whom VectivBio has granted any rights to Exploit the Compound or the Product or has subcontracted Exploitation of the Compound or the Product within the Territory or outside the Territory whether before or after the Effective Date, in each case excluding AKP, its Affiliates, and its Sublicensees.

1.104 “VectivBio Technology” means the VectivBio Patents and VectivBio Know-How and Materials.

1.105 Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
“Agreement”	Preamble
“AKP”	Preamble
“AKP Development Plan”	4.1.1
“AKP Development Records”	4.7.1
“AKP Fiscal Year Royalty Product Net Sales”	9.2
“AKP Global IP”	4.8.2
“AKP Local Studies”	4.1.1
“AKP Local Study Indication”	4.5.2
“AKP Local Study Notice”	4.5.2
“AKP New Technology”	10.4.3(b)
“AKP Notice”	15.5.2
“Alliance Manager”	3.1
“Breaching Party”	15.3
“CMC”	1.90
“Co-Development Agreement”	4.5.1
“Combination Product”	1.68
“Commercial Quality Agreement”	8.3.2(i)
“Commercial Supply Agreement”	8.2.1
“Commercial Supply Price”	8.4.2(b)
“Commercialization Data”	7.10
“Commercialization Plan”	7.2.1
“Commercialization Plan Period”	7.2.1
“Compliance Audit”	7.6
“Compliance Auditing Party”	7.6
“Confidential Non-Use Agreement”	13.1
“Confidential Information”	13.1
“CP Period”	7.2.1
“Development Data”	4.8.1
“Development Quality Agreement”	8.1
“Development Supply Agreement”	8.1
“Development Supply Price”	8.4.1
“Disclosing Party”	13.1
“DMFs”	1.90
“Effective Date”	Preamble
“Executive Officer”	17.2
“Exercise Notice”	8.5
“Ferring”	Preamble
“Financial Audit (AKP)”	9.12.1
“Financial Audit (VB)”	9.12.2

Term	Section
“Global Development Plan”	4.1.2
“Global Development Records”	4.7.1
“Global/Territory Protocols”	4.3.4
“GlyPharma”	1.65
“ICCC”	4.1.1
“ICC Rules”	17.3
“ICH”	1.47
“Indemnitee”	12.3
“Infringement Claim”	10.4.1
“Initial Commercialization Plan”	7.2.1
“Initial Medical Affairs Plan”	4.11.2(a)
“Joint Global IP”	4.8.2
“Losses”	12.1
“Manufacturing Materials”	8.5.2
“Manufacturing Right”	8.5
“MAP Period”	4.11.2(a)
“Medical Affairs Plan”	4.11.2(a)
“Medical Affairs Plan Period”	4.11.2(a)
“MLA Side Letter”	16.7
“New Technology”	10.4.3(a)
“Opt-Out Indication”	4.5.2
“Opt-Out Notice”	4.5.2
“Packaging and Labeling”	6.6.1
“Party” or “Parties”	Preamble
“Patent Filing Party”	10.2
“Pharmacovigilance Agreement”	5.6.1
“Product Trade Dress”	7.9.1
“Product Trademark”	7.9.1
“Receiving Party”	13.1
“Recovery”	10.4.2(c)(v)
“Representatives”	7.5.1
“Royalty Floor”	9.3.2(c)
“Running Royalty Term”	9.4
“Running Royalty Payments”	9.3.1
“Running Royalty Report”	9.6
“Shared Development Cost”	4.6.4
“Subcommittee”	3.2.3
“Sublicensee”	2.1.3(a)
“Supply Price”	8.4.2(b)
“Technical Transfer”	8.5.2
“Term”	15.1
“Terminated Product”	16.3
“Territory Protocol Synopses”	4.4.4
“Third Party Claim”	12.1
“Third Party Royalties”	9.3.2(b)
“Transfer Plan”	8.5.2
“Unapplied Payment”	9.3.2(b)

Term	Section
“Upfront Royalty Payment”	9.1
“VectivBio”	Preamble
“VectivBio Global IP”	4.8.2
“VectivBio HAG”	1.65
“VectivBio Studies/Works”	4.1.2
“VectivBio Sublicensee”	2.2.2(a)
“VAT”	9.7.1

ARTICLE 2
Licenses

2.1 Grants to AKP.

2.1.1 General Grant to AKP. Subject to the terms and conditions of this Agreement, VectivBio hereby grants to AKP, during the Term, a royalty-bearing license or sublicense, as applicable, within the Territory, with the right to sublicense (in multiple tiers) solely in accordance with Section 2.1.3, under and with respect to the VectivBio Technology and VectivBio’s rights, title and interest in and to the Joint Technology: (a) to Develop, Commercialize, and otherwise Exploit (but excluding to Manufacture the Compound or Product, except for packaging (including Packaging and Labeling) of the Product where and to the extent the Product is supplied in unpackaged bulk form and packaging (including Packaging and Labeling) of the Product into individual ready-for-sale packs is required, and excluding the right to export the Compound or Product, except where and to the extent the export of Product from the Territory is required in order to facilitate the activities described in Section 2.1.1(c)) the Product in the Field in the Territory, which license is exclusive within the Field in the Territory (except as otherwise set forth in Section 2.3.1, even as to VectivBio and its Affiliates); (b) to Develop and conduct the Medical Affairs Activities using the Compound in the Field in the Territory solely for purposes of facilitating Development or Commercialization of the Product in the Field in the Territory, which license is exclusive within the Field in the Territory (except as otherwise set forth in Section 2.3.1, even as to VectivBio and its Affiliates) and (c) subject to Section 2.1.3, to enable AKP’s Third Party service providers to conduct non-clinical, preclinical and clinical studies/trials for the Product (and take any regulatory actions in connection with conducting the foregoing studies/trials, in consultation with VectivBio with respect to any such regulatory actions taken outside the Territory) in the Field within the Territory for any lawful purpose and outside the Territory solely for purposes of facilitating Development or Commercialization of the Product in the Field in the Territory (which license is non-exclusive).

2.1.2 Trademark Grant to AKP. Subject to the terms and conditions of this Agreement, including in particular Section 7.9, VectivBio hereby grants to AKP during the Term and within the Territory, an exclusive, royalty-bearing license, with the right to sublicense (in multiple tiers) solely in accordance with Section 2.1.3, to use (a) the Product Trademark and Product Trade Dress, and (b) the Product Domain Name; in each case, solely to the extent necessary to Commercialize the Product in the Territory (including to conduct Packaging and Labeling for the Product in the Territory).

2.1.3 AKP’s Right to Sublicense.

(a) AKP shall have the right to sublicense or subcontract any rights granted to it under Sections 2.1.1 and 2.1.2 to Affiliates and Third Parties (each such Affiliate or

Third Party, a “Sublicensee”) with VectivBio’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed; provided, however, that AKP may sublicense to Affiliates (excluding any Affiliate that is involved in the research, Development, or Commercialization of a Competitive Product) upon notice to VectivBio (but without VectivBio’s consent), and may subcontract a portion (but not all) of its rights granted to it under Sections 2.1.1 and 2.1.2 upon notice to VectivBio (but without VectivBio’s consent) to (1) its Affiliates (excluding any Affiliate that is involved in the research, Development, or Commercialization of a Competitive Product) and (2) Third Party contract research organizations and academic, non-profit or government collaborators performing services for or on behalf of AKP, in each case of (1) and (2) on a non-exclusive basis and solely for purposes of providing services for or on behalf of AKP in furtherance of the Development and Commercialization of the Product in the Territory. In any event, AKP shall (i) remain fully responsible for the performance by each Sublicensee, and (ii) cause each Sublicensee to accept and comply with the provisions of this Agreement as if such Sublicensee was a party to this Agreement. For the avoidance of doubt, (x) AKP will remain directly responsible for all amounts owed to VectivBio under this Agreement, and (y) each Sublicensee will remain subject to the negative covenants set forth in Sections 2.3.2 and 2.4.

2.2 Grants to VectivBio.

2.2.1 General Grant to VectivBio. Subject to the terms and conditions of this Agreement, AKP hereby grants to VectivBio during the Term a non-exclusive, royalty-free license or sublicense, as applicable, with the right to sublicense (in multiple tiers) solely in accordance with Section 2.2.2:

(a) under and with respect to the AKP Technology: (i) to Develop, Commercialize, Manufacture, and otherwise Exploit the Product in the Field outside the Territory, (ii) to Develop, Commercialize, Manufacture (expressly including the rights to make and have made) and otherwise Exploit the Compound in the Field outside the Territory and (iii) subject to Section 2.2.2, to enable VectivBio’s Third Party service providers to conduct non-clinical, preclinical and clinical studies/trials for the Product (and take any regulatory actions in connection with conducting the foregoing studies/trials) in the Field outside the Territory for any lawful purpose and within the Territory solely for purposes of (x) Exploitation of the Product in the Field outside the Territory (and within the Territory via AKP as contemplated in this Agreement) and (y) Development of the Product in the Field in the Territory as contemplated in this Agreement.

2.2.2 VectivBio’s Right to Sublicense.

(a) VectivBio shall have the right to sublicense or subcontract any rights granted to it under Section 2.2.1 to Affiliates and Third Parties (each such Affiliate or Third Party, a “VectivBio Sublicensee”) with AKP’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed; provided, however, that VectivBio may sublicense to Affiliates upon notice to AKP (but without AKP’s consent), and may subcontract a portion (but not all) of its rights granted to it under Section 2.2.1 upon notice to AKP (but without AKPs consent) to (1) its Affiliates and (2) Third Party contract research organizations and academic, non-profit or government collaborators performing services for or on behalf of VectivBio, in each case of (1) and (2) on a non-exclusive basis and solely for purposes of providing services for or on behalf of VectivBio in furtherance of the Development, Commercialization and Manufacture of the Product outside the Territory (or Development of the Product within the Territory) as contemplated under this Agreement;

provided, further, that VectivBio shall (i) remain fully responsible for the performance by each VectivBio Sublicensee, (ii) cause each VectivBio Sublicensee to accept and comply with the provisions of this Agreement as if such VectivBio Sublicensee was a party to this Agreement. For the avoidance of doubt, (x) VectivBio will remain directly responsible for all amounts owed to AKP under this Agreement, and (y) each VectivBio Sublicensee will remain subject to the negative covenants set forth in Sections 2.3.2 and 2.4.

2.3 Additional Licensing Provisions.

2.3.1 VectivBio Retained Rights. Notwithstanding the exclusivity of the licenses granted to AKP in Section 2.1, VectivBio hereby expressly reserves:

(a) subject to the terms and conditions of this Agreement (including Section 4.1), the non-exclusive right to conduct non-clinical, preclinical and clinical studies/trials for the Product in the Territory (and take any regulatory actions in connection with conducting the foregoing trials).

2.3.2 Negative Covenant. Each Party covenants that it will not use or practice any of the other Party’s Patent rights or other intellectual property rights licensed (or sublicensed, as applicable) to it under this ARTICLE 2 except for the purposes expressly permitted in the applicable license grant.

2.3.3 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants any license, express or implied, under its intellectual property rights to the other Party, whether by implication, estoppel or otherwise.

2.3.4 Further Assurances. At any time during the Term, upon request of either Party, the other Party shall (a) execute and deliver or cause to be delivered all such assignments, consents, documents or further instruments of transfer or license, and (b) take or cause to be taken all such other actions as such requesting Party may reasonably deem necessary or desirable in order for such requesting Party to record with the relevant Governmental Authorities the licenses granted to such requested Party and obtain the full benefits of the transactions and licenses contemplated hereby.

2.4 Restrictive Covenants.

2.4.1 Activities Outside Territory. AKP hereby covenants that it shall not (and shall cause its Affiliates and Sublicensees not to), either directly or indirectly (including on its own, with or through any Affiliate, or in collaboration with a Third Party), during the Term, market, distribute or sell the Product into countries outside of the Territory. Without limiting the generality of the foregoing, with respect to such countries outside of the Territory, AKP shall not (a) engage in any advertising activities relating to the Product directed solely to customers located in such countries, or (b) solicit or fulfill, directly or indirectly, orders from (i) any prospective purchaser located in part or in whole in any such country or (ii) any reseller or distributor for sale in any such country. In the event that AKP (or any of its Affiliates) enters into any agreement with a Sublicensee for the Product, it shall include in all such agreement provisions substantially similar to those set forth in this Section 2.4.1, that such Sublicensee shall only be authorized to market, distribute and sell the Product within the Field in the Territory, and shall be prohibited from marketing or directly or indirectly distributing or selling the Product outside the Territory.

2.4.2 Activities in the Territory. VectivBio hereby covenants that it shall not (and shall cause its Affiliates and VectivBio Product Sublicensees not to), either directly or indirectly (including on its own, with or through any Affiliate, or in collaboration with a Third Party), during the Term, market, distribute or sell the Product in the Territory, except as contemplated under the Development Supply Agreement and Commercial Supply Agreement. Without limiting the generality of the foregoing, with respect to the Territory, VectivBio shall not (a) engage in any advertising activities relating to the Product directed solely to customers located in the Territory, or (b) solicit or fulfill, directly or indirectly, orders from (i) any prospective purchaser located in part or in whole in the Territory (other than AKP, its Affiliates or Sublicensees) or (ii) any reseller or distributor for sale in the Territory. In the event that VectivBio (or any of its Affiliates) enters into any agreements with a VectivBio Product Sublicensee for the Product, it shall include in all such agreements provisions substantially similar to those set forth in this Section 2.4.2, that such VectivBio Product Sublicensee shall only be authorized to market, distribute and sell the Product within the Field in countries outside of the Territory, and shall be prohibited from marketing or directly or indirectly distributing or selling the Product in the Territory.

2.4.3 Other Restrictions. AKP hereby covenants that it shall not (and shall cause its Affiliates and Sublicensees not to), during the Term, directly or indirectly take action that is reasonably expected to prevent the Development, Manufacture or Commercialization of the Product outside of the Territory (except where required by Applicable Law or where required in order to preserve patient safety). VectivBio hereby covenants that it shall not (and shall cause its Affiliates and VectivBio Product Sublicensees not to), directly or indirectly take action that is reasonably expected to prevent the Development or Commercialization of the Product in the Territory as contemplated under this Agreement (except where required by Applicable Law or where required in order to preserve patient safety).

2.4.4 Non-Compete Obligations. During the Term, AKP shall not (and shall cause its Affiliates not to) either directly or indirectly (a) Develop or Commercialize, itself or through any Third Party, any Competitive Product for any field in the Territory, or (b) enter into any collaboration or license agreement with any Third Party in connection with the foregoing activity. Notwithstanding anything to the contrary set forth herein, any Sublicensee who is a Third Party contract research organizations and academic, non-profit or government collaborators performing services for or on behalf of AKP shall not be subject to any restrictions related to the Competitive Product set forth in this Section 2.4.4; provided that AKP, as applicable, shall cause such Sublicensee to ensure that no information relating to the Product or the Compound (except for information that is publicly available) is used or accessed for the benefit of any Competitive Product that such Sublicensee performs services therefor.

2.4.5 Jurisdictional Compliance. It is the desire and intent of the Parties that the restrictive covenants contained in this Section 2.4 be enforced to the fullest extent permissible under the Applicable Laws and public policies applied in each jurisdiction in which enforcement is sought. VectivBio and AKP believe that the restrictive covenants in this Section 2.4 are valid and enforceable. [***].

ARTICLE 3
governance

3.1 Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as alliance manager for such Party (each, an “Alliance Manager”). The Alliance Managers shall be the primary point of contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder, except for matters required to be referred directly to the JSC or a Subcommittee under this Agreement or as otherwise agreed by the Parties. The Alliance Managers shall attend all meetings of the JSC, and shall be responsible for otherwise assisting the JSC in performing its oversight responsibilities. The name and contact information for each Party’s Alliance Manager, as well as any replacement(s) chosen by such Party, in its sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 18.4.

3.2 Governance Committees.

3.2.1 Joint Steering Committee. The Parties shall establish the JSC within thirty (30) days after the Effective Date. The JSC shall consist of an equal number of representatives from each Party, with at least two (2) representatives appointed by each Party. The JSC shall perform the following functions:

(a) Review, discuss and approve the AKP Development Plan and each annual update and any material amendments thereto;

(b) Review and discuss the Medical Affairs Plan and each annual update and any material amendments thereto; and to the extent the Medical Affairs Plan could have an impact on the Product outside of the Territory, approve such Medical Affairs Plan;

(c) Review and discuss the Commercialization Plan and each annual update and any material amendments thereto;

(d) Review and discuss the Global Development Plan and each annual update and any material amendments thereto, and budget for Development Costs for Global Trials and other activities in the applicable Global Development Plan;

(e) Review, coordinate and discuss the overall strategy for Developing the Product in the Field in the Territory, and periodic status reports on Development Activities;

(f) Review, coordinate and discuss the overall strategy for Global Trials, and periodic status reports on Development Activities;

(g) Review, coordinate and discuss the overall strategy for VectivBio Studies/Works, and periodic status reports on Development Activities;

(h) Review, coordinate and discuss the overall strategy for Developing the DCS Product, and periodic status reports on Development Activities;

(i) Review and discuss any matters related to obtaining and maintaining Regulatory Approvals and pricing or reimbursement approvals (including NHI Price approvals) for the Product in the Field in the Territory;

(j) Review and discuss any matters related to obtaining and maintaining Regulatory Approvals and pricing or reimbursement approvals for the Product in the Field outside the Territory to the extent such matters directly relate to the Development or Commercialization of the Product in the Territory;

(k) Review and advise on issues regarding supply of Compound and Product for clinical trials in the Territory under the AKP Development Plan and for anticipated commercial and Medical Affairs Activities needs;

(l) Review, coordinate and discuss the overall strategy for Manufacturing the Product for Development and Commercialization purposes within the Territory, facilitate the exchange of information between the Parties regarding Manufacturing processes for the Product, and reviewing periodic status reports on VectivBio’s Manufacturing Activities as related to the Development or Commercialization of the Product in the Territory;

(m) Review, coordinate and discuss the overall strategy for Commercializing the Product in the Field in the Territory, and periodic status reports on AKP’s Commercialization Activities;

(n) Review, coordinate and discuss any new indications for the Product to be Developed and Commercialized;

(o) Review, coordinate and discuss issues regarding pharmacovigilance and safety matters within the Territory; discuss and coordinate regarding pharmacovigilance and safety matters relating to the Product outside the Territory, as related to the Development or Commercialization of the Product in the Territory;

(p) Facilitate the exchange of information between the Parties regarding the strategy for implementing the Development Activities, Manufacturing Activities and Commercialization Activities in and outside the Territory, including sharing Development Data (to the extent required under this Agreement) and establishing procedures for the efficient sharing of information and materials in furtherance of the Development and/or Commercialization of the Product in the Field in the Territory or exercising the rights set forth in Section 2.1;

(q) Serve as the principal means by which (i) AKP keeps VectivBio reasonably informed regarding the progress and results of AKP’s Development and Commercialization efforts for the Product in the Field in the Territory to the extent related to VectivBio’s efforts in and outside the Territory, and (ii) VectivBio keeps AKP reasonably informed regarding the progress and results of VectivBio’s Development, Manufacturing and Commercialization efforts for the Product in and outside of the Territory to the extent related to the Development or Commercialization of the Product within the Territory, in each case, including those efforts directed to obtaining and maintaining Regulatory Approval for the Product in the Field in the respective jurisdictions and pricing and reimbursement strategies;

(r) Have such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties in writing from time to time; and

(s) Review, discuss and approve (if necessary) matters escalated to it from Subcommittees.

3.2.2 Joint Development Subcommittee (JDS). The Parties shall establish the JDS within thirty (30) days after the Effective Date. The JDS shall have equal representation from both Parties. The JDS shall perform the following functions:

(a) Review and discuss the AKP Development Plan and each annual update and any amendments thereto, and submit the AKP Development Plan, annual update thereto and material amendments thereto to JSC for approval;

(b) Review and discuss the Global Development Plan and each annual update and any amendments thereto, and submit the Global Development Plan, annual update thereto and material amendments thereto to JSC for review;

(c) Review, coordinate and discuss the matters related to Development of the Product in the Field in the Territory, including reviewing, coordinating and discussing testing protocols (including protocol synopses);

(d) Review, coordinate and discuss the matters related to Global Trials, including reviewing, coordinating and discussing testing protocols (including protocol synopses) for Global Trials and procedures for Global Trials (with AKP);

(e) Review, coordinate and discuss the matter related to VectivBio Studies/Works, including reviewing, coordinating and discussing testing protocols (including protocol synopses);

(f) Review, coordinate and discuss the matter related to Development of the DCS Product;

(g) Review, coordinate and discuss any matters related to obtaining and maintaining Regulatory Approvals and pricing and reimbursement approvals for the Product in the Field in the Territory and outside the Territory, to the extent such matters directly relate to the Development or Commercialization of the Product in the Territory;

(h) Review, coordinate and discuss clinical trials and non-clinical and preclinical studies which are reasonably necessary for obtaining or maintaining the Regulatory Approval for the Product in the Field in the Territory (including the design of clinical trial protocols);

(i) Review opportunities to engage in investigator-sponsored/initiated studies and investigator and company co-sponsored/initiated studies involving the Product, and approve such studies to the extent they relate to both within and outside of the Territory; and

(j) Review and discuss issues regarding supply of Product for clinical trials in the Territory under the AKP Development Plan.

3.2.3 Additional Subcommittees. From time to time, the JSC may establish and delegate duties to other subcommittees (each such other subcommittees and the JDS, a “Subcommittee”) to oversee particular matters. By way of example, the Parties intend that, at least one year prior to expectation of the First Commercial Sale of the Product in the Territory, a joint commercialization committee (JCS) will be established and tasked with coordinating and overseeing Commercialization Activities within and outside the Territory, including by reviewing and discussing each Commercialization Plan, and coordinating regarding promotional expectations. Each Subcommittee (other than the JDS) shall be constituted and shall operate as the Parties reasonably and mutually determine as reflected in writing between the Parties; provided, that each Subcommittee shall have equal representation from each Party; provided, further that, all such Subcommittee shall report to the JSC and decisions with respect to any disputes shall be made pursuant to Section 3.2.6 and, to the extent applicable, Section 17.1.

3.2.4 Membership and Procedures. A Party may change any of its representatives on each Committee at any time with a new person (with appropriate expertise to replace the outgoing member) by giving written notice to the other Party; provided, however, that without limiting the generality of the foregoing, a key objective with respect to membership in the Committees shall be preserving continuity. [***].

3.2.5 Meetings. The JSC shall [***]. Other representatives of each Party involved with the Product may attend meetings as non-voting participants, subject to the confidentiality provisions set forth in ARTICLE 13. Additional meetings of the JSC may also be held with the consent of each Party, as required to resolve disputes, disagreements or deadlocks in the other Committees or as otherwise required under this Agreement, and neither Party shall unreasonably withhold its consent to hold such additional meetings.

3.2.6 Decision-Making. Each Committee may make decisions with respect to any subject matter that is subject to its decision-making authority and functions as set forth in this Section 3.2. [***]. Each such decision of the Committee will be made by taking into account of reasonable requirements of Regulatory Authorities that are related to the matter subject to the Committee decision. [***].

3.3 Limits on Committee Authority. The JSC and any other Committee shall have only the powers assigned expressly to it in this ARTICLE 3 and elsewhere in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement. In furtherance thereof, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated or vested in the JSC and any other Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.

3.4 Minutes of Committee Meetings. Definitive minutes of all Committee meetings shall be finalized [***] after each meeting. The minutes shall be approved by each Party not later than the first order of business at the immediately succeeding Committee meeting.

3.5 Expenses. Each Party shall be responsible for all of its own expenses incurred in connection with participating in the JSC meetings or any of the other Committee meetings.

ARTICLE 4
Development

4.1 Overview of Development. Development Activities of the Product in or for the Territory, including Global Trials, will be described in the AKP Development Plan and the Global Development Plan.

4.1.1 AKP Participation. Subject to the terms and conditions of this Agreement, AKP shall be responsible and use Commercially Reasonable Efforts to (a) conduct, in accordance with a development plan to be established and updated in accordance with Section 4.4 below (the “AKP Development Plan”), the Development Activities in the Territory, including clinical, preclinical and non-clinical studies/trials and other post-Regulatory Approval studies for the Product (including a DCS Product, to the extent Development results support obtaining the Regulatory Approval of the DCS Product in the Field in the Territory) in the Territory, and specifically including the Phase I Clinical Trial for the Product in the Territory (all such studies/trials, excluding all local components of the Global Trials (with AKP), the “AKP Local Studies”), and including activities in the Territory to be conducted by AKP as an In Country Clinical Care-taker (“ICCC”) in a Global Trial (with AKP), and (b) obtain and maintain Regulatory Approval of the Product in the Field in the Territory. Unless AKP properly issues an AKP Local Trial Notice (as defined below) or Opt-Out Notice (as defined below) to VectivBio in accordance with Section 4.5.2 below in relation to a particular Opt-Out Indication (as defined below) or AKP Local Study Indication (as defined below), AKP shall participate in each Global Trial (other than the Global Trial GI-GVHD) as an ICCC in the Territory or otherwise by way of bearing associated costs as set forth in Section 4.6.1 or 4.6.4. In the event AKP intends to begin any work outside of the Territory because such work is reasonably necessary for the Regulatory Approval of the Product in the Field in the Territory (or take any regulatory actions in connection with any such work), AKP shall first obtain the prior written consent of VectivBio before beginning such work or regulatory actions, such consent not to be unreasonably withheld, conditioned, or delayed, and any related regulatory communications, submissions, or interactions shall be subject to the terms of ARTICLE 5.

4.1.2 VectivBio Participation. VectivBio shall be responsible and shall use Commercially Reasonable Efforts to (a) conduct the Global Trials, (b) conduct any other studies (including any nonclinical studies, and observational and non-interventional studies, preclinical studies, toxicology studies, pharmaco-economic studies, pharmacokinetics studies, clinical pharmacology studies, clinical trials, and other clinical studies) and development works which are reasonably necessary for obtaining or maintaining the Regulatory Approval for the Product in the Field in the Territory (excluding any AKP Local Studies, the “VectivBio Studies/Works”), (c) develop the DCS Product, and (d) obtain and maintain Regulatory Approval of the Product (including a DCS Product, to the extent Development results support obtaining such Regulatory Approval of the DCS Products in the Field, or to develop in an alternative Product that is in the form used in the Global Development Plan if a DCS Product is not feasible outside the Territory) in the Field at least from or by the FDA and the EMA, for each clause (a) through (d), as set forth in a written global development plan to be established and updated in accordance with Section 4.3 below (the “Global Development Plan”). In the event VectivBio intends to begin any work on any non-clinical, preclinical and clinical studies/trials for the Product in the Territory (other than any work for the Global Trial SBS Adult, which work is already initiated before the Effective Date and described in the initial Global Development Plan set forth as Schedule 4.3.2) or take any regulatory actions in connection with conducting the foregoing studies/trials, VectivBio shall first obtain the prior written consent of AKP before beginning such work or regulatory actions, such consent not to be unreasonably withheld, conditioned, or delayed, and any related regulatory communications, submissions, or interactions shall be subject to the terms of ARTICLE 5.

4.2 Compliance. Each Party shall conduct its Development Activities in accordance with sound and ethical business and scientific practices, and in compliance with all Applicable Laws, including as applicable, GCPs and GLPs.

4.3 Global Development Plan.

4.3.1 General. The Global Development Plan shall set forth, among other things, the following: [***].

4.3.2 Initial Global Development Plan. The initial Global Development Plan for the Product is set forth as Schedule 4.3.2. To the extent that future meetings with the Regulatory Authorities in or outside the Territory provide guidance with respect to the risk management plan or Development Activities for the Territory or outside the Territory, the Parties shall consider such guidance in updating and amending the Global Development Plan pursuant to Section 4.3.3.

4.3.3 Amending Global Development Plan. [***].

4.3.4 Global or Territory Specific Protocol. Prior to commencing any VectivBio Studies/Works and Global Trials (including Global Trials (with AKP) in the Territory to be conducted by or on behalf of AKP), and prior to implementing any initial or amended study protocol, VectivBio shall submit to AKP (including through the JDS) testing protocols for such studies and Global Trials (including protocol synopses) and amendments thereof (“Global/Territory Protocols”) for AKP’s review (including at the JDS); provided that with respect to VectivBio Studies/Works, VectivBio shall be required to submit corresponding testing protocols and amendments thereto to AKP (via the JDS) solely to the extent that any such initial protocols and amendments thereto are reasonably expected to have a material impact on a Global Trial or on obtaining or maintaining the Regulatory Approvals for the Product in the Field in the Territory. VectivBio shall consider in good faith any comments, concerns and/or suggestions that AKP may raise regarding any Global/Territory Protocol and shall design each Global/Territory Protocol in accordance with the requirements of Regulatory Authorities within the Territory, to the extent that AKP makes VectivBio aware of such requirements.

4.4 AKP Development Plan.

4.4.1 General. The AKP Development Plan shall set forth, among other things, the following: [***].

4.4.2 Initial AKP Development Plan. The initial AKP Development Plan for the Product is set forth as Schedule 4.4.2. To the extent that future meetings with the Regulatory Authorities in the Territory provide guidance with respect to the risk management plan or Development Activities for the Territory, the Parties shall consider such guidance in updating and amending the AKP Development Plan pursuant to Section 4.4.3.

4.4.3 Amending AKP Development Plan. [***].

4.4.4 Territory Specific Protocol Synopses. Prior to commencing any clinical trials (other than Global Trials (with AKP)), AKP shall submit to VectivBio (including through the JDS) testing protocol synopses (“Territory Protocol Synopses”) for VectivBio’s review and, with respect to any AKP Local Studies contemplated under a properly issued AKP Local Study Notice, approval (including at the JDS).

4.5 Global Trials.

4.5.1 With respect to all Global Trials (other than any Global Trial for an Opt-Out Indication, but including for purposes of this Section 4.5.1 any AKP Local Studies contemplated under a properly issued AKP Local Study Notice), the Parties shall cooperate in good faith to conduct such Global Trials for the Product in accordance with this Section 4.5, and unless AKP properly issues an Opt-Out Notice to VectivBio in accordance with Section 4.5.2 in relation to a particular Opt-Out Indication, VectivBio shall update the Global Development Plan, and, if such Global Trials are Global Trials (with AKP) or AKP Local Studies contemplated under a properly issued AKP Local Study Notice, AKP shall update AKP Development Plan, to incorporate the relevant activities and responsibilities with respect to such Global Trials (with AKP). AKP shall participate in the Global Trial SBS Adult by way of bearing associated costs as set forth in Section 4.6.4. For sake of clarity, VectivBio shall be the sponsor of each Global Trial (with AKP), and in the conduct of each such Global Trial (with AKP), AKP shall use only the systems and databases (whether its own or VectivBio’s systems and databases) that have been appropriately reviewed and approved by VectivBio in accordance with the Co-Development Agreement (as defined below). In the conduct of each AKP Local Study contemplated under a properly issued AKP Local Study Notice, AKP may use its own systems and databases for such AKP Local Study (if AKP reasonably determines that the use of its own systems and databases would be desirable for a particular AKP Local Study contemplated under a properly issued AKP Local Study Notice) or VectivBio’s systems and databases (if AKP reasonably determines that the use of VectivBio’s systems and databases would be desirable for a particular AKP Local Study contemplated under a properly issued AKP Local Study Notice), in either case to the extent such systems and databases have been agreed between the Parties. Upon AKP’s request with respect to Global Trial (with AKP), VectivBio shall provide a copy of any agreement between VectivBio and a contract research organization or other Third Party vendor with whom AKP may be required to interact in the course of the Global Trial (with AKP) (to the extent that such agreement permits its disclosure to AKP); provided that VectivBio may redact proprietary and confidential information not directly relevant to the Global Trials (with AKP) in the Territory, and such copy shall be treated as Confidential Information of VectivBio hereunder. The Parties shall discuss and determine whether to use, and selection of, the contract research organization to be used for the particular Global Trial (with AKP) in the Territory. Reasonably in advance of the date the first Global Trial (with AKP) commences, and in any event at least twelve (12) months before the expected date of commencement of the first Global Trial (with AKP) in the Territory, the Parties shall negotiate in good faith and enter into the Co-Development Agreement (“Co-Development Agreement”), which shall be on commercially reasonable terms consistent with the terms of this Agreement and will define the detailed roles and responsibilities of the Parties in conducting a Global Trial (with AKP).

4.5.2 Notwithstanding anything to the contrary set forth herein, with respect to any Global Trial (other than the Global Trial SBS Adult or the Global Trial GI-GVHD), if

AKP reasonably (a) determines that the particular indication (including GI-GVHD) to be studied under a particular Global Trial is not clinically, regulatory or commercially viable within the Territory and, as a result, determines not to pursue any further Development for such indication in the Territory, or (b) determines that the particular Global Trial is not clinically or regulatory viable within the Territory and, as a result, determines to conduct AKP Local Study for such indication, AKP will promptly notify the JSC of such determination, but in any event at least twelve (12) months prior to AKP’s participation in the relevant Global Trial, notify the JSC of such determination; provided, however, that the anticipated testing protocol(s) for the Global Trial, any then-available information regarding FDA or EMA’s assessment of such testing protocol(s), and an estimate of associated Development Costs allocable to the Territory shall be provided by VectivBio to AKP no later than fifteen (15) months prior to AKP’s participation in such relevant Global Trial. AKP shall consider in good faith any comments, concerns and/or suggestions that VectivBio may raise regarding such AKP determination at the JSC level; provided, however, that AKP shall have final decision-making authority regarding whether it will pursue any further Development (including whether to participate in the relevant Global Trial (other than the Global Trial SBS Adult or the Global Trial GI-GVHD) as an ICCC in the Territory or otherwise by way of bearing associated costs as set forth in Section 4.6.1) or whether it will conduct an AKP Local Study instead of participating in the relevant Global Trial (other than the Global Trial SBS Adult or the Global Trial GI-GVHD). If, after such discussion and deliberation at the JSC level, AKP nonetheless wishes to opt-out of further Development (including participation in the relevant Global Trial (other than the Global Trial SBS Adult or the Global Trial GI-GVHD) as an ICCC in the Territory or otherwise by way of bearing associated costs as set forth in Section 4.6.1) for such particular indication (an “Opt-Out Indication”) or to conduct AKP Local Study for such particular indication (an “AKP Local Study Indication”), in each case for the reasons noted above (namely, because AKP reasonably (A) determines that the particular indication (including GI-GVHD) to be studied under a particular Global Trial is not clinically, regulatory or commercially viable within the Territory and, as a result, determines not to pursue any further Development for such indication in the Territory, or (B) determines that the particular Global Trial is not clinically or regulatory viable within the Territory and, as a result, determines to conduct AKP Local Study for such indication), instead of participating in the relevant Global Trial (other than the Global Trial SBS Adult or the Global Trial GI-GVHD), AKP shall issue written notice to VectivBio documenting its election (i) not to pursue further Development (including participating in such relevant Global Trial as an ICCC in the Territory or otherwise by way of bearing associated costs as set forth in Section 4.6.1) for the Opt-Out Indication (an “Opt-Out Notice”) or (ii) to conduct an AKP Local Study for the AKP Local Study Indication (an “AKP Local Study Notice”) (in which case the AKP Development Plan shall be amended to include such AKP Local Study), and in any event (1) within three (3) months after AKP receives official meeting minutes with the FDA and with the EMA (whichever comes later) with respect to the Global/Territory Protocols for such relevant Global Trial in which the FDA and the EMA endorse such study protocols (including testing protocols for such Global Trial) (if such relevant Global Trial is a Phase III Clinical Trial), and (2) within three (3) months after the IND is authorized by the FDA and the CTA has been filed with and cleared by the EMA without any issues raised (whichever comes later) and AKP receives any information and materials (including testing protocols for such Global Trial and material communication with the Regulatory Authorities related to such relevant Global Trial) (if such relevant Global Trial is a Phase II Clinical Trial). In such a case, (a) AKP shall be relieved of its obligations under Section 4.6.1 of this Agreement with respect to any Global Trial for an Opt-Out Indication or any Global Trial identified in an AKP Local Study Notice, and (b), in the event AKP issues an Opt-Out Notice, AKP expressly acknowledges and agrees that it is not and will not be granted any rights in or access to Development Data or other data, results, intellectual property, or insights arising out of any Global Trial for an Opt-Out Indication for obtaining or maintaining Regulatory Approvals for such Opt-Out Indication in the Territory. For clarity, in the event AKP issues an AKP Local Study Notice, AKP is and will be granted rights in or access to Development Data or other data, results, intellectual property, or insights arising out of the Global Trial identified in such AKP Local Study Notice as contemplated under Section 2.1, and except as set forth in the second to last sentence of this Section 4.5.2, AKP is and will be granted any rights in or access to Development Data or other data, results, intellectual property, or insights arising out of any Global Trial for an Opt-Out Indication to the extent necessary for obtaining or maintaining Regulatory Approvals for an indication other than the Opt-Out Indication as contemplated under Section 2.1.

4.6 Development Costs.

4.6.1 AKP shall be [***] of all Development Costs for Development Activities (other than Development Costs for Global Trials) for the Product (including the DCS Product) [***]. In addition with respect to Global Trials (other than the Global Trial SBS Adult, the Global Trial GI-GVHD or any Global Trial for an Opt-Out Indication or any Global Trial identified in an AKP Local Study Notice), in furtherance of the AKP Development Plan and/or the Global Development Plan:

(a) [***] each as required and defined in the applicable Global/Territory Protocol(s) for each such Global Trials (with AKP), [***] incurred in the design and conduct of the relevant Global Trial (with AKP);

(b) [***], each as required and defined in the applicable Global/Territory Protocol(s) for each such Global Trial (with AKP) or (ii) Global Trial does not include the Territory [***] in the design and conduct of the Global Trial, in accordance with the procedures described in Section 4.6.2 below; and

(c) [***] each as required and defined in the applicable Global/Territory Protocol(s) for each such Global Trial (with AKP), [***].

4.6.2 Within [***] Business Days after the conclusion (i.e., completion of the CSR (clinical study report)) of the relevant Global Trial (other than the Global Trial SBS Adult, the Global Trial GI-GVHD, any Global Trial for an Opt-Out Indication or any Global Trial identified in an AKP Local Study Notice), each Party shall report the other Party the Development Costs incurred by or on behalf of such Party in the design and conduct of such Global Trial. Within [***] Business Days following conclusion (i.e., completion of the CSR (clinical study report)) of such relevant Global Trial, VectivBio shall deliver electronically to AKP a reconciliation report during the entire period of such relevant Global Trial setting forth the itemized Development Costs incurred by or on behalf of VectivBio and/or AKP in the design and conduct of the relevant Global Trial and an amount to be paid by one Party to the other Party as contemplated under Section 4.6.1 above, calculated based on the actual number of all subjects or patients enrolled in the relevant Global Trial within and outside the Territory. With respect to any Development Costs by which one Party has [***].

4.6.3 Except those cost borne by AKP as set forth in Sections 4.6.1 and 4.6.4, as between the Parties, [***].

4.6.4 AKP shall bear and pay to VectivBio the shared development costs as follows, which are the Development Costs and Regulatory Costs borne or to be borne by VectivBio for the Global Trial SBS Adult in the Territory (“Shared Development Cost”). Each Shared Development Cost per Calendar Year shall be paid only once, and any remaining balance/amount not paid by VectivBio as of the effective date of termination of this Agreement shall be refunded to AKP in the event of the early termination of this Agreement (For clarity such amount invoiced by Third Parties for an activity already conducted before the effective date of termination of this Agreement and to be paid by VectivBio to such Third Parties is not refundable).

Timing of Payment	Shared Development Cost
[***]	[***]
[***]	[***]
[***]	[***]

4.7 Records, Reports and Information.

4.7.1 General. AKP shall, and shall cause each of its Affiliates and Sublicensees to, maintain current and accurate records of all work conducted by it under the AKP Development Plan and all data and other information resulting from such work (which records shall include, as applicable, books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof (e.g., samples of materials and other graphic or written data generated in connection with the Development Activities)) (collectively, “AKP Development Records”) for a period covering, at a minimum, the Record Retention Period. Such Development Records shall properly reflect all work done and results achieved in the performance of the Development Activities in sufficient detail and in good scientific manner appropriate for regulatory and patent purposes. AKP shall document all non-clinical and preclinical studies and clinical trials to be conducted pursuant to the AKP Development Plan in formal written study reports or data according to applicable national and international (e.g., ICH, GCP and GLP) guidelines, which reports and data shall be deemed and maintained as AKP Development Records (and for Global Trial (with AKP) in accordance with the Co-Development Agreement). VectivBio shall, and shall cause each of its Affiliates and VectivBio Product Sublicensees to, maintain current and accurate records of all work conducted by it under the Global Development Plan and all data and other information resulting from such work (which records shall include, as applicable, books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof (e.g., samples of materials and other graphic or written data generated in connection with the Development Activities)) (collectively, “Global Development Records”) for a period covering, at a minimum, the Record Retention Period. Such Global Development Records shall properly reflect all work done and results achieved in the performance of the Development Activities in sufficient detail and in good scientific manner appropriate for regulatory and patent purposes. VectivBio shall document all non-clinical and preclinical studies and clinical trials to be conducted pursuant to the Global Development Plan in formal written study reports or data according to applicable national and international (e.g., ICH, GCP and GLP) guidelines, which reports and data shall be deemed and maintained as Global Development Records.

4.7.2 Access to Records. Subject to the access limitation provided in Section 4.5.2, AKP shall have the right to review all Global Development Records and obtain copies thereof at reasonable times, upon written request and to the extent reasonably necessary or useful for AKP, solely for the purpose of performing its obligations hereunder, or to exercise its rights hereunder for Developing, Commercializing, or obtaining or maintaining Regulatory Approvals for the Product, in each case in the Field and in the Territory (or outside the Territory) as contemplated under Section 2.1. VectivBio shall have the right to review all AKP Development Records and obtain copies thereof at reasonable times, upon written request and to the extent reasonably necessary or useful for VectivBio, solely for the purpose of performing its obligations hereunder, or to exercise its rights hereunder for Developing, Commercializing, otherwise Exploiting, or obtaining or maintaining Regulatory Approvals for the Product, in each case in the Field and outside the Territory (or within the Territory) as contemplated under Section 2.2.

4.7.3 Destruction of Records. Prior to any destruction of any Global Development Records required to be shared with AKP pursuant to the foregoing Section 4.7.2 after the expiration of the Record Retention Period, VectivBio shall provide notice thereof to AKP, and if requested by AKP, VectivBio shall continue retaining such Global Development Records or transfer such Global Development Records to AKP (to the extent permitted under Applicable Laws and applicable patient consents), in each case at AKP’s cost and expense. Prior to any destruction of any AKP Development Records required to be shared with VectivBio pursuant to the foregoing Section 4.7.2 after the expiration of the Record Retention Period, AKP shall provide notice thereof to VectivBio, and if requested by VectivBio, AKP shall continue retaining such AKP Development Records or transfer such Development Records to VectivBio (to the extent permitted under Applicable Laws and applicable patient consents), in each case at VectivBio’s cost and expense.

4.8 Ownership and Transfer of Development Data.

4.8.1 Except as expressly set forth in this Agreement, as between the Parties, all data (including preclinical, clinical, technical, chemical, safety, and scientific data and information), know-how and other results generated by or resulting from or in connection with the conduct of Development Activities, including relevant laboratory notebook information, screening data, Regulatory Data and synthesis schemes, and descriptions in any form, data and other information (collectively, the “Development Data”), shall be owned solely and exclusively by the Party generating such data and be Confidential Information of such Party, and each Party shall require that all of its Affiliates, Sublicensees (in the case of AKP), VectivBio Product Sublicensees (in the case of VectivBio), subcontractors, and others agents who generate or gather such Development Data on its behalf to assign all right, title and interest in and to such Development Data to such Party. Subject to the access limitation provided in Section 4.5.2, with respect to Development Data generated by a Party hereunder, such Party shall promptly provide the other Party with copies (unless otherwise specified elsewhere in this Agreement, in original language and if English translations thereof are in its possession, in English) thereof, (i) with respect to AKP, to the extent reasonably necessary or useful for AKP to perform its obligations hereunder or for Developing or Commercializing the Product, or obtaining or maintaining Regulatory Approvals for the Product, in each case in the Field and in the Territory (or outside the Territory) as contemplated under Section 2.1 and (ii) with respect to VectivBio, to the extent reasonably necessary or useful for VectivBio to perform its obligations hereunder or for Developing, Commercializing, or otherwise Exploiting the Product, or obtaining or maintaining Regulatory Approvals for the Product, in each case in the Field and outside the Territory (or within the Territory) as contemplated under Section 2.2.

4.8.2 Notwithstanding Section 4.8.1, all Development Data or other data, results, intellectual property, or insights arising out of the Global Trial SBS Adult shall be deemed Joint Know-How and Materials and/or Joint Inventions hereunder and be Confidential Information of VectivBio and AKP (“Joint Global IP”); provided that each Party shall grant rights to the other Party to use such Joint Global IP for purposes of (i) with respect to AKP, performing its obligations hereunder or Developing or Commercializing the Product, or obtaining or maintaining Regulatory Approvals for the Product, in each case in the Field and in the Territory (or outside the Territory) as contemplated under Section 2.1 and (ii) with respect to VectivBio, performing its obligations hereunder or Developing, Commercializing, or otherwise Exploiting the Product, or obtaining or maintaining Regulatory Approvals for the Product, in each case in the Field and outside the Territory (or within the Territory) as contemplated under Section 2.2. Notwithstanding Section 4.8.1, all Development Data or other data, results, intellectual property, or insights arising out of AKP’s design or conduct of the Global Trial (with AKP) in the Territory (“AKP Global IP”) shall be owned solely and exclusively by AKP and be Confidential Information of AKP; provided that AKP shall grant rights to VectivBio to use such AKP Global IP for purposes of performing its obligations hereunder or Developing, Commercializing, or otherwise Exploiting the Product, or obtaining or maintaining Regulatory Approvals for the Product, in each case in the Field and outside the Territory (or within the Territory) as contemplated under Section 2.2. Notwithstanding Section 4.8.1, all Development Data or other data, results, intellectual property, or insights arising out of the Global Trials (other than (i) Global Trial SBS Adult or (ii) the Global Trials (with AKP) in the Territory, in the latter case, solely to the extent such Development Data or other data, results, intellectual property, or insights are owned by AKP pursuant to the preceding sentence) (“VectivBio Global IP”) shall be owned solely and exclusively by VectivBio and be Confidential Information of VectivBio; provided that, subject to the access limitation provided in Section 4.5.2, VectivBio shall grant rights to AKP to use such VectivBio Global IP for purposes of performing its obligations hereunder or Development or Commercialization the Product, or obtaining or maintaining Regulatory Approvals for the Product, in each case in the Field and in the Territory (or outside the Territory) as contemplated under Section 2.1.

4.9 Right to Audit.

4.9.1 VectivBio shall ensure that AKP’s authorized representatives and any Regulatory Authorities, to the extent permitted by Applicable Laws, may, during regular business hours and upon reasonable advance written notice (and in any event [***], unless a shorter notice period is required in order to comply with Applicable Law), and subject to Applicable Laws and any Third Party confidentiality restrictions and other obligations: (i) examine and inspect its facilities (including IT systems) or the facilities (including IT systems) of any investigator site used by VectivBio in the Development of the Product in the Field in and outside the Territory, solely to the extent required in order to verify that VectivBio is compliant with Applicable Laws and this Agreement; and (ii), inspect VectivBio’s records relating to the activities performed by it or the investigator site, including the medical records of any patient participating in any clinical study, in each case generated pursuant to such Development, solely to the extent required in order to verify that VectivBio is compliant with Applicable Laws and this Agreement. The foregoing right to inspect all data, documentation and work product relating to the Product in the Field in and outside the Territory may be exercised at any time during the Term upon reasonable notice, or such longer period as shall be required by Applicable Laws. The audit rights described in this Section (i) are without limitation of other audit rights described elsewhere in this Agreement.

4.9.2 AKP shall ensure that VectivBio’s authorized representatives and any Regulatory Authorities, to the extent permitted by Applicable Laws, may, during regular business hours and upon reasonable advance written notice (and in any event [***], unless a shorter notice period is required in order to comply with Applicable Law), and subject to Applicable Laws and any Third Party confidentiality restrictions and other obligations: (i) examine and inspect its facilities (including IT systems) or the facilities (including IT systems) of any investigator site used by AKP in the Development of the Product in the Field in the Territory, solely to the extent required in order to verify that AKP is compliant with Applicable Laws and this Agreement; and (ii) inspect AKP’s records relating to the activities performed by it or the investigator site, including the medical records of any patient participating in any clinical study, in each case generated pursuant to such Development, solely to the extent required in order to verify that AKP is compliant with Applicable Laws and this Agreement. The foregoing right to inspect all data, documentation and work product relating to the Product in the Field in the Territory may be exercised at any time during the Term upon reasonable notice, or such longer period as shall be required by Applicable Laws. The audit rights described in this Section (i) are without limitation of other audit rights described elsewhere in this Agreement.

4.10 Cooperation. VectivBio shall make good faith efforts to introduce AKP to investigator sites, healthcare institutions, hospitals and healthcare professionals in the Territory, including those participating in any clinical trial in the Territory conducted by or on behalf of VectivBio.

4.11 Medical Affairs Activities.

4.11.1 Medical Affairs Activities. During the Term, AKP shall be responsible and shall use Commercially Reasonable Efforts to carry out the Medical Affairs Activities for the Product in the Territory in accordance with the Medical Affairs Plan (defined below) and this Agreement. The Parties shall commence discussing Medical Affairs Activity for the Product [***] prior to the AKP Fiscal Year in which the first regulatory application for the Product Approval for the Product in the Territory is anticipated.

4.11.2 Medical Affairs Plan.

(a) Initial Medical Affairs Plan. On an annual basis and for a period of ten (10) years after the First Commercial Sale of the Product in the Territory (“MAP Period”), AKP shall prepare a plan with respect to the Medical Affairs Activities for the Product in the Field in the Territory (the “Medical Affairs Plan”) for the JSC’s review, which Medical Affairs Plan shall address the upcoming three (3) AKP Fiscal Year period (“Medical Affairs Plan Period”). The initial Medical Affairs Plan (the “Initial Medical Affairs Plan”) shall be prepared by AKP and presented to the JSC for review in the AKP Fiscal Year in which the first regulatory application for the Product Approval for the Product in the Territory is anticipated.

(b) Updates to Medical Affairs Plan. During the MAP Period, no later than March 31 of each AKP Fiscal Year (except as set forth in Section 4.11.2(a)), and such other time as AKP deems necessary in order to keep the JSC timely apprised of any amendments, AKP shall create the Medical Affairs Plan for the following Medical Affairs Plan Period and submit such plan to the JSC for review, and approval to the extent the Medical Affairs Plan could have an impact on Commercialization of the Product outside of the Territory.

(c) Contents of Medical Affairs Plan. Each Medical Affairs Plan shall include, among other things, a summary of the following items in connection with the Medical Affairs Activities for the Product in the Territory: [***].

ARTICLE 5
Regulatory

5.1 Information Provisions. Within [***] after the Effective Date, VectivBio and AKP shall meet and agree upon the portion of VectivBio Know-How and Materials (including Regulatory Materials and Regulatory Data) which are in VectivBio’s possession and that are necessary or reasonably useful for AKP to perform its obligations hereunder or necessary to exercise its rights hereunder (unless otherwise agreed by the Parties, such portion of VectivBio Know-How and Materials (including Regulatory Materials and Regulatory Data) to be supplied by VectivBio to AKP shall be as listed on Schedule 5.1), and VectivBio shall thereafter use reasonable efforts to promptly supply AKP with such VectivBio Know-How and Materials (including Regulatory Materials and Regulatory Data). On a [***] throughout the Term or upon AKP’s reasonable request, subject to the access limitation provided in Section 4.5.2, VectivBio shall provide to AKP copies of any further VectivBio Know-How and Materials (including Regulatory Materials and Regulatory Data) that VectivBio may generate or otherwise acquire (including any Regulatory Materials and Regulatory Data that its Affiliates or VectivBio Product Sublicensees may generate or otherwise acquire), that are reasonably necessary for AKP to perform its obligations hereunder or to exercise its rights hereunder. Unless otherwise agreed by the Parties, all VectivBio Know-How and Materials (including Regulatory Materials and Regulatory Data) provided hereunder by VectivBio shall be in English and in computer readable format. In addition, upon request by AKP, VectivBio shall provide to AKP all study datasets, analysis datasets, definition files for datasets, software programs for creating analysis datasets and outputs, and other electronic data required by the PMDA. VectivBio shall provide AKP with all electronic data (such as analysis datasets, definition files for analysis datasets, software programs for creating analysis datasets and analysis, output files and software programs for simulation, and other electronic data required by the PMDA) regarding population analysis, physiologically based pharmacokinetic model analysis and other model-based analysis.

5.2 Regulatory Data and Regulatory Materials. Subject to the terms of Section 4.8 above, any Regulatory Materials and Regulatory Data that AKP may generate or otherwise acquire (including any Regulatory Materials and Regulatory Data that its Affiliates or Sublicensees may generate or otherwise acquire, but excluding any Regulatory Materials or Regulatory Data Controlled by VectivBio (other than pursuant to any licenses granted by AKP to VectivBio under this Agreement), and excluding the global safety database maintained by VectivBio for the Product) shall be owned solely and exclusively by AKP. On a quarterly basis throughout the Term or upon VectivBio’s reasonable request, AKP shall provide to VectivBio copies of any Regulatory Materials and Regulatory Data that AKP may generate or otherwise acquire (including any Regulatory Materials and Regulatory Data that its Affiliates or Sublicensees may generate or otherwise acquire), that are reasonably necessary or useful for Developing or Commercializing the Product or for obtaining or maintaining Regulatory Approvals for the Product, in each case in the Field and outside the Territory (or within the Territory) as contemplated under Section 2.2. Unless otherwise agreed by the Parties, all Regulatory Materials and Regulatory Data to be provided hereunder by AKP (including without limitation all submissions made to Regulatory Authorities) shall be in original language and if English translation thereof are in its possession, with English translation thereof, and where practical, a summary thereof in English, and in computer readable format.

5.3 Regulatory Filings and Regulatory Approvals.

5.3.1 General Responsibilities; Ownership of Regulatory Approvals. Subject to Sections 5.3.2 and 5.3.5, AKP shall be responsible for the preparation of all Regulatory Materials necessary or desirable for obtaining and maintaining the Regulatory Approvals for the Product in the Field in the Territory (including in connection with Packaging and Labeling for the Product (including the DCS Product) in the Field in the Territory) and AKP shall submit such Regulatory Materials, as applicable, to the applicable Governmental Authorities in the Territory. For clarity, to the extent allowed by Applicable Laws, all Regulatory Approvals for the Product in the Field in the Territory shall be held and owned by AKP in its name, provided that the underlying Regulatory Materials and Regulatory Data Controlled by VectivBio (other than pursuant to any licenses granted by AKP to VectivBio under this Agreement), and the global safety database maintained by VectivBio for the Product, are and shall remain the sole property of VectivBio. In furtherance of the foregoing, to the extent permitted by Applicable Laws, if attendance of VectivBio at a meeting with the Regulatory Authority with respect to obtaining or maintaining the Regulatory Approvals for the Product in the Field in the Territory is required by a Regulatory Authority (which requirement shall be notified in writing by AKP to VectivBio) and if AKP requests VectivBio to attend such meeting, VectivBio or its designee shall attend such meeting with the relevant Regulatory Authorities; provided that AKP agrees to reimburse VectivBio for the VectivBio FTE Costs incurred in connection with such attendance, as well as the reasonable Out-of-Pocket Costs incurred by VectivBio in connection with such attendance at such meeting with the relevant Regulatory Authorities.

5.3.2 DMF. If any DMFs or other filings related to GMP certificate including site master file are required by the applicable Governmental Authority for the conduct of clinical studies or for obtaining Regulatory Approval for the Product, VectivBio may, at its sole discretion and election, (a) prepare and file a DMF or any other filings related to GMP certificate or any other relevant filings for the Compound under its name or its designee’s name, (b) draft the CMC documentation for the Compound or (c) require that AKP prepare the CMC documentation for the necessary regulatory submissions in accordance with VectivBio’s instructions; provided, however, that VectivBio shall be entitled to redact those portion to the extent not related to the Product. If VectivBio chooses to prepare a DMF or any other filings related to GMP certificate or any other relevant filings, AKP shall reasonably cooperate with and support VectivBio in the preparation thereof upon request by VectivBio.

5.3.3 Cost of Regulatory Activities. All Regulatory Costs incurred in connection with the preparation by or on behalf of AKP of Regulatory Materials for, and the obtaining and maintenance of, Regulatory Approvals for the Product in the Field in the Territory shall be [***].

5.3.4 Reporting Records. AKP shall, and shall cause each of its Affiliates and Sublicensees to, maintain current and accurate records of all Regulatory Materials and Regulatory Data that such parties may acquire during the Term for a period covering, at a minimum, the Record Retention Period. In addition, AKP shall keep VectivBio reasonably and regularly informed in connection with the preparation of all Regulatory Materials, Regulatory Authority review of Regulatory Materials, and Regulatory Approvals, in each case with respect to Product for sale in the Field in the Territory to the extent such activities relate to the Development or Commercialization of the Product in the Field outside the Territory. VectivBio shall, and shall cause each of its Affiliates and VectivBio Product Sublicensees to, maintain current and accurate records of all Regulatory Materials and Regulatory Data that such parties may acquire during the Term for a period covering, at a minimum, the Record Retention Period. In addition, VectivBio shall keep AKP reasonably and regularly informed in connection with the preparation of all Regulatory Materials, Regulatory Authority review of Regulatory Materials, and Regulatory Approvals, in each case with respect to Product for sale in the Field outside the Territory to the extent such activities relate to the Development or Commercialization of the Product in the Field in the Territory.

5.3.5 Consultation and Approval Prior to Regulatory Filings. VectivBio shall inform AKP of the strategy for pre-authorization activities and post-authorization activities, including Regulatory Authority meetings, with respect to Regulatory Approvals for the Product in the Field outside the Territory, to the extent reasonably relevant to Developing or Commercializing the Product, or obtaining or maintaining Regulatory Approvals relating thereto, in the Territory. The Parties shall, reasonably prior to filing, consult with each other on the strategy for pre-authorization activities and post-authorization activities, including Regulatory Authority meetings, with respect to Regulatory Approvals for the Product in the Field in the Territory.

5.3.6 Support concerning Regulatory Materials. Subject to the access limitation provided in Section 4.5.2 and to the extent necessary or reasonably useful for AKP to perform its obligations hereunder or necessary to exercise its rights hereunder, if AKP requires assistance from VectivBio regarding the Regulatory Materials in connection with AKP’s Development and Commercialization efforts in the Territory (including in responding to any requests or inquiries from Regulatory Authorities regarding any regulatory filings in the Territory) (a) to generate new data or information that is not in possession of VectivBio or (b) to support data analysis by AKP, VectivBio shall provide AKP with reasonable support in connection therewith; provided that AKP agrees to reimburse VectivBio for VectivBio’s FTE Costs incurred in connection with providing such assistance regarding the relevant Regulatory Materials, as well as the reasonable Out-of-Pocket Costs incurred by VectivBio in providing such assistance.

5.3.7 Regulatory Inspections. Each Party further agrees to cooperate with any inspection by the PMDA or other Regulatory Authority relating to the Product, including any inspection prior to approval of an application for Regulatory Approval for the Product in accordance with Section 4.9.

5.4 Communications. The Parties shall cooperate in communicating with any Regulatory Authority having jurisdiction regarding the Product in the Field within the Territory. Each Party shall keep the other Party reasonably informed of any material communications with such Regulatory Authority (including by providing copies (in original language with summary thereof in English) of any material communications exchanged with such Regulatory Authority and meeting minutes from any meeting with such Regulatory Authority to the extent applicable to the Development of the Product in the Territory (in the case of VectivBio providing such communication) and in and outside of the Territory (in the case of AKP providing such communication)). For sake of clarity, each Party shall provide to the other Party the minutes of all such material meetings with Regulatory Authorities in its respective territory in the expedite matter. All communications with Regulatory Authorities regarding the Product in the Field shall be undertaken as provided in this Agreement. If requested by AKP, VectivBio shall support AKP within a reasonable timeframe required by the Regulatory Authorities in answering inquiries from, and communications with, the Regulatory Authorities, provided that AKP agrees to reimburse VectivBio for VectivBio’s FTE Costs incurred in connection with providing such support, as well as the reasonable Out-of-Pocket Costs incurred by VectivBio in providing such support.

5.5 Rights of Reference. Subject to the access limitation provided in Section 4.5.2, each Party shall have the right to cross-reference the other Party’s Regulatory Materials related to the Product and to access such Regulatory Materials and any Regulatory Data therein and use such Regulatory Data in connection with the performance of its obligations and exercise of its rights under this Agreement, including inclusion of such Regulatory Data in its own Regulatory Materials for the Product. Subject to the access limitation provided in Section 4.5.2, each Party hereby grants to the other Party a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) in the United States, or an equivalent right of access/reference in any other country or region, to any Regulatory Data, including such Party’s or its Affiliates’ clinical dossiers, Controlled by such Party or such Affiliate that relates to the Product for use by the other Party to Develop and Commercialize the Product in the Field in its respective territory. Each Party or such Affiliate shall provide a signed statement to this effect, if requested by the other Party, in accordance with 21 C.F.R. § 314.50(g)(3) or the equivalent as required in any country or region or otherwise provide appropriate notification of such right of the other Party to the applicable Regulatory Authority.

5.6 Pharmacovigilance and Medical Inquiries.

5.6.1 Pharmacovigilance. The safety units from each of the Parties shall meet and agree upon a written pharmacovigilance agreement for exchanging adverse event and other safety information relating to the Product (“Pharmacovigilance Agreement”) prior to AKP’s first clinical activity, prior to the first Regulatory Approval in the Territory or otherwise in accordance with requirement of the Regulatory Authorities in the Territory (whichever is first). Such written pharmacovigilance agreement shall (a) set forth the Parties’ respective responsibilities in relation to the collection, review, assessment, tracking and filing of information related to adverse events associated with the Product within and outside of the Territory and (b) provide that adverse events associated with the Product and other safety information is exchanged according to a schedule that will permit each Party (and its designees) to comply with Applicable Laws and regulatory requirements in their respective markets. For clarity, until the Pharmacovigilance Agreement is executed, VectivBio shall be responsible for the collection, review, assessment, tracking and filing to Regulatory Authority in the Territory of information related to adverse events associated with the Product, including in connection with the Global Trial SBS Adult in the Territory. For the avoidance of doubt, any pharmacovigilance activity undertaken by AKP with respect to a Global Trial (with AKP) shall be undertaken in a manner consistent with VectivBio’s role as the sponsor of all Global Trials (with AKP) and AKP’s role as the ICCC of all Global Trials (with AKP), and AKP shall operate using only its own systems and databases for such pharmacovigilance activity that have been appropriately reviewed and approved by VectivBio in accordance with the Pharmacovigilance Agreement, and in the manner as specified in the Pharmacovigilance Agreement, including but not limited to the sharing between the Parties of all safety information related the Product.

5.6.2 Medical Inquiries for the Product. Following the Effective Date, AKP, as the intended beneficiary under this Agreement of the privileges of ownership of the Product Approvals in the Field in the Territory, shall be responsible for handling all medical questions or inquiries relating to the Field in the Territory, including all Product Complaints, with regard to any Product sold by or on behalf of AKP (or any of its Affiliates), in each case in accordance with Applicable Laws and this Agreement. VectivBio shall immediately forward to AKP any and all medical questions or inquiries which it receives with respect to any Product sold by or on behalf of AKP (or any of its Affiliates) in the Field in the Territory to AKP in accordance with all Applicable Laws, and AKP shall immediately forward to VectivBio any and all medical questions or inquiries that it receives with respect to Products sold by or on behalf of VectivBio (or any of its Affiliates) in the Field outside of the Territory in accordance with all Applicable Laws. Notwithstanding the foregoing, VectivBio shall be responsible for handling all Product Complaints that are related to the Global Trial SBS Adult in the Territory and all other Product Complaints other than those related to the Development and Commercialization of the Product in the Field in the Territory, and AKP shall immediately (i) refer all such Product Complaints to VectivBio and (ii) notify VectivBio of all other Product Complaints that it receives with respect to the Development and Commercialization of the Product in the Field in the Territory and which could reasonably be expected to be material to the Development or Commercialization of the Product outside of the Territory; provided, however, that VectivBio shall not issue any public statement regarding any such Product Complaint without notifying the JSC unless required by Applicable Law. AKP shall be responsible for handling all Product Complaints (i) that are related to the Development of the Product in the Field in the Territory (excluding any Product Complaints related to the Global Trial SBS Adult in the Territory) and (ii) that are related to Commercialization of the Product in the Field in the Territory, and VectivBio shall immediately refer all such Product Complaints to AKP; provided, however, that AKP shall not issue any public statement regarding any such Product Complaint without notifying the JSC unless required by Applicable Law.

5.7 Regulatory Authority Communications Received by a Party.

5.7.1 General. Each Party shall immediately inform the other Party of notification of any action by, or notification or other information which it receives (directly or indirectly) from, any Regulatory Authority whether inside the Territory or outside the Territory which (i) raises any material concerns regarding the safety or efficacy of the Product; (ii) indicates or suggests a potential material liability of either Party to Third Parties in connection with the Product; (iii) is reasonably likely to lead to a recall, market withdrawal or market notification with respect to the Product whether inside the Territory or outside the Territory; or (iv) relates to expedited and periodic reports of adverse events with respect to the Product whether inside the Territory or outside the Territory, or Product Complaints, and which may have an adverse impact on Regulatory Approval or the continued Commercialization of the Product whether inside the Territory or outside the Territory. AKP shall be solely responsible for responding to any such communications relating to the Product in the Field in the Territory (excluding any such communications relating to the Global Trial

SBS Adult in the Territory); provided, however, that AKP shall not issue any public statement regarding any such communication without the approval of the JSC unless required by Applicable Law. VectivBio (or its designee) shall be solely responsible for any communications relating to the Product outside of the Territory and any communications relating to the Global Trial SBS Adult in the Territory; provided, however, that VectivBio shall not issue any public statement regarding any such communication without the approval of the JSC unless required by Applicable Law. The Parties shall reasonably cooperate with and assist each other in complying with regulatory obligations, including by determining which Party should take responsibility for communicating with Regulatory Authorities regarding the Compound or the Product, providing to the other Party such information and documentation which is in its possession and Control as may be necessary or reasonably helpful for the other Party to prepare a response to an inquiry from a Regulatory Authority with respect to the Product. Each Party shall also promptly provide the other Party with a copy of all correspondence (in original language and if translation thereof is in its possession, in English) received from a Regulatory Authority whether inside the Territory or outside the Territory specifically regarding the matters referred to above.

5.7.2 Disclosures. In addition to its obligations under this Agreement, each Party shall disclose to the other Party the following regulatory information:

(a) all material information pertaining to actions taken by Regulatory Authorities, inside the Territory or, to the extent reasonably related to the Development or Commercialization of the Product within the Territory, outside the Territory, in connection with the Product in the Field, including any notice, audit notice, notice of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures or injunctions concerning the Product in the Field, notice of violation letter (i.e., an untitled letter), warning letter, service of process or other inquiry; provided, however, that a Party shall be entitled to redact those portions thereof to the extent not related to the Product in the Field (or not reasonably related to the Development or Commercialization of the Product within the Territory). Without limiting the generality of the foregoing, each Party shall promptly, but in any event within two (2) Business Days, inform the other Party of any inspections, proposed regulatory actions, investigations or requests for information or a meeting by any Regulatory Authority with respect to the Product in the Field inside the Territory or, to the extent reasonably related to the Development or Commercialization of the Product within the Territory, outside the Territory; and

(b) all information pertaining to notices from Regulatory Authorities, whether inside the Territory or, to the extent reasonably related to the Development or Commercialization of the Product within the Territory, outside the Territory, of non-compliance with Applicable Laws in connection with the Product, including receipt of a warning letter or other notice of alleged non-compliance from any Regulatory Authority relating to the Product; provided, however, that a Party shall be entitled to redact those portions thereof to the extent not related to the Product (or reasonably not related to the Development or Commercialization of the Product within the Territory).

5.8 Recall, Withdrawal, or Market Notification of Product.

5.8.1 Notification and Determination. In the event that any Governmental Authority threatens or initiates any action to remove any Product from the market in the Field whether inside the Territory or outside the Territory (in whole or in part), the Party receiving notice thereof shall notify the other Party of such communication [***], after receipt thereof, and the Parties shall discuss in good faith the appropriate response to such notice. Notwithstanding the foregoing, in all cases AKP, as the intended beneficiary under this Agreement of the privileges of ownership of the Product Approvals in the Field in the Territory, shall determine (and notify VectivBio with respect to such determination) whether to initiate any recall, withdrawal (e.g., a full or partial recall, temporary or permanent recall, or “dear doctor” letter) or market notification of the Product in the Field in the Territory; provided, however, that if VectivBio determines to initiate a recall for a certain batch of the Product, or withdrawal or market notification outside the Territory, the JSC, rather than AKP, will determine whether a corresponding recall for the same batch of the Product, or withdrawal or market notification will be initiated within the Territory unless required by Applicable Law. VectivBio shall determine whether to initiate any such recall, withdrawal or market notification of any Product outside the Territory, including the scope of such recall or withdrawal (e.g., a full or partial recall, temporary or permanent recall, or “dear doctor” letter) or market notification of the Product in the Field outside the Territory. In the event of any such recall, withdrawal or market notification in the Territory, the AKP shall determine the necessary actions to be taken, and shall implement such action.

5.8.2 Cost Allocation. VectivBio shall reimburse to AKP [***] with implementing the recall, withdrawal or market notification with respect to any Product in the Territory or handling Product Complaints in the Territory, including AKP’s FTE Costs incurred in connection with such implementation and Out-of-Pocket Costs of AKP, to the extent that such recall, withdrawal, market notification or Product Complaint was the result of (a) a recall, withdrawal, market notification or Product Complaint outside the Territory, (b) a material breach of this Agreement, the Commercial Supply Agreement, the Commercial Quality Agreement or the Pharmacovigilance Agreement by VectivBio (including by its Affiliates or subcontractors), or (c) the negligence or willful act or omission on the part of VectivBio (including of its Affiliates or subcontractors). In the event such recall, withdrawal, market notification or Product Complaint wat not caused as a result of (i) clause (a), (b) or (c) above, (ii) a material breach of this Agreement, the Commercial Supply Agreement, the Commercial Quality Agreement or the Pharmacovigilance Agreement by AKP (including by its Affiliates or subcontractors), or (iii) the negligence or willful act or omission on the part of AKP (including its Affiliates or subcontractors), the Parties shall [***].

ARTICLE 6
MANUFACTURING

6.1 Manufacturing Product. During the Term, VectivBio shall Manufacture and supply the Product (including any DCS Product, if made available by VectivBio) to be provided to AKP hereunder according to the requirements of Applicable Laws in the Territory, including GMP, and the Development Quality Agreement or the Commercial Quality Agreement (each to be negotiated after the Effective Date), as the case may be, and in conformity with the then-current Specifications.

6.2 Specifications. VectivBio shall inform AKP of any proposed material changes in the Specifications or other material changes (including changes in raw materials of the Product) as soon as reasonably practicable; provided that VectivBio shall not implement such changes with respect to any Product to be supplied to AKP under the Development Supply Agreement or the Commercial Supply Agreement unless and until the Parties have determined that the changes comply with Applicable Law in the Territory and any applicable requirements of Regulatory Authorities in the Territory, including any applicable Regulatory Approvals in the Territory (if Regulatory Approval is required, e.g., amendment to Product Approval is approved by the Regulatory Authority in the Territory). In the event AKP requests or a Regulatory Authority or Applicable Laws in the Territory require changes to the Specifications of the Compound and/or the Product for Development or commercial sale in the Territory, the Parties shall discuss in good faith how to comply with such request or requirement, and VectivBio shall use diligent efforts to apply such changes to the Specifications of the Compound and/or the Product with respect to any Product to be supplied to AKP under the Development Supply Agreement or the Commercial Supply Agreement, at AKP’s cost and expense to the extent such changes are requested by AKP. For clarity, cost and expense for implementing such changes outside the Territory shall be at VectivBio’s cost and expense.

6.3 Stability Test. In accordance with the provisions set forth in Development Supply Agreement or the Commercial Supply Agreement, as the case may be, and unless otherwise agreed between the Parties, VectivBio shall conduct the stability test (including stress testing drug product (e.g., Freeze and Thaw cycle Test, Accelerated Test)) of the Compound and the Product (in what form to be defined in the Commercial Supply Agreement or the Commercial Quality Agreement) during the whole period of clinical trials and commercial sale in the Territory. VectivBio shall provide AKP with the results of such tests in a timely manner as a part of providing VectivBio Know-How and Materials.

6.4 Additional Study. If requested by AKP, VectivBio agrees to conduct an additional study for obtaining data and information which is required by the Appliable Laws (including GMP) in the Territory or the Regulatory Authorities in the Territory, the performance of which requires the unique capabilities and/or knowledge of VectivBio and could not reasonably be performed by AKP, its Affiliates or Sublicensees. AKP agrees to reimburse VectivBio for the VectivBio’s FTE Costs required to design and perform the additional study, as well as the reasonable Out-of-Pocket Costs incurred by VectivBio in designing and performing such additional study.

6.5 Analytical Controls. If reasonably requested by AKP, VectivBio shall provide AKP with copies of all reasonably requested analytical methods (including methods for analytical quality controls and analytical methods for pharmacokinetic measurement), and transfer the related VectivBio Know-How and Materials, including providing AKP with such reasonable technical assistance as is necessary to enable AKP to pursue Development or Commercialization of the Product as contemplated by this Agreement.

6.6 Packaging and Testing.

6.6.1 Finished Product. Unless otherwise set forth in the Development Quality Agreement or the Commercialization Quality Agreement, as the case may be, with respect to the finished Product, AKP shall be responsible (at its cost and expense) for all final product labeling and packaging, including insertion of materials such as patient inserts, patient medication guides, professional inserts and any other written, printed or graphic materials accompanying the Product, and the handling and storage, and related activities of the Product in connection with the foregoing (collectively, “Packaging and Labeling”), subject to applicable trademark controls and patent marking requirements as set forth in the relevant Development Supply Agreement or Commercial Supply Agreement.

6.6.2 Testing and Release. Each Development Quality Agreement and Commercial Quality Agreement shall set forth procedures for any technical release testing,

inspections and market release applicable to the Product to be supplied under each Development Supply Agreement and Commercial Supply Agreement.

6.7 Inspection and Audit. Each of the Development Supply Agreement and the Commercial Supply Agreement will set forth commercially reasonable site inspection and audit provisions, including as required in order to comply with Applicable Law.

ARTICLE 7
Commercialization

7.1 Commercialization in the Field in the Territory. During the Term, AKP shall be responsible and use Commercially Reasonable Efforts to Commercialize the Product in the Territory in accordance with the Commercialization Plan (defined below) and this Agreement.

7.2 Commercialization Plan.

7.2.1 Initial Commercialization Plan. On an annual basis and for a period of ten (10) years after the First Commercial Sale of the Product in the Territory (“CP Period”), AKP shall prepare a commercialization plan with respect to the Commercialization (excluding Medical Affairs Activities) of the Product in the Field in the Territory pursuant to this Agreement (the “Commercialization Plan”) for the JSC’s review, which Commercialization Plan shall address the upcoming [***] AKP Fiscal Year period (“Commercialization Plan Period”). The initial Commercialization Plan (the “Initial Commercialization Plan”) shall be prepared by AKP and presented for the JSC review during the AKP Fiscal Year in which the first regulatory application for Product Approval for the Product in the Territory is made.

7.2.2 Updates to Commercialization Plan. During the CP Period, no later than March 31 of each AKP Fiscal Year (except as set forth in Section 7.2.1), AKP shall create and submit to the JSC for review the Commercialization Plan for the following Commercialization Plan Period.

7.2.3 Contents of Commercialization Plan. Each Commercialization Plan shall include, among other things, a summary of the following items in connection with the Commercialization of the Product in the Territory: [***].

7.3 AKP’s Performance.

7.3.1 Specific Commercialization Obligations. Without limiting the generality of Section 7.1, in connection with the Commercialization of the Product in the Territory by AKP hereunder:

(a) AKP shall be solely responsible for (i) receiving, accepting and filling orders for the Product in the Territory, (ii) handling all returns of the Product in the Territory, (iii) controlling invoicing, order processing and collection of accounts receivable for the sales of the Product in the Territory, and (iv) distributing and managing inventory of the Product in the Territory.

7.3.2 Investigator-Sponsored/Initiated Studies and Investigator and Company Co-Sponsored/Initiated Studies. With respect to any investigator-sponsored/initiated studies and investigator and company co-sponsored/initiated studies involving the Product, (i) with respect to any such studies conducted solely within the Territory or relating solely to the Territory, AKP shall, at its own cost and expense, have full responsibility for responding to any requests regarding such studies in the case of investigator-sponsored/initiated studies, and for involving an investigator in such studies in the case of investigator and company co-sponsored/initiated studies, engage such investigators to conduct such studies and manage such studies, with VectivBio cooperating with AKP if so requested by AKP (subject to AKP’s reimbursement of all VectivBio FTE Costs and Out-of-Pocket Costs incurred in connection with providing such cooperation); provided, however, that AKP shall notify VectivBio of all such study opportunities prior to accepting or commencing such studies and, notwithstanding anything to the contrary set forth in this Section 7.3.2, if VectivBio reasonably determines that the relevant study may have an adverse effect on the Development and Commercialization of the Product outside of the Territory, VectivBio shall have final decision-making authority with respect to whether and on what terms to proceed with such study; and (ii) with respect to any such studies conducted solely outside of the Territory or relating solely to countries outside of the Territory, AKP shall provide prompt notice of any requests thereof from such investigators, and VectivBio shall, at its own cost and expense, thereafter have the sole right to respond to such investigators, engage such investigators to conduct such studies and manage such studies.

7.4 Commercialization Costs. AKP shall be responsible for [***] incurred in connection with the Commercialization of the Product in the Territory.

7.5 Compliance.

7.5.1 General Compliance Obligations. Each Party agrees that during the Term it shall, and shall cause its Affiliates, Sublicensees (in the case of AKP) and VectivBio Product Sublicensees (in the case of VectivBio), and its and their respective officers, directors and employees (together with AKP (in the case of AKP) or VectivBio (in the case of VectivBio), the “Representatives”) to, comply in all material respects with Applicable Laws:

(a) The Representatives shall not directly or indirectly pay, offer or promise to pay, authorize the payment of any money or give, offer or promise to give, or authorize the giving of anything else of value, to: (i) any Government Official in order to influence official action; (ii) any individual or entity (whether or not a Government Official) (1) to influence such individual or entity to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), (2) to reward such individual or entity for acting improperly or (3) where such individual or entity would be acting improperly by receiving the money or other thing of value; (iii) any individual or entity (whether or not a Government Official) while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit, the individuals or entities for the purposes listed in clauses (i) and (ii) above.

(b) The Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws.

(c) The Representatives shall comply with the Anti-Corruption Laws and shall not take any action that will, or would reasonably be expected to, cause either Party or its Affiliates to be in violation of any such laws or policies.

(d) No Representative that will participate or support its performance of its obligations hereunder has, directly or indirectly, (i) paid, offered or promised to pay or authorized the payment of any money, (ii) given, offered or promised to give or authorized the giving of anything else of value or (iii) solicited, received or agreed to accept any payment of money or anything else of value, in each case ((i), (ii) and (iii)), in violation of the Anti-Corruption Laws during the three (3) years preceding the date of this Agreement.

(e) Each Representative shall have acquired all applicable licenses, permits, qualifications, approvals or authorizations by the competent Governmental Authority in each jurisdiction in which it operates, in accordance with Applicable Laws.

(f) Each Party shall promptly provide the other Party with written notice of the following events: (i) upon becoming aware of any actual or alleged breach or violation by the first Party or its Representative of any obligation in this Section 7.5 or (ii) upon receiving a formal notification that it is the target of an investigation by a Governmental Authority for a violation of the Anti-Corruption Laws or upon receipt of information from any of the Representatives connected with this Agreement that any of them is the target of an investigation by a Governmental Authority for a violation of the Anti-Corruption Laws; provided, however, that (A) VectivBio shall not be required to notify AKP of any occurrence, breach, violation, notification or information that is not reasonably expected to adversely impact the Development or Commercialization of the Product in the Field in the Territory pursuant to this Section 7.5.1(f) and (B) AKP shall not be required to notify VectivBio of any occurrence, breach, violation, notification or information that is not reasonably expected to adversely impact the Development or Commercialization of the Product in the Field outside of the Territory pursuant to this Section 7.5.1(f).

Each Party shall be responsible for any breach of any obligation under this Section 7.5 or of the Anti-Corruption Laws by any of its Representatives.

7.5.2 Disclaimer. Each Party acknowledges that compliance with the Anti-Corruption Laws and other Applicable Laws by it and its Representatives is the responsibility of such Party under this Section 7.5, and such Party agrees that the other Party shall have no liability to such Party or any of its Representatives by reason of the other Party’s exercise (or failure to exercise) its rights or performance of its obligations under this Section 7.5.

7.6 Compliance Audit. During the Term, if and to the extent a Party has disclosed to the other Party any compliance violation pursuant to Section 7.5.1(f), the other Party may request a Compliance Audit (as defined below) of the disclosing Party, and the JSC shall determine whether a Compliance Audit is warranted, including based on whether the relevant violation is (a) material and (b) reasonably likely adversely to impact the Development or Commercialization of the Product in the Territory (with respect to violations reported by VectivBio) or outside of the Territory (with respect to violations reported by AKP). If the JSC determines that a Compliance Audit should be conducted with respect to the disclosing Party, such disclosing Party shall, permit the other Party (“Compliance Auditing Party”) and its Affiliates or the auditors thereof to have (no more than once per Calendar Year unless a subsequent audit within the same Calendar Year is required in order to comply with Applicable Law), upon reasonable notice, access to any premises of the first Party or its Affiliates used in connection with this Agreement, solely for the purpose of auditing the disclosing Party’s and its Representatives’ compliance with its obligations under Section 7.5 (“Compliance Audit”). The Compliance Auditing Party shall submit an audit plan, including audit scope, to the first (disclosing) Party’s approval, which shall not be unreasonably withheld, prior to audit implementation. To the extent that any Compliance Audit by or on behalf of the Compliance Auditing Party requires access and review of any commercially or strategically sensitive information of the first Party or its Affiliates relating to the business of the first Party or its Affiliates, such audit may only be initiated after Regulatory Approval of the Product in the Field is obtained within the Territory, and such activity shall be carried out by a Third Party professional advisor appointed by the Compliance Auditing Party, which advisor must be subject to written confidentiality obligations at least as restrictive as those set forth in this Agreement, and such professional advisor shall only report back to the Compliance Auditing Party such information as is directly relevant to informing the Compliance Auditing Party on the first Party’s compliance with the particular provisions of this Agreement being audited under this ARTICLE 7 (and shall enter into a commercially reasonable confidentiality agreement consistent with the foregoing). The costs and fees of any such Compliance Audit shall be paid by the Compliance Auditing Party, except that, if a Compliance Audit reveals any material breach by the first Party or its Affiliates as documented by such Third Party professional advisor, such costs and fees shall be paid by the first Party. The audited Party shall bear its own costs of rendering assistance to the Compliance Audit. The audit rights described in this Section 7.6 are without limitation of other audit rights described elsewhere in this Agreement.

7.7 Provisions applicable to Sales Related Personnel and Liaisons.

7.7.1 General. AKP shall, and shall cause its Sales Representatives to, conduct all details with respect to the Product and perform its other Commercialization Activities under this Agreement in the Territory in adherence with Applicable Laws and Regulatory Approvals.

7.7.2 Training. AKP shall be solely responsible for training, and for all costs associated with such training, its Sales Representatives and Medical Affairs or Medical Science Liaisons using Commercially Reasonable Efforts and in all cases in accordance with Applicable Laws, including timely reporting of any adverse events with respect to the Product. Upon AKP’s request, VectivBio shall use Commercially Reasonable Efforts to share any training materials related to the Product with AKP or assist training of AKP’s Sales Representatives and Medical Affairs or Medical Science Liaisons as necessary to educate the characteristics and features of the Product.

7.8 Promotional Materials.

7.8.1 Creation of Promotional Materials. AKP shall have the sole right and discretion with respect to the creation and development of Promotional Materials for the Territory in accordance with the Regulatory Approvals and Applicable Laws and at AKP’s sole cost and expense. Upon AKP’s request, VectivBio shall provide AKP with samples of Promotional Materials prepared by VectivBio for outside the Territory, which are Controlled by VectivBio and reasonably necessary for AKP to prepare the Promotional Materials and, upon VectivBio’s request, AKP shall provide VectivBio with samples of Promotional Materials prepared by AKP for the Territory, which are Controlled by AKP and reasonably necessary for VectivBio to prepare the Promotional Materials. For clarity, each Party shall have rights to freely use any such Promotional Materials provided by the other Party and sublicense such materials to its Affiliates and Sublicensees (or VectivBio Sublicensees, as applicable), pursuant to the license grant set forth in ARTICLE 2.

7.8.2 Inclusion of Logos on Packaging and Promotional Materials. To the extent permitted or required by Applicable Laws and subject to obtaining necessary Regulatory Approvals, VectivBio hereby grants to AKP a non-exclusive, royalty-free, limited right and license during the Term to utilize the VectivBio trademark (including all trademarks, names and logos) solely as necessary to perform the Commercialization Activities and other activities to be performed by or on behalf of AKP hereunder in accordance with the terms of this Agreement; provided that AKP complies with VectivBio’s then-current guidelines for trademark usage in connection with such use. In addition, AKP hereby grants to VectivBio a non-exclusive, royalty free, limited right and license during the Term to utilize the AKP trademark (including all trademarks, names and logos) solely as necessary to perform the Manufacturing and other activities to be performed by or on behalf of VectivBio under the terms of this Agreement; provided that VectivBio complies with AKP’s then-current guidelines for trademark usage in connection with such use. Each Party shall only use the trademark of the other Party with the necessary trademark designations, and each Party shall use the other Party’s trademarks in a manner that does not derogate from such Party’s rights in its trademarks, names and logos. Each Party shall submit representative samples of its use of the other Party’s trademark for review by the other Party. Each Party will take no action that will interfere with or diminish the other’s rights in its respective trademarks, names and logos, and if a Party reasonably believes that the use of its trademarks, names and logos by the other Party hereunder is interfering with or diminishing its rights, such Party shall notify the other Party thereof in writing and such other Party shall promptly cease use of such trademarks, names or logos in such manner. Each Party agrees that all use of the other Party’s trademarks, names and logos will inure to the benefit of such other Party, including all goodwill in connection therewith.

7.8.3 Ownership of Promotional Materials. AKP shall own all right, title and interest in and to any Promotional Materials created by or on behalf of AKP hereunder relating to the Product in the Territory including copyrights, but excluding trademarks (including the Product Trademark), names, logos and other marks owned by or on behalf of VectivBio or its Affiliates.

7.9 Product Trademarks and Product Trade Dress.

7.9.1 Product Trademark. AKP shall Commercialize the Product in the Territory under: (a) such trademark(s) and logo(s) set forth in Schedule 7.9 as may be determined by VectivBio after consultation with AKP (together, the “Product Trademark” and the “Product Trade Dress”, respectively); provided, however, that VectivBio shall enter into good faith discussion with AKP to get AKP’s input regarding use of such trademark(s) and logo(s) in the Territory or brand names for AKP’s or its Affiliates’ other products; or (b) such trademark(s) and logo(s) to be registered by AKP pursuant to this Section 7.9.1. If the Parties agree that AKP should not Commercialize the Product using the Product Trademark or Product Trade Dress in the Territory, AKP shall, at its own expense, design, register, maintain and own alternative trademarks, logos and trade dress for the Product in the Territory after first submitting them to the JSC and shall take into account VectivBio’s feedback before implementing such alternatives. Unless AKP registers and maintains such alternative trademark and trade dress or otherwise agreed by the Parties, VectivBio shall own, register and maintain all Product Trademarks and/or Product Trade Dress in the Territory to be used in the Manufacture and Commercialization of the Product in the Territory. VectivBio shall establish, register and maintain the Product Domain Name.

7.9.2 Use and Ownership of Product Trademarks and Product Trade Dress. All uses of the Product Trademark and Product Trade Dress by AKP (and its Affiliates and Sublicensees) to identify and/or in connection with the Commercialization of the Product shall be in accordance with Regulatory Approvals and all Applicable Laws, quality control guidelines for the Product Trademarks and the Product Trade Dress, as may be amended from time to time. AKP (and its Affiliates and Sublicensees) shall only use the Product Trademark and Product Trade Dress pursuant to the terms of this Agreement to identify, and in connection with the Commercialization of the Product in the Territory. AKP shall not (and shall cause its Affiliates and Sublicensees not to) use such Product Trademark or Product Trade Dress to identify, or in connection with the marketing of, any other products or services that are not Products.

7.9.3 Infringement of the Product Trademark. In the event that either Party becomes aware of any infringement of the Product Trademark or Product Trade Dress by a Third Party in the Territory, such Party shall promptly notify the other Party and the Parties shall consult with each other in good faith with respect thereto. As between VectivBio and AKP, VectivBio shall have the first right (but not the obligation) to take the appropriate steps to enforce or defend any Product Trademark or Product Trade Dress against infringement by a Third Party in the Territory. VectivBio may take steps including the initiation, prosecution and control of any suit, proceeding or other legal action by counsel of its own choice. VectivBio shall bear the costs of such enforcement or defense, as applicable. If requested to do so, AKP shall reasonably cooperate with any and all action initiated by VectivBio, including by joining legal proceedings as a party at VectivBio’s reasonable expense. Notwithstanding the foregoing, AKP will have the right, at its own expense, to be represented in any such action by counsel of its own choice. If VectivBio fails to institute such litigation or otherwise take steps to remedy the infringement of a Product Trademark or Product Trade Dress within [***] days of the date one Party has provided notice to the other Party of such infringement or claim, then AKP shall have the right (but not the obligation), at its own expense, to bring any such suit, action or proceeding by counsel of its own choice and VectivBio will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

7.9.4 Trademark Acknowledgments. Each Party acknowledges the sole ownership by the other Party and validity of all copyright, trademarks, trade dress, logos and slogans owned by the other Party and used or intended to be used in connection with the Commercialization of the Product. Each Party agrees that it will not at any time during or after the Term assert or claim any interest in, or do anything which may adversely affect the validity or enforceability of, any copyright, trademark, trade dress, logo or slogan owned by the other Party and used or intended to be used on or in connection with the marketing or sale of the Product. Neither Party will register, seek to register or cause to be registered any copyrights, trademarks, trade dress, logos or slogans owned by the other Party and used or intended to be used on or in connection with the marketing or sale of the Product or any variation thereof, under any Applicable Laws providing for registration of copyrights, trademarks, service marks, trade names or fictitious names (including as an Internet domain name) or similar Applicable Laws, without the other Party’s prior written consent.

7.10 Commercialization Data. Each Party shall own all marketing and sales data and information resulting from its Commercialization of the Product in the Field in its respective territory (“Commercialization Data”). Each Party may use Commercialization Data owned by the other Party pursuant to the license grant set forth in ARTICLE 2;

provided, however, that any data and information that constitutes the Confidential Information of the owning Party shall be redacted where appropriate (and in any event not disclosed except in accordance with ARTICLE 13), and all use and disclosure thereof shall be subject to Applicable Laws and any Third Party confidentiality obligations.

ARTICLE 8
Supply

8.1 Development and Pre-Marketing Supply. In accordance with the provisions set forth in ARTICLE 6 (including according to the Specifications for the Product and respective specifications agreed between the Parties for other materials), VectivBio shall Manufacture, or arrange for a Third Party to Manufacture, and supply the (a) Product and its matching placebo (for clarity, excluding any control products for testing purposes, which AKP shall procure on its own) and (b) reference standards for the Compound and its impurities, the excipients, container closure components and samples of the DCS Product (to the extent such DCS Product is made available by VectivBio) (including analytical standards) for Development Activities or Pre-Marketing activities to be performed by or on behalf of AKP in accordance with the AKP Development Plan. The Product shall be ordered and supplied for such Development Activities in accordance with the procedures set forth in Schedule 8.1 attached hereto. The Parties will sign a supply agreement that will detail VectivBio’s supply obligations under this Section 8.1 within [***] days after the Effective Date (“Development Supply Agreement”). The terms of the Development Supply Agreement shall be consistent with the terms of this Agreement including Schedule 8.1 The Parties shall enter into an appropriate quality agreement for the Product (“Development Quality Agreement”) in compliance with GMP and Applicable Laws at least twenty (20) days prior to the supply of materials for Development Activities use. AKP shall use the Product and other materials supplied pursuant to the Development Supply Agreement solely for purposes of performing Development Activities or Pre-Marketing activities for the Product in the Field in the Territory. The Development Supply Agreement shall include details describing where in the supply chain, and in what form, AKP will import the Product into the Territory. VectivBio shall not be required to import the Product into the Territory.

8.2 Commercial Supply.

8.2.1 In accordance with the provisions set forth in ARTICLE 6 (including according to the Specifications for the Product and respective specifications agreed between the Parties for other materials), VectivBio shall Manufacture, or arrange for a Third Party to Manufacture, and supply all quantities and amounts of (a) the Product (in bulk forms, and including any DCS Product, if and to the extent made available by VectivBio) for commercial sale in the Field in the Territory, (b) the Compound and the Product (including any DCS Product, if and to the extent made available by VectivBio) for Medical Affairs Activities and (c) reference standards for the Compound and its impurities, the excipients, container closure components, samples of the DCS Product (if and to the extent made available by VectivBio) and samples of the Product (including analytical standards), in accordance with a separate written agreement to be negotiated between the Parties (the “Commercial Supply Agreement”), as described in additional detail in Section 8.3. The Commercial Supply Agreement shall include details describing where in the supply chain, and in what form, the Product and legal title to it will transfer. The Parties’ current intention is that AKP will import the Product into the Territory; provided, however, that the Parties shall discuss and agree upon the details of such importation including any change in the Parties’ intention or situation when negotiating the Commercial Supply Agreement.

8.3 Commercial Supply Agreement.

8.3.1 Negotiation of Commercial Supply Agreement. Reasonably in advance of the date AKP anticipates that it will first require supply of the Product for commercial sale in the Territory, and in any event at least [***] months before the expected date of the first Product Approval of the Product in the Field in the Territory, the Parties shall negotiate in good faith and enter into the Commercial Supply Agreement, which shall be on commercially reasonable terms consistent with the terms of this Agreement (including provisions set forth in ARTICLE 6), pursuant to which VectivBio shall supply the Product and other materials to AKP as contemplated by this Agreement.

8.3.2 Additional Supply Terms. Without limiting the generality of the foregoing, the Commercial Supply Agreement shall: [***].

8.4 Supply Price and Invoicing.

8.4.1 Development Supply. The supply price for the Product supplied for Development Activities in the Territory (the “Development Supply Price”) shall equal VectivBio’s [***], and delivery terms shall be [***] (Incoterms 2020) and the point of delivery shall be agreed by the Parties and defined in the Development Supply Agreement.

8.4.2 Commercial Supply.

(a) The supply price for the Compound and the Product to be used for the Medical Affairs Activities shall be [***] and shall be set forth in the Commercial Supply Agreement, and delivery terms shall be defined in the Commercial Supply Agreement.

(b) The supply price for the Product for commercial sales in the Territory (the “Commercial Supply Price”) shall equal VectivBio’s [***] (the Commercial Supply Price, together with the Development Supply Price, collectively, the “Supply Price”), and delivery terms shall be defined in the Commercial Supply Agreement.

8.4.3 Invoice. All valid and undisputed invoices for the Supply Price shall be paid by AKP within [***] days of the date on which the relevant invoice was received by AKP.

8.5 AKP’s Manufacturing Right. Notwithstanding anything to the contrary contained herein, in case of VectivBio’s failure to deliver (to be defined in the Commercial Supply Agreement) the Product to AKP under the Commercial Supply Agreement, AKP may, at its option and upon written notice to VectivBio (the “Exercise Notice”), Manufacture (expressly including the rights to make and have made) Product for commercial distribution in the Territory (the “Manufacturing Right”), for the sole purpose of ensuring the stable supply of the Product to AKP, its Affiliates and Sublicensees for the Territory. In order to enable AKP to exercise such Manufacturing Right, the following provisions set forth in this Section 8.5 shall apply:

8.5.1 Effective upon VectivBio’s receipt of the Exercise Notice, VectivBio hereby grants to AKP, (i) a non-exclusive, sub-licensable (in multiple tiers) (solely in accordance with terms compatible with applicable terms from Section 2.1.3), royalty-bearing (as set forth in Section 9.3) license, under the VectivBio Technology and VectivBio’s right, title and interest in and to any Joint Technology, with respect to the Compound and the

Product, and (ii) a non-exclusive, sub-licensable (in multiple tiers) (solely in accordance with terms compatible with applicable terms from Section 2.1.3), royalty-bearing (as set forth in Section 9.3) license, under the Product Trademark and Product Trade Dress and the Product Domain Name, with respect to the Compound and the Product, in each case solely to Manufacture (expressly including the rights to make and have made) (A) the Compound anywhere worldwide for use in the Product and (B) the Product anywhere worldwide for Commercialization of the Product in the Territory.

8.5.2 The Parties shall develop and agree upon a detailed plan (“Transfer Plan”) for the sharing by VectivBio with AKP of the specific data and materials Controlled by VectivBio or its Affiliates that are necessary for the Manufacture of the Compound and the Product by AKP (“Manufacturing Materials”). Promptly following the Parties agreement of the Transfer Plan, VectivBio shall provide AKP with copies of and access to such Manufacturing Materials (“Technical Transfer”). VectivBio shall cooperate in good faith with AKP to effect such Technical Transfer in accordance with the Transfer Plan and the timelines set forth therein.

8.5.3 VectivBio shall use [***] to continue supplying the Product and the Compound under the Commercial Supply Agreement for a period until (a) in the case of the Compound, Regulatory Approval for manufacturing site change is obtained by AKP and the production of the Compound is made by AKP, and (b) in the case of Product (and its matching placebos), Regulatory Approval for manufacturing site change is obtained by AKP and the production of the Product (and its matching placebos) is made by AKP.

8.5.4 AKP shall have the right to contract with any manufacturer anywhere in the world, including VectivBio’s Third Party suppliers/vendors, for supply of the Compound and the Product to AKP under the Manufacturing Right, provided that (i) the Third Party is subject to written confidentiality and non-use obligations at least as restrictive as those set forth in this Agreement; (ii) the Third Party is and shall only be entitled to Manufacture the Compound and Product for the benefit of AKP, its Sublicensees, and its Affiliates, in all cases for Commercialization of the Product in the Field in the Territory (and not for any other Third Party or any other purpose); and (iii) AKP shall be responsible and liable for any breach by the Third Party of its obligations of confidentiality and restrictions of use or the obligation or any other term of this Agreement.

8.5.5 VectivBio shall make good faith efforts to introduce AKP to VectivBio’s Third Party suppliers/vendors for supply of the Compound and the Product, and shall reasonably cooperate with AKP to enable AKP to establish direct relationships with such Third Party suppliers/vendors with respect to the Manufacture of the Compound and/or the Product (and its matching placebos, if applicable).

8.6 Supply Obligations after Expiration or Termination of Supply Obligations.

8.6.1 Notwithstanding anything to the contrary contained herein, the obligations of the Parties under this ARTICLE 8, including VectivBio’s obligations to Manufacture and supply the Product for Development and Commercialization purposes, and AKP’s obligations to purchase solely from VectivBio, shall continue during the Running Royalty Terms for all Products (unless otherwise terminated by the Parties pursuant to the terms of the Commercial Supply Agreement or terminated by AKP pursuant to Section 8.5) and, if and to the extent set forth in the Commercial Supply Agreement, after the end of the

Running Royalty Terms for all Products, upon reasonable terms and conditions to be agreed between the Parties. In the event that AKP desires to continue Commercializing the Product following the expiration of the Running Royalty Terms for all Products, the Parties shall, at least forty-eight (48) months before the expiration of the Running Royalty Terms for all Products, negotiate in good faith and execute a manufacturing/technical transfer and/or supply agreement with the terms and conditions upon which AKP exercise Manufacturing Right, or VectivBio continues to Manufacture and supply, and AKP continues to purchase, requirements of the Product from VectivBio. In order to enable AKP to exercise such Manufacturing Right, the terms compatible with applicable terms from Section 8.5 shall be applied.

ARTICLE 9
PAYMENTS

9.1 Upfront Royalty Payment. Within ten (10) Business Days after AKP receives the invoice issued by VectivBio, which invoice shall be issued on the Effective Date, AKP shall pay to VectivBio an upfront amount equal to three billion Japanese Yen (JPY 3,000,000,000) (the “Upfront Royalty Payment”) as a part of the consideration for the royalty-bearing license or sublicense, as applicable, granted to AKP under this Agreement, by wire transfer of immediately available funds into an account designated in writing by VectivBio. The Upfront Royalty Payment shall be nonrefundable and noncreditable against any other payments due hereunder.

9.2 Milestone Payments. AKP shall pay to VectivBio the milestone payments set forth below following achievement (first occurrence) of the corresponding milestone event as further consideration for the royalty-bearing license or sublicense, as applicable, granted to AKP under this Agreement. AKP shall promptly notify VectivBio in writing of, but in no event later than [***] Business Days after, occurrence or achievement (first occurrence) of each such milestone event. AKP shall pay the applicable milestone payment relating to regulatory milestone events by wire transfer of immediately available funds into an account designated by VectivBio within [***] Business Days after AKP receives the relevant invoice issued by VectivBio. AKP shall promptly notify VectivBio in writing of, but in no event later than [***] Business Days after the end of the AKP Fiscal Year in which a sales-based milestone event occurs or is achieved, its occurrence or achievement (first occurrence) of each such milestone event. AKP shall pay the applicable milestone payments for sales-based milestone events within [***] Business Days after AKP receives the relevant invoice issued by VectivBio. Each such milestone payment is nonrefundable and noncreditable against any other payments due hereunder.

Milestone Event	Milestone Payment
Development and Regulatory Milestone Events
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Milestone Event	Milestone Payment
[***]	[***]
Sales Based Milestone Events
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

9.3 Running Royalty Payments.

9.3.1 Running Royalty Payments. As further consideration for the royalty-bearing license or sublicense, as applicable, granted to AKP under this Agreement, AKP shall pay to VectivBio tiered payments (“Running Royalty Payments”) at the following rates based on annual Net Sales of each Product in the Territory for all or any portion of the AKP Fiscal Year falling within the Running Royalty Term for such Product:

AKP Fiscal Year Royalty Product Net Sales	Running Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

For clarity, running royalty rates will be (a) recalculated on an annual basis based on Net Sales for a given AKP Fiscal Year, so that the annual Net Sales amount will reset at the beginning of each AKP Fiscal Year, and (b) applied in a tiered manner, so that a given running royalty rate will apply only to the portion of the annual Net Sales that are within the threshold range applicable to such running royalty rate (e.g., for annual sales of [***] Japanese Yen, the [***]% rate would apply to the first sales layer, the [***]% rate would apply to the second sales layer and the [***]% rate would apply to the remaining sales layer).

9.3.2 Running Royalty Rate Reduction.

(a) Generic Entry. If at any time during the Running Royalty Term there is a Generic/Biosimilar Product offered for commercial sale within the Field in the Territory, then the applicable running royalty rate set forth in Section 9.3.1 (in the event Sections 9.3.2(b) and/or 16.5 are applied, such reduced running royalty rates pursuant to Sections 9.3.2(b) and/or 16.5), with respect to sales of the corresponding Product in the Field in the Territory, shall be [***].

(b) Third Party Royalties. In the event that AKP is required by a Third Party (x) to obtain a license under an issued patent owned or otherwise held by such Third Party covering the Compound or the Product that is reasonably necessary to exercise the rights and licenses granted by VectivBio to AKP under this Agreement during the Term and (y) to pay royalties, fees, or other payments as consideration, in whole or in part, therefor,

AKP shall notify VectivBio thereof and shall provide information concerning (i) the identity of such Third Party licensor, (ii) the issued date and the issued number of such Third Party patent, (iii) the royalty rate, fee or other payment to be paid by AKP to such Third Party (collectively, “Third Party Royalties”), and (iv) the term of the royalty, fee or other payment obligation. The Parties will determine by mutual agreement whether AKP reasonably requires such a license and define acceptable Third Party Royalties. Following (1) the Parties’ mutual determination that such license is required in order to exercise the rights and licenses granted by VectivBio to AKP under this Agreement during the Term and that the Third Party Royalties required to be paid thereunder are acceptable to both Parties and (2) AKP’s execution of a license agreement with such Third Party reflecting the agreed Third Party Royalties, AKP may [***] of such Third Party Royalties payable during the applicable Running Royalty Term; provided, that in such event, the Running Royalty Payments paid to VectivBio pursuant to Section 9.3.1 with respect to Net Sales of such Product in the Territory shall [***]. If the Parties cannot mutually agree that AKP reasonably requires such a license or upon the amount of the Third Party Royalties, the dispute will be addressed pursuant to ARTICLE 17. In the event that AKP is required to pay royalties, fees, or other payments as consideration to a Third Party pursuant to Section 10.4, such royalties, fees, or other payments shall be deemed Third Party Royalties, and Running Royalty Payments shall [***].

(c) Cumulative Deductions. Notwithstanding the foregoing and subject to the terms of Section 9.5, in no event shall [***].

9.4 Running Royalty Term. AKP’s obligation to pay royalties under Section 9.3.1 for each Product shall commence on the First Commercial Sale of such Product in the Territory and shall continue on an Product-by-Product basis, until [***] (such period, for such Product in the Territory, the “Running Royalty Term”). After the expiration of the Running Royalty Term in the Territory for a Product, no further Running Royalty Payments shall be due with respect to such Product in the Territory, and the licenses granted to AKP hereunder (including under Sections 2.1.1, 2.1.2 and 8.5.1) shall become fully paid-up, royalty-free, perpetual, non-exclusive and irrevocable licenses for such Product in the Territory.

9.5 Running Royalty and Commercial Supply Price Cap. Notwithstanding anything to the contrary contained herein, the [***] in the Territory.

9.6 Running Royalty Reports and Payment Procedures. Within [***] Business Days after the end of each Calendar Quarter during the applicable Running Royalty Term, AKP shall provide VectivBio with a written statement showing the amount of Net Sales in Japanese Yen of each Product during such preceding Calendar Quarter for the Territory and a calculation of the amount of Running Royalty Payments due on such Net Sales for such Calendar Quarter for the Territory pursuant to Sections 9.3 and 9.4 (“Running Royalty Report”). Each Running Royalty Report will include the following information for the applicable Calendar Quarter, in reasonable detail: (i) the number of Products sold within the Territory during such period, and related gross sales calculations, including a detailed allocation of the gross-to-net deductions; (ii) the applicable running royalty rate under Section 9.3.1, (iii) Net Sales in the Territory during such period, indicating which Net Sales are subject to each running royalty rate, (iv) the Running Royalty Payment calculation; (v) [***] and (vi) the Running Royalty Payment due on such Net Sales for such Calendar Quarter. On or after receipt of such Running Royalty Report, VectivBio shall invoice AKP for the corresponding Running Royalty Payment, and AKP shall pay to VectivBio the amount set forth on such invoice within [***] Business Days after receipt of VectivBio’s invoice.

9.7 Taxes and Withholding. Each of the Parties, respectively, shall pay and/or withhold taxes in accordance with Applicable Laws.

9.7.1 VAT. The Parties agree to cooperate with one another and use reasonable efforts to ensure that value added tax or similar payment (“VAT”) in respect of any payments made by one Party to the other Party under this Agreement does not represent an unnecessary cost in respect of payments made under this Agreement. For purposes of clarity, all sums payable under this Agreement shall be exclusive of VAT. In the event that any VAT is owing in any jurisdiction in respect of any such payment, the paying Party shall be responsible for such VAT, and the payment to the receiving Party in respect of which such VAT is owing shall be made without deduction for or on account of such VAT to ensure that the receiving Party receives a sum equal to the sum which it would have received had such VAT not been due.

9.8 Withholding Tax. If the paying Party is required to make a payment to the receiving Party that is subject to a deduction of tax or withholding tax under the Applicable Laws, the sum payable by the paying Party to the receiving Party shall be net of any such deduction or withholding tax and any amount so deducted or withheld by the paying Party shall be remitted in accordance with the Applicable Laws. Any such deduction or withholding tax required to be paid or withheld by the paying Party under the Applicable Laws shall be an expense of, and borne solely by, the receiving Party. The paying Party shall not change its methodology or procedures for payments under this Agreement without the prior written consent of the receiving Party. As of the Effective Date, the Parties acknowledge and agree that all payments to be made by AKP to VectivBio under this Agreement shall not be subject to a deduction of tax and withholding tax under the Applicable Laws (including the Convention between Japan and Switzerland for the Avoidance of Double Taxation).

9.8.1 Tax Cooperation. To the extent the paying Party is required to deduct and withhold taxes on any payments to the receiving Party, the paying Party shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the receiving Party an official tax certificate or other evidence of such withholding sufficient to enable the receiving Party to claim such payments of taxes. The Parties shall cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of the payments made under this Agreement. Without limiting the generality of the foregoing, the receiving Party shall provide to the paying Party any tax forms that may be reasonably necessary in order for the paying Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. The receiving Party shall use reasonable efforts to provide any such tax forms to the paying Party at least [***] days prior to the due date for any payments for which the receiving Party desires that the paying Party apply a reduced withholding rate. Upon the paying Party receiving such duly completed tax forms, the paying Party shall promptly submit such tax forms to the competent Governmental Authority. Each Party shall provide the other with reasonable assistance to enable tax refunds and other recoveries, as permitted by Applicable Laws, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such tax refunds and other recoveries to be for the benefit of the Party bearing such withholding tax or VAT.

9.9 Currency Conversion. All payments hereunder shall be made in Japanese Yen. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement, any amount expressed in a foreign currency shall be converted into Japanese Yen based on the applicable exchange rate equal to the daily average of the average between the buy and sell rates of the applicable exchange rates published by the Sumitomo Mitsui Banking Corporation during the applicable Calendar Quarter.

9.10 General Payment Procedures. Unless otherwise expressly payable in certain time frames as provided in this Agreement (including Section 8.4.3), the receiving Party shall invoice the paying Party for all amounts due to such receiving Party under this Agreement, and such payments shall be made by wire transfer of immediately available funds into an account designated in writing by the receiving Party within [***] days following the receipt by the paying Party of an invoice from the receiving Party specifying the amount due.

9.11 Late Payments. Any amount required to be paid by a Party hereunder which is not paid by the specified due date shall bear interest (from the date such amounts were due through and including the date upon which full payment is made) [***]. Interest charged and paid with respect to any late payments will not limit any other remedies that may be available to a Party.

9.12 Financial Records and Audit.

9.12.1 During the Term, VectivBio shall not more than once each Calendar Year, at a time that is mutually agreeable to both parties, have the right to request an audit of AKP’s records and books of account for calculations of Net Sales hereunder for [***] by VectivBio’s independent, internationally recognized accounting firm in order to confirm the accuracy of milestone payments for sales-based milestone events and Running Royalty Payments (a “Financial Audit (AKP)”). No period will be audited more than once unless substantial revisions result from the initial audit of such period. VectivBio shall submit an audit plan, including audit scope, to AKP for AKP’s approval, which shall not be unreasonably withheld, prior to audit implementation. Upon the written request by VectivBio to AKP to conduct a Financial Audit (AKP), VectivBio shall have the right to engage an independent accounting firm to perform a review as is reasonably necessary to enable such accounting firm to confirm the accuracy of Running Royalty Payments and other amounts due or payable by AKP under this Agreement for the Calendar Year(s) requested by VectivBio; provided, that such accountants shall use reasonable efforts to minimize any disruption to AKP’s business. The independent accounting firm shall keep confidential any information obtained during such inspection and shall report to VectivBio and AKP only the amounts of Net Sales and amounts due and payable by AKP. If determined that additional amounts are owed, or that amounts were overpaid, during such period, AKP will pay VectivBio the additional amounts, or VectivBio will pay AKP (or give AKP a credit in amount equal to) the overpaid amounts within [***] days of the date the independent accounting firm’s written report is received by the paying party. The cost of the accounting firm shall [***].

9.12.2 During the Term, AKP shall not more than [***] each Calendar Year, at a time that is mutually agreeable to both parties, have the right to request an audit of VectivBio’s records and books of account for calculations of Cost of Goods and Development Costs for Global Trials (other than the Global Trial GI-GVHD, any Global Trial for an Opt-Out Indication or any Global Trial identified in an AKP Local Study Notice) hereunder for [***] by AKP’s independent, internationally recognized accounting firm in order to confirm the accuracy of Cost of Goods and Development Costs for Global Trials (other than the Global Trial GI-GVHD, any Global Trial for an Opt-Out Indication or any Global Trial identified in an AKP Local Study Notice) (a “Financial Audit (VB)”); provided, however, that AKP shall not have such right to request an audit in respect of Development Costs for the Global Trial GI-GVHD, any Global Trial for an Opt-Out Indication or any Global Trial identified in an AKP Local Study Notice. No period will be audited more than once unless substantial revisions result from the initial audit of such period. AKP shall submit an audit plan, including audit scope, to VectivBio for VectivBio’s approval, which shall not be unreasonably withheld, prior to audit implementation. Upon the written request by AKP to VectivBio to conduct a Financial Audit (VB), AKP shall have the right to engage an independent accounting firm to perform a review as is reasonably necessary to enable such accounting firm to confirm the accuracy of Cost of Goods and Development Costs for Global Trials (other than the Global Trial GI-GVHD, any Global Trial for an Opt-Out Indication or any Global Trial identified in an AKP Local Study Notice) due or payable by AKP under this Agreement for the Calendar Year(s) requested by AKP; provided, that such accountants shall use reasonable efforts to minimize any disruption to VectivBio’s business. The independent accounting firm shall keep confidential any information obtained during such inspection and shall report to AKP and VectivBio only the amounts of Cost of Goods and the amounts of Development Costs for Global Trials (other than the Global Trial GI-GVHD, any Global Trial for an Opt-Out Indication or any Global Trial identified in an AKP Local Study Notice) due or payable by AKP. If determined that additional amounts are owed, or that amounts were overpaid, during such period, AKP will pay VectivBio the additional amounts, or VectivBio will pay AKP (or give AKP a credit in amount equal to) the overpaid amounts within [***] days of the date the independent accounting firm’s written report is received by the paying party. The cost of the accounting firm shall [***].

ARTICLE 10
Intellectual Property Matters

10.1 Ownership of Intellectual Property.

10.1.1 General. Subject to the provisions of this Section 10.1.1 and except as expressly set forth otherwise in this Agreement, the following shall apply with respect to the Parties’ ownership rights:

(a) VectivBio shall solely own all right, title and interest in and to all VectivBio Inventions and VectivBio Patents and it alone shall have the sole right to apply for VectivBio Patents within and outside of the Territory.

(b) AKP shall solely own all right, title and interest in and to all AKP Inventions and AKP Patents, and it alone shall have the sole right to apply for AKP Patents within and outside of the Territory.

(c) The Parties shall jointly own all Joint Inventions and Joint Patents within and outside of the Territory and shall have rights to apply for Joint Patents in accordance with Section 10.3.2. Subject to the terms and conditions of this Agreement, and except to the extent that a Party has granted the other Party an exclusive license under such Party’s joint ownership right, title and interest in and to the Joint Inventions and Joint Patents, each Party shall have the right to freely practice, and to freely grant licenses under, such Party’s own joint ownership right, title and interest in and to Joint Inventions and Joint Patents without the other Party’s consent, and shall have no duty to account to the other Party for such practice or license, and each Party hereby waives any right it may have under the laws of any country to require such consent or accounting.

10.1.2 Employees; Sublicensees; Agents; Contractors. Each Party will require all of its and its Affiliates’ employees to assign all Inventions that are developed, made or conceived by such employees to VectivBio and/or AKP according to the ownership principles described in Section 10.1.1, free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions. Each Party will also require any sublicensees, agents or independent contractors performing an activity pursuant to this Agreement to assign all Inventions that are developed, made or conceived by such sublicensees, agents or independent contractors to VectivBio and/or AKP according to the ownership principles described in Section 10.1.1, free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions. If any Inventions are developed, made or conceived by an investigator involved in investigator- sponsored/initiated studies or investigator and company co-sponsored/initiated studies, each Party shall use Commercially Reasonable Efforts to require such investigator performing an activity pursuant to this Agreement to grant royalty-free, perpetual, non-exclusive and irrevocable license, with the right to sublicense, under and with respect to all Inventions that are developed, made or conceived by such investigator to VectivBio and/or AKP according to the ownership principles described in Section 10.1.1, free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions.

10.2 Disclosures; Disputes Regarding Inventions. Each Party shall promptly disclose to the other Party all Inventions made by it during the Term that are required to be licensed by such Party to the other Party hereunder. In the event that either Party wishes to file a Patent claiming an Invention made by such Party, such Party (“Patent Filing Party”) shall, before filing a new Patent application (including provisionals and continuations-in-part) promptly disclose such Invention to the other Party and shall provide the other Party with a copy of the proposed patent application at least twenty (20) Business Days before filing such application or such shorter time as may be required to preserve Patent rights, including the avoidance of a statutory bar or prior publication. Notwithstanding anything to the contrary herein, if the other Party believes that the Patent Filing Party’s proposed Patent application discloses Confidential Information of the other Party, such other Party shall so notify the Patent Filing Party within such twenty (20) Business Days after receipt thereof, and the Patent Filing Party shall amend its proposed application to comply with the confidentiality provisions of this Agreement. If the Parties are in agreement as to the designation of the Invention as a VectivBio Invention, Joint Invention or AKP Invention, as applicable, they can continue as set forth in Section 10.3. If the Parties disagree as to whether an Invention is a VectivBio Invention, Joint Invention or AKP Invention, and are unable to reach agreement within thirty (30) days after commencing discussions, then the provisions of ARTICLE 17 shall apply to such dispute.

10.3 Patent Filings, Prosecution and Maintenance.

10.3.1 VectivBio Patents.

(a) Subject to, and without limiting AKP’s rights under, Section 10.4 of this Agreement, VectivBio shall have the first right (but not the obligation) to prepare, file, prosecute and maintain all VectivBio Patents (including with respect to international patent filings), at its own cost and expense. With respect to any substantive submissions that

VectivBio is required to or otherwise intends to submit to a patent office in the Territory with respect to a VectivBio Patent, VectivBio shall (through patent attorney or agents of its choice) provide a draft of such submission to AKP at least [***] days (or such time as is possible) prior to the deadline (or in the event the deadline is extended, prior to such extended deadline) for, or the intended filing date of, such submission, whichever is earlier (or as soon as reasonably possible if VectivBio has less than [***] days’ notice of a deadline for submission). AKP shall have the right to review and comment upon any such submission by VectivBio to a patent office in the Territory, and will provide such comments within [***] days after receiving such submission (provided, that if no comments are received within such [***] day period, then VectivBio may proceed with such submission). VectivBio shall consider in good faith any suggestions or recommendations of AKP concerning the preparation, filing, prosecution and maintenance thereof. VectivBio shall promptly update Schedule 1.102 as any new Patent meets the definition of VectivBio Patents as set forth in Section 1.102 to reflect any such new Patent.

(b) If, during the Term, VectivBio (a) intends to allow any issued VectivBio Patent to which AKP has a license under this Agreement to expire, or intends to otherwise abandon any such issued VectivBio Patent, or (b) decides not to prepare or file patent applications claiming VectivBio Inventions in the Territory to which AKP would otherwise have a license under this Agreement (or decides to abandon any such patent application), VectivBio shall notify AKP of such intention or decision at least [***] days prior to any filing or payment due date, or any other date that requires action, in connection with such VectivBio Patent or VectivBio Inventions, and AKP shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof at its sole cost and expense, in the name of AKP, and, to the extent such VectivBio Patent claims a VectivBio Invention, VectivBio shall, and hereby does, assign to AKP, VectivBio’s entire right, title and interest in and to any such VectivBio Patent in the Territory, for use in the Territory (rendering, for clarity, such VectivBio Patent an AKP Patent hereunder). VectivBio shall promptly update Schedule 1.102 to reflect such change.

10.3.2 Joint Patents.

(a) Subject to, and without limiting, AKP’s rights under, Section 10.4 of this Agreement, VectivBio shall have the first right (but not the obligation) to control and manage the preparation, filing, prosecution and maintenance of the Joint Patents in the name of both Parties (including with respect to international patent filings), provided that all related costs shall be shared between the Parties [***]. VectivBio shall (through patent attorney or agents of its choice) keep AKP informed of the status of Joint Patents and provide AKP with copies of all substantive documentation submitted to, or received from, the patent offices in connection therewith. With respect to any substantive submissions that VectivBio is required to or otherwise intends to submit to a patent office with respect to a Joint Patent, VectivBio shall (through patent attorney or agents of its choice) provide a draft of such submission to AKP at least [***] days (or such time as is possible) prior to the deadline (or in the event the deadline is extended, prior to such extended deadline) for, or the intended filing date of, such submission, whichever is earlier (or as soon as reasonably possible if VectivBio has less than [***] days’ notice of a deadline for submission). AKP shall have the right to review and comment upon any such submission by VectivBio to a patent office, and will provide such comments within [***] days after receiving such submission (provided, that if no comments are received within such [***] day period, then VectivBio may proceed with such submission). VectivBio shall consider in good faith any suggestions or recommendations of

AKP concerning the preparation, filing, prosecution and maintenance thereof. In the event the Parties agree to change the Party who controls and manages the preparation, filing, prosecution and maintenance of a particular Joint Patent form VectivBio to AKP, thereafter AKP shall have the right to control and manage the preparation, filing, prosecution and maintenance of such particular Joint Patent in accordance with this Section 10.3.2(a).

(b) If, during the Term, VectivBio (i) intends to allow any issued Joint Patent to expire or intends to otherwise abandon any such issued Joint Patent, or (ii) decides not to prepare or file patent applications claiming Joint Inventions (or decides to abandon any such patent application), VectivBio shall notify AKP of such intention or decision at least [***] days prior to any filing or payment due date, or any other date that requires action, in connection with such Joint Patent or Joint Invention, and AKP shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof at its sole cost and expense, in the name of AKP, and, to the extent such Joint Patent claims a Joint Invention, VectivBio shall, and hereby does, assign to AKP, VectivBio’s entire right, title and interest in and to any such Joint Patent (rendering, for clarity, such Joint Patent an AKP Patent hereunder).

(c) If, during the Term, AKP (i) intends to allow any issued Joint Patent to expire or intends to otherwise abandon any such issued Joint Patent, or (ii) decides not to prepare or file patent applications claiming Joint Inventions (or decides to abandon any such patent application), AKP shall notify VectivBio of such intention or decision at least [***] days prior to any filing or payment due date, or any other date that requires action, in connection with such Joint Patent or Joint Invention, and VectivBio shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof at its sole cost and expense, in the name of VectivBio, and, to the extent such Joint Patent claims a Joint Invention, AKP shall, and hereby does, assign to VectivBio, AKP’s entire right, title and interest in and to any such Joint Patent (rendering, for clarity, such Joint Patent a VectivBio Patent hereunder).

10.3.3 AKP Invention Patents.

(a) Subject to, and without limiting VectivBio’s rights under, Section 10.4 of this Agreement, AKP shall have the first right (but not the obligation) to prepare, file, prosecute and maintain all AKP Invention Patents (including with respect to international patent filings), at its own cost and expense. With respect to any substantive submissions that AKP is required to or otherwise intends to submit to a patent office in the Major Countries with respect to an AKP Invention Patent, AKP shall (through patent attorney or agents of its choice) provide a draft of such submission to VectivBio at least [***] days (or such time as is possible) prior to the deadline (or in the event the deadline is extended, prior to such extended deadline) for, or the intended filing date of, such submission, whichever is earlier (or as soon as reasonably possible if AKP has less than [***] days’ notice of a deadline for submission). VectivBio shall have the right to review and comment upon any such submission by AKP to a patent office, and will provide such comments within [***] days after receiving such submission (provided, that if no comments are received within such [***] day period, then AKP may proceed with such submission). AKP shall consider in good faith any suggestions or recommendations of VectivBio concerning the preparation, filing, prosecution and maintenance thereof.

(b) If, during the Term, AKP (i) intends to allow any issued AKP Invention Patent to which VectivBio has a license under this Agreement to expire or intends to otherwise abandon any such issued AKP Invention Patent, or (ii) decides not to prepare or file patent applications claiming AKP Inventions to which VectivBio would otherwise have a license under this Agreement (or decides to abandon any such patent application), AKP shall notify VectivBio of such intention or decision at least [***] days to any filing or payment due date, or any other date that requires action, in connection with such AKP Invention Patent or AKP Inventions, and VectivBio shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof at its sole cost and expense, in the name of VectivBio, and, to the extent such AKP Invention Patent claims an AKP Invention, AKP shall, and hereby does, assign to VectivBio, AKP’s entire right, title and interest in and to any such AKP Invention Patent outside the Territory, for use outside the Territory (rendering, for clarity, such AKP Invention Patent a VectivBio Patent hereunder).

10.3.4 Cooperation. The Parties agree to reasonably cooperate in the preparation, filing, prosecution and maintenance of all Patents under this Section 10.3, including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to the filing Party concerning the Invention disclosed in such Patent, obtaining execution of such other documents which are needed in the filing and prosecution of such Patent, and, as requested by a Party, updating each other regarding the status of such Patent, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or maintain such Patents.

10.4 Defense and Enforcement of Patents.

10.4.1 Infringement of Third Party Patents. Each of the Parties shall promptly, but in any event no later than [***] days after receipt of notice thereof, notify the other Party in writing in the event of any claims by a Third Party of alleged patent infringement by AKP or VectivBio or any of their respective Affiliates or Sublicensees (in the case of AKP) or VectivBio Product Sublicensees (in the case of VectivBio) with respect to the research, development, manufacture, use, sale, offer for sale or importation of a Product (each, an “Infringement Claim”). With respect to any Infringement Claim in the Territory, VectivBio shall assume, at its own cost, control of the defense of any Infringement Claim relating to the composition of matter of, or method of using, the Compound, or preparation, formulation, dual chamber syringe, kit or manufacturing process of such Compound or the Product (including Infringement Claim regarding Manufacturing of, and supply to AKP of, the Compound and the Product by or on behalf of VectivBio or its Affiliates for Development Activities, the Medical Affairs Activities or commercial sale in the Territory), and AKP shall assume, at its own cost, control of the defense of any other Infringement Claim regarding Development or Commercialization Activities conducted by AKP hereunder. The non-controlling Party, upon request of the controlling Party, agrees to join in any such litigation at the controlling Party’s expense, and in any event agrees to reasonably cooperate with the controlling Party. The non-controlling Party will have the right to consult with the controlling Party concerning such Infringement Claim and to participate in and be represented by independent counsel at its own expense. The controlling Party shall have the exclusive right to settle any Infringement Claim without the consent of the non-controlling Party, unless such settlement shall have a material adverse impact on the non-controlling Party (in which case the consent of the non-controlling Party shall be required). For purposes of this Section 10.4.1, any settlement that would involve the waiver of rights (including the rights to receive payments) of the non-controlling Party shall be deemed a material adverse impact and shall require the consent of the non-controlling Party, such consent not to be unreasonably withheld or delayed.

10.4.2 Prosecution of Infringers.

(a) Notice. If either Party (i) receives notice of any patent nullity actions, any declaratory judgment actions or any alleged or threatened infringement of patents or patent applications or misappropriation of intellectual property in the Territory comprising the (x) Joint Patents, Joint Inventions or Joint Know-How and Materials, (y) VectivBio Patents, VectivBio Inventions or VectivBio Know-How and Materials or (z) AKP Patents, AKP Inventions or AKP Know-How and Materials, or (ii) learns that a Third Party is infringing or allegedly infringing any Patent within the VectivBio Patents, Joint Patents or AKP Patents, in each case, in the Territory, or if any Third Party claims that any such Patent is invalid or unenforceable, in each case, in the Territory, such Party shall promptly notify the other Party thereof, including providing evidence of infringement or the claim of invalidity or unenforceability reasonably available to such Party.

(b) Enforcement of Patents.

(i) As between VectivBio and AKP, (x) VectivBio shall have the first right (but not the obligation) to take the appropriate steps to enforce or defend any Patent within the VectivBio Patents and Joint Patents against infringement by a Third Party that is conducting the manufacture, sale, use, offer for sale or import of any pharmaceutical product in the Territory and (y) AKP shall have the first right (but not the obligation) to take the appropriate steps to enforce or defend any Patent within the AKP Patents against infringement by a Third Party that is conducting the manufacture, sale, use, offer for sale or import of any pharmaceutical product in the Territory. The applicable Party so enforcing or defending such Patents may take steps including the initiation, prosecution and control of any suit, proceeding or other legal action by counsel of its own choice, and shall bear the costs of such enforcement or defense, as applicable. Notwithstanding the foregoing, the other Party will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(ii) If, pursuant to Section 10.4.2(b)(i), (x) VectivBio fails to institute such litigation or otherwise take steps to remedy the infringement of an VectivBio Patent or a Joint Patent, or (y) AKP fails to institute such litigation or otherwise take steps to remedy the infringement of an AKP Invention Patent, in each case within sixty (60) days of the date one Party has provided notice to the other Party pursuant to Section 10.4.2(a)(i) of such infringement or claim, then the other Party shall have the right (but not the obligation), at its own expense, to bring any such suit, action or proceeding by counsel of its own choice and the Party not pursuing such action will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(c) Cooperation; Allocation of Damages.

(i) If one Party brings any suit, action or proceeding under Section 10.4.2(b), the other Party agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give the first Party reasonable authority to file and prosecute the suit, action or proceeding; provided, however, that neither Party will be required to transfer any right, title or interest in or to any property to the other Party or any other party to confer standing on a Party hereunder.

(ii) The Party not pursuing the suit, action or proceeding hereunder will provide reasonable assistance to the other Party, including by providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any Out-of-Pocket Costs incurred by the non-enforcing or non-defending Party in providing such assistance.

(iii) VectivBio shall not, without the prior written consent of AKP (in its sole discretion), enter into any compromise or settlement relating to any claim, suit or action that it brought under Section 10.4.2 involving an AKP Invention Patent or a Joint Patent, that admits the invalidity or unenforceability of any AKP Invention Patent or any Joint Patent, or requires AKP to pay any sum of money, or otherwise adversely affects the rights of AKP with respect to such Patents, the Product or AKP’s rights hereunder (including the rights to receive payments).

(iv) AKP shall not, without the prior written consent of VectivBio (in its sole discretion), enter into any compromise or settlement relating to any claim, suit or action that it brought under Section 10.4.2 involving a VectivBio Patent or a Joint Patent, that admits the invalidity or unenforceability of any VectivBio Patent or any Joint Patent, or requires VectivBio to pay any sum of money, or otherwise adversely affects the rights of VectivBio with respect to such Patents, the Product or VectivBio’s rights hereunder (including the rights to receive payments).

(v) Any settlements, damages or other monetary awards (a “Recovery”) recovered pursuant to a suit, action or proceeding brought pursuant to Section 10.4.2(b) will be allocated first to the costs and expenses of the Party taking such action, and second, to the costs and expenses (if any) of the other Party, with any remaining amounts (if any) to be allocated as follows: [***].

10.4.3 Third Party Technologies.

(a) Subject to Sections 1.21 and 11.3(c), if, after the Effective Date, VectivBio acquires from a Third Party rights in intellectual property within the VectivBio Patent or VectivBio Know-How and Materials (“New Technology”) that is subject to royalty, milestone or other payment obligations to such Third Party, the rights and license granted to AKP under this Agreement with respect to such New Technology shall be subject to AKP promptly reimbursing VectivBio for any milestones, royalties or other amounts that become owing to such Third Party by reason of the grant to, or exercise by or under the authority of, AKP of such rights with respect to such New Technology and AKP shall reimburse VectivBio for a reasonable portion of any upfront fee, milestone payments or other amounts paid or owing to acquire such New Technology that is allocable to the rights granted to AKP to such New Technology hereunder. In the event AKP does not promptly agree in writing to reimburse VectivBio for such amounts upon request, then such New Technology shall thereafter be deemed excluded from the VectivBio Patent or VectivBio Know-How and Materials, as applicable, hereunder. The reimbursement made by AKP to VectivBio under this Section 10.4.3(a) shall be treated as Third Party Royalties pursuant to Section 9.3.2(b), and the Running Royalty Payments under Section 9.3.1 shall be reduced pursuant to Section 9.3.2(b).

(b) If, after the Effective Date, AKP acquires from a Third Party subject matter within the AKP Patent or AKP Know-How and Materials (“AKP New Technology”) that is subject to royalty, milestone or other payment obligations to such Third Party, the rights and license granted to VectivBio under this Agreement with respect to such AKP New Technology shall be subject to VectivBio promptly reimbursing AKP for any milestones, royalties or other amounts that become owing to such Third Party by reason of the grant to, or exercise by or under the authority of, VectivBio of such rights with respect to such AKP New Technology and VectivBio shall reimburse AKP for a reasonable portion of any upfront fee, milestone payments or other amounts paid or owing to acquire such AKP New Technology that is allocable to the rights granted to VectivBio to such AKP New Technology hereunder. In the event VectivBio does not promptly agree in writing to reimburse AKP for such amounts upon request, then such AKP New Technology shall thereafter be deemed excluded from the AKP Patent or AKP Know-How and Materials, as applicable, hereunder.

10.5 Patent Term Extensions. As between VectivBio and AKP, (a) VectivBio shall (i) seek, in VectivBio’s (or Ferring’s) name if so required by Applicable Laws, Patent Term Extensions (including any supplemental protection certificates and the like available under Applicable Laws) in the Territory in relation to the VectivBio Patent that Covers the Compound contained in the Product (i.e., Busshitsu Patent), unless otherwise requested by AKP, and (ii) have the first right, but not the obligation, to seek, in VectivBio’s (or Ferring’s) name if so required by Applicable Laws, Patent Term Extensions (including any supplemental protection certificates and the like available under Applicable Laws) in the Territory in relation to any other VectivBio Patents, and (b) AKP shall have (i) the second right, but not the obligation, to seek, in VectivBio’s (or Ferring’s) name if so required by Applicable Laws, Patent Term Extensions (including any supplemental protection certificates and the like available under Applicable Laws) in the Territory in relation to the VectivBio Patents (other than Busshitsu Patent), and (ii) the exclusive right, but not the obligation, to seek, in AKP’s (or VectivBio’s) name if so required by Applicable Laws, Patent Term Extensions (including any supplemental protection certificates and the like available under Applicable Laws) in the Territory in relation to the AKP Patents and Joint Patents. AKP and VectivBio shall cooperate in connection with all such activities. If VectivBio decides to seek such Patent Term Extensions, VectivBio shall perform all procedures necessary to effect Patent Term Extensions for VectivBio Patents at VectivBio’s cost and expense, and if AKP decides to seek such Patent Term Extensions, AKP shall perform all procedures necessary to effect Patent Term Extensions for VectivBio Patents, AKP Patents and Joint Patents at AKP’s cost and expense. VectivBio, its agents and attorneys will give due consideration to all suggestions and comments of AKP regarding any such activities.

ARTICLE 11
Representations, Warranties and Covenants

11.1 Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows, as of the Effective Date:

(a) It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b) It has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly and validly authorized and approved by proper corporate action on the part of such Party. Assuming due authorization, execution and delivery on the part of the other Party, this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against such Party, in accordance with its terms.

(c) The execution and delivery of this Agreement by it and the performance by it contemplated hereunder will not violate any Applicable Laws, and, to its knowledge, it is in compliance in all material respects with all material Applicable Laws applicable to the subject matter of this Agreement.

(d) It is not a party to any agreement or arrangement with any Third Party or under any obligation or restriction (including any outstanding order, judgment or decree of any court or administrative agency) which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement.

(e) Except with respect to Regulatory Approvals for the Development, Manufacturing or Commercialization of the Product or as otherwise described in this Agreement, (i) all necessary consents, approvals and authorizations of, and (ii) all notices to, and filings by such Party with, all Governmental Authorities and other Persons required to be obtained or provided by such Party as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained and provided.

11.2 Mutual Covenants. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows, during the Term:

(a) It, and any Person acting for or on its behalf, shall at all times comply with all Applicable Laws and all applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross- border) of Personal Information in connection with this Agreement, including providing any notice, obtaining any consent and/or prior authorization, and conducting any assessment required under Applicable Laws, with respect thereto; provided, however, that such Party’s obligations to provide notice or obtain consents or prior authorizations with respect to Personal Information shall be limited to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross- border) of Personal Information by each of the Parties and their respective Affiliates;

(b) Each Party covenants to the other Party that in the course of performing its obligations or exercising its rights under this Agreement, it shall, and shall cause its Affiliates, Sublicensees (in the case of AKP) and VectivBio Product Sublicensees (in the case of VectivBio) to, comply with all ancillary agreements contemplated hereunder, all Applicable Laws, including as applicable, GMP, GCP, GLP, and GSP standards, and shall not employ or engage any party who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

(c) Each Party shall comply, and shall ensure that its employees, agents, and independent contractors (including subcontractors) comply, with all Applicable Laws in the exercise of its rights and performance of its obligations under this Agreement and all ancillary agreements contemplated hereunder. Without limiting the foregoing, each Party shall, at its sole expense, obtain and maintain during the Term all certifications, credentials, authorizations, licenses, and permits necessary to conduct that portion of its business relating to the Development, Manufacture (as applicable), and Commercialization of the Product, and to comply with the Anti-Corruption Laws, good business ethics, and its ethics and other corporate policies, and to abide by the spirit of the other Party’s applicable ethics and compliance guidelines which may be provided by such other Party from time to time.

11.3 Additional Representations, Warranties and Covenants of VectivBio. VectivBio hereby represents, warrants and covenants (as applicable) to AKP that:

(a) During the Term and pursuant to the Applicable Laws, (i) VectivBio is the owner or licensee of, and has the right to license to AKP, the VectivBio Patents (including the Patents licensed under the Master License Agreement) and VectivBio Know-How and Materials, as stipulated under this Agreement, and (ii) all VectivBio Patents and Product Trademarks that are registered or issued in the Territory and all VectivBio Know-How and Materials are free of all liens, encumbrances, options or licenses that would interfere with or adversely affect the rights granted to AKP. Furthermore, VectivBio represents, warrants and covenants that it has not and will not during the Term pledge as security any of the VectivBio Patents, Product Trademarks or VectivBio Know-How and Materials in or outside the Territory that would interfere with or adversely affect AKP’s performance or exercise of the terms and conditions hereunder.

(b) As of the Effective Date, to the knowledge of VectivBio, no Third Party (i) is infringing or misappropriating any VectivBio Patents or VectivBio Know-How and Materials anywhere worldwide or (ii) has challenged the scope, duration, validity, enforceability, priority, or VectivBio’s right to use or license any VectivBio Patents or VectivBio Know-How and Materials anywhere worldwide.

(c) As of the Effective Date, VectivBio possesses (whether by ownership, license grant or other means) the legal right to grant the right to access or use, or to grant a license or sublicense under the VectivBio Know-How and Materials and the VectivBio Patents to AKP as contemplated by the Parties hereunder without violating the proprietary rights of any Third Party or any terms of any agreement or other arrangement between VectivBio and any Third Party, and as between the Parties, VectivBio and its Affiliates shall solely responsible for making any payments under any such agreement or arrangement.

(d) As of the Effective Date, VectivBio has not received any written warning that any Patent, trademark or other intellectual property right owned by a Third Party would be infringed by research, development, manufacture, use, sale, offer for sale, export or import of the Product anywhere worldwide.

(e) As of the Effective Date, VectivBio and its Affiliates are not, and have not been, debarred or disqualified by any Regulatory Authority in and outside the Territory.

(f) As of the Effective Date, neither VectivBio nor its Affiliates, nor, to VectivBio’s knowledge, its sublicensees, has received any notice in writing or otherwise has knowledge of any facts which have led VectivBio to believe that any of the Regulatory Approvals relating to the Product are not currently in good standing with the Pharmaceuticals and Medical Devices Agency (PMDA) in the Territory or Regulatory Authorities outside the Territory.

(g) As of the Effective Date, VectivBio has not received notice of, nor is subject to, any adverse inspection, investigation, penalty, or other compliance or enforcement action by Governmental Authority that could reasonably be expected to have an adverse effect on the Development, Manufacture or Commercialization of the Product in the Field in and outside the Territory or other performance of its obligations under this Agreement.

(h) As of the Effective Date, neither VectivBio nor its Affiliates, nor, to the knowledge of VectivBio, its sublicensees, has received written notice of any proceedings pending before or threatened by any Regulatory Authority with respect to the Product or any facility where the Compound or the Product is Manufactured.

(i) As of the Effective Date, VectivBio has, and throughout the Term VectivBio will maintain, sufficient technical, clinical, and regulatory expertise to perform all of its obligations pursuant to this Agreement, including its obligations relating to Development, Manufacture, Commercialization, and obtaining Regulatory Approvals for the Product in the Field as contemplated under this Agreement.

(j) As of the Effective Date, Schedule 1.102 contains a complete and correct list of the VectivBio Patents that are Controlled by VectivBio (or its Affiliates).

(k) As of the Effective Date, Schedule 5.1 contains a complete and correct list of the VectivBio Know-How and Materials that are Controlled by VectivBio (or its Affiliates) and are necessary or reasonably useful for AKP to Develop or Commercialize the Product pursuant to this Agreement. If VectivBio identifies additional VectivBio Know-How and Materials that are Controlled by VectivBio (or its Affiliates) after the Effective Date of which it did not have knowledge as of the Effective Date, VectivBio shall provide such VectivBio Know-How and Materials to AKP in accordance with Section 5.1.

(l) As of the Effective Date, to the knowledge of VectivBio, it or Ferring has complied with all Applicable Laws in all material respects, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the VectivBio Patents Controlled by VectivBio (or its Affiliates).

(m) As of the Effective Date, to the knowledge of VectivBio, none of the rights of VectivBio or its Affiliates under the VectivBio Patents owned or Controlled by VectivBio (or its Affiliates) were developed with federal funding from the United States government or any other Governmental Authority.

(n) As of the Effective Date, VectivBio has obtained assignments from the inventors of all inventorship rights relating to its ownership right, title and interest in and to the VectivBio Patents, and all such assignments of inventorship rights relating to such VectivBio Patents are valid and enforceable. With respect to the VectivBio Patents that are the subject of the Master License Agreement, to the knowledge of VectivBio, Ferring has obtained assignments from the inventors of all inventorship rights relating to its ownership right, title and interest in and to such Patents, and to the knowledge of VectivBio, all such assignments are valid and enforceable.

(o) During the Term, VectivBio shall use Commercially Reasonable Efforts to perform in compliance with the Master License Agreement and related agreements (including share purchase agreements).

(p) During the Term, VectivBio shall not (i) voluntary terminate or terminate with mutual agreement the Master License Agreement and related agreements, without the prior written consent of AKP, or (ii) agree to any amendments to the Master License

Agreement or related agreements or the MLA Side Letter that would adversely affect AKP’s rights hereunder without the prior written consent of AKP.

(q) In the event that the Master License Agreement and related agreements are terminated by any reason other than due to a breach of this Agreement by AKP, VectivBio shall use reasonable efforts to facilitate the negotiation of a direct license agreement between Ferring and AKP as contemplated under the MLA Side Letter. For clarity, in no event the provisions of this Section 11.3(q) shall be construed as a waiver of VectivBio’s obligations as set forth in Section 11.3(p)(i) above.

11.4 Additional Representations, Warranties and Covenants of AKP. AKP hereby represents, warrants and covenants (as applicable) to VectivBio that:

(a) As of the Effective Date, AKP is solvent and has the ability to pay and perform all of its obligations as and when such obligations become due, including payment obligations and other obligations under this Agreement.

(b) As of the Effective Date, AKP’s compensation programs for its Sales Representatives do not, and during the Term will not, with respect to the Product, provide financial incentives for the promotion, sales, and marketing in violation of any Applicable Laws or any professional requirements.

(c) As of the Effective Date, AKP has not received notice of, nor is subject to, any adverse inspection, investigation, penalty, or other compliance or enforcement action by Governmental Authority that could reasonably be expected to have an adverse effect on the Development or Commercialization of the Product in the Field in the Territory or other performance of its obligations under this Agreement.

(d) As of the Effective Date, AKP and its Affiliates are not, and have not been, debarred or disqualified by any Regulatory Authority;

(e) As of the Effective Date, AKP acknowledges and agrees that the rights and licenses granted to it under this Agreement are and throughout the Term will remain subject to the terms of the Master License Agreement; and

(f) As of the Effective Date, AKP has, and throughout the Term AKP will maintain, sufficient technical, clinical, and regulatory expertise to perform all of its obligations pursuant to this Agreement, including its obligations relating to Development, Commercialization, and obtaining Regulatory Approvals for the Product in the Field in the Territory (and, with respect to certain Development Activities, outside of the Territory).

11.5 Disclaimer. Each Party hereby acknowledges that the Product is the subject of ongoing clinical research and development and that neither Party can ensure the safety, efficacy or usefulness of the Product or that the Product will receive Regulatory Approvals. In addition, Neither Party makes no warranties except as set forth in this ARTICLE 11 concerning the VectivBio Technology (including VectivBio Global IP), AKP Technology, or Joint Technology.

11.6 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. EACH PARTY AND ITS AFFILIATES SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE COMPOUNDS OR PRODUCTS WILL BE SUCCESSFUL, IN WHOLE OR IN PART.

ARTICLE 12
Indemnification

12.1 Indemnification by VectivBio. VectivBio hereby agrees to indemnify, defend and hold AKP, its Affiliates, and their respective directors, officers, agents and employees harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a Third Party (each a “Third Party Claim”) to the extent resulting or otherwise arising from, whether directly or indirectly, (i) any material breach by VectivBio (or by any of its Affiliates or VectivBio Product Sublicensees) of any of VectivBio’s representations, warranties, covenants or obligations pursuant to this Agreement, (ii) the negligence or willful misconduct by VectivBio (or by any of its Affiliates or VectivBio Product Sublicensees) or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement or (iii) any matter to the extent attributable to the Development or Manufacture of the Product hereunder by VectivBio (or by any of its Affiliates or VectivBio Product Sublicensees) or their respective officers; in each case except to the extent that such Losses are subject to indemnification by AKP pursuant to Section 12.2.

12.2 Indemnification by AKP. AKP hereby agrees to indemnify, defend and hold VectivBio, its Affiliates, and their respective directors, officers, agents and employees harmless from and against any and all Losses arising in connection with any and all Third Party Claims to the extent resulting or otherwise arising from, whether directly or indirectly, (i) any material breach by AKP (or by any of its Affiliates or Sublicensees) of any of AKP’s representations, warranties, covenants or obligations pursuant to this Agreement, (ii) the negligence or willful misconduct by AKP (or by any of its Affiliates or Sublicensees ) or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, or (iii) any matter to the extent attributable to the Development or Commercialization of the Product hereunder in the Territory by AKP (or by any of its Affiliates or Sublicensees); in each case except to the extent that such Losses are subject to indemnification by VectivBio pursuant to Section 12.1.

12.3 Indemnification Procedures. The obligations to indemnify and defend set forth in Sections 12.1 and 12.2 shall be contingent upon the Party seeking indemnification (the “Indemnitee”): (a) notifying the indemnifying Party of a claim, demand or suit promptly after receipt of same (provided, however, that Indemnitee’s failure or delay in providing such notice shall not relieve the indemnifying Party of its indemnification obligation except to the extent the indemnifying Party is prejudiced thereby), (b) allowing the indemnifying Party and/or its insurers the right to assume direction and control of the defense of any such Third Party Claim and (c) using its Commercially Reasonable Efforts to cooperate with the indemnifying Party and/or its insurers in the defense of such Third Party Claim at the indemnifying Party’s expense. Indemnitee shall have the right to participate in the defense of any such Third Party Claim referred to in this Section 12.3 utilizing attorneys of its choice, at its own expense; provided, however, that the indemnifying Party shall have full authority and control to handle any such claim. The indemnifying Party shall have the right to settle or compromise any action or otherwise seek to terminate any pending or threatened action for which indemnity may be sought hereunder (whether or not any Indemnitee is a party thereto) as long as such settlement, compromise or termination includes an unconditional release of, and does not include an admission of liability by, each Indemnitee from all liability in respect of such Third Party Claim.

12.4 Insurance. During the Term, each Party shall procure and maintain, at its individual sole expense, insurance that is available on commercially reasonable terms, including general liability, clinical trial insurance, product liability insurance and other insurance as necessary, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which Product is being clinically tested in human subjects or commercially distributed or sold by or on behalf of VectivBio or AKP pursuant to this Agreement with the following minimum required insurance: comprehensive general liability insurance and products liability insurance each with minimum limits of [***] per occurrence and [***] annual aggregate (i.e., insurance coverage shall be not less than [***] per loss occurrence and [***] annual aggregate). Each Party shall also maintain any mandatory insurance, including but not limited to workers compensation coverage, in accordance with all Applicable Laws. Commercial insurance shall be obtained from reputable and financially secure insurance carriers having a minimum A.M. Best rating (or equivalent) of [***]. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this ARTICLE 12. Each Party shall ensure continuity of coverage for claims that may be presented during the [***] year period following the expiration or termination of this Agreement. Each Party shall provide the other Party with written evidence of such insurance upon request of the other Party. Each Party shall provide the other Party with written notice reasonably in advance of the cancellation, nonrenewal or material change in such insurance that would result in noncompliance of the terms and conditions set forth in this Section 12.4.

ARTICLE 13
Confidentiality

13.1 Confidential Information. As used in this Agreement, the term “Confidential Information” means (i) all information, whether it be written or oral, including all production schedules, lines of Product, volumes of business, processes, new product developments, product designs, formulae, technical information, patent information, Know-How, trade secrets, financial and strategic information, marketing and promotional information and data, and other material relating to any Product, projects or processes of one Party (the “Disclosing Party”) that is provided to, or otherwise obtained by, the other Party (the “Receiving Party”) in connection with this Agreement, including information exchanged prior to the date hereof in connection with the transactions set forth in this Agreement, including any information disclosed by either Party pursuant to the Confidentiality and Non-Use Agreement between the Parties dated June 21, 2021 (the “Confidential Non-Use Agreement”); and (ii) the fact that the Parties will enter into the Co-Development Agreement, the Development Supply Agreement, the Commercial Supply Agreement, the Development Quality Agreement, the Commercial Quality Agreement and

any other agreement the Parties intend to enter into in connection with the transactions contemplated by this Agreement, and the contents of such agreements. Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that fall under any of the following categories, to the extent the Receiving Party has documentary evidence to that effect:

(a) information or materials that were already known to the Receiving Party (other than under an obligation of confidentiality) at the time of disclosure by the Disclosing Party;

(b) information or materials that were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;

(c) information or materials that became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

(d) information or materials that are rightfully received by the Receiving Party from a Third Party without a duty of confidentiality; or

(e) information or materials that were independently discovered or developed by or on behalf of the Receiving Party without the use of or reference to the Confidential Information belonging to the other Party.

Solely for purposes of the confidentiality obligations set forth herein, (i) Joint Inventions shall be deemed to be the Confidential Information of both Parties and both Parties shall be deemed to be the Receiving Party with respect thereto and regardless of the Party initially disclosing the same, (ii) AKP Inventions shall be deemed to be the Confidential Information of AKP, and (iii) VectivBio Inventions shall be deemed to be the Confidential Information of VectivBio. For clarity, the foregoing shall in no way affect or modify each Party’s ownership rights in and to the applicable Confidential Information, including the allocation of such rights between the Parties.

13.2 Confidentiality Obligations. Each of AKP and VectivBio shall keep all Confidential Information received from or on behalf of the other Party confidential, using the same degree of care with which it maintains the confidentiality of its own Confidential Information, but in all cases no less than a reasonable degree of care. Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement, or exercise of rights under this Agreement, or disclose the same to any other Person other than to such of its and its Affiliates’ directors, officers, managers, employees, independent contractors, agents, advisors, consultants, Sublicensees (in the case of AKP), VectivBio Sublicensees (in the case of VectivBio) or Third Parties who have a need to know such Confidential Information in order to implement the terms of this Agreement or enforce the Receiving Party’s rights under this Agreement; provided, however, that a Receiving Party shall advise any of its and its Affiliates’ directors, officers, managers, employees, independent contractors, agents, advisors, consultants, Sublicensees (in the case of AKP), VectivBio Sublicensees (in the case of VectivBio) or Third Parties who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this ARTICLE 13) that all such directors, officers, managers, employees, independent contractors, agents, advisors, consultants, Sublicensees (in the case of AKP), VectivBio Sublicensees (in the case of VectivBio) or Third Parties comply with such obligations.

13.3 Permitted Disclosure and Use. Notwithstanding Section 13.2 and subject to Section 13.6, (a) either Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure (i) is reasonably necessary to comply with Applicable Laws or file or prosecute Patents in accordance with ARTICLE 10, provided that, in each case reasonable steps are taken to ensure confidential treatment of such Confidential Information to the extent available; (ii) comply with or enforce any of the provisions of this Agreement, including, without limitation, to Develop, Manufacture or Commercialize the Product in its respective territory as permitted hereunder; provided that, in each case reasonable steps are taken to ensure confidential treatment of such Confidential Information to the extent available; or (iii) solely after following the procedures outlined in Section 13.7 below, is in a publication or presentation as contemplated thereunder; and (b) the Receiving Party may disclose Confidential Information belonging to the Disclosing Party related to the Product only to the extent such disclosure is reasonably necessary to obtain or maintain Regulatory Approval for the Product, as applicable, and is made to a Governmental Authority. If a Party required or ordered to disclose Confidential Information of the other Party to a Governmental Authority pursuant to this Section 13.3, such Party shall give reasonable advance written notice of such disclosure to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information, including seeking a protective order or other appropriate remedy.

13.4 Notification. The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and will cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

13.5 Publicity. Except as otherwise provided in this Section 13.5, each Party shall maintain the confidentiality of the fact that the Parties entered into this Agreement and the content of, and all provisions of, this Agreement, and without the prior written consent of the other Party, which consent shall not be unreasonably withheld, neither Party nor its respective Affiliates shall disclose the content of, or provisions of, this Agreement to any Third Party, except for: (i) disclosure to those of its or its Affiliates’ directors, officers, employees, accountants or attorneys, whose duties reasonably require them to have access to this Agreement, and, solely with respect to AKP, any potential sublicensees or Sublicensees to whom AKP may need to disclose this Agreement for business discussion or licensing purposes; provided, that such directors, officers, employees, accountants and attorneys or, solely with respect to AKP, its potential sublicensees and Sublicensees, are required to maintain the confidentiality of this Agreement; (ii) disclosures required by any applicable securities exchanges (in compliance with the requirements of the U.S. Securities and Exchange Commission (or equivalent commission or Governmental Authority in the Territory), any taxing authorities, or stock exchange on which securities issued by a Party are traded), in which case the disclosing Party shall provide the non-disclosing Party with at least twenty-four (24) hours’ advance notice (or such time if the disclosing Party has more than twenty-four (24) hours to meet a deadline for disclosures), but in any event no later than the time the disclosure required by such securities exchange is made, and cooperate with the non-disclosing Party to seek a protective order or other appropriate remedy; and (iii) disclosures as may be required by Applicable Laws, in which case the disclosing Party shall provide the non-disclosing Party with reasonable advance notice of such disclosure and cooperate with the non-disclosing Party to seek a protective order or other appropriate remedy; and (iv) any other disclosures for which consent has previously been given.

13.6 Press Releases. During the Term, each Party shall submit copies of each proposed press release or other public announcement relating to the Product or any activities contemplated under this Agreement, to the other Party at least [***] Business Days in advance of releasing such press release or public announcement, and shall not release such press release or public announcement without the other Party’s prior review and written consent, provided that to the extent Confidential Information of the other Party shall not be disclosed, each Party is authorized to make any disclosure, without first obtaining the other Party’s prior written consent, that is required by Applicable Law (including the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934), the U.S. Securities and Exchange Commission (or equivalent commission or Governmental Authority in the Territory), any taxing authorities, or stock exchange on which securities issued by a Party (or Asahi Kasei Corporation, in the case of AKP) are traded, so long as the disclosing Party uses commercially reasonable efforts to enable the other Party to review in advance and provide feedback on any such disclosure that references the other Party or the activities contemplated under this Agreement. Except as set forth in the foregoing sentence, during the Term, the other Party shall have the right to (a) review, comment on and consent to each such press release or public announcement at its sole discretion and (b) remove any of its Confidential Information prior to such release, and if requested by such other Party, the first Party shall redact or otherwise modify the proposed press release or public announcement to remove any such Confidential Information of the other Party. Once approved in writing by the other Party, the first Party may re-release any previously approved press releases or public announcements without obtaining the other Party’s prior consent, provided that the substance and content of such press releases or public announcements have not substantially changed.

13.7 Publication.

13.7.1 AKP shall submit copies of each proposed academic, scientific, medical and other publication or presentation that contains any Confidential Information of VectivBio, the VectivBio Patents, or VectivBio Know-How and Materials, to VectivBio for review and comment at least [***] days in advance of submitting such proposed publication or presentation to a publisher or other Third Party, and shall not submit such publication or presentation that contains VectivBio Confidential Information without VectivBio’s prior written consent. VectivBio shall have the right to review, comment on and consent to each such proposed publication or presentation at its sole discretion. VectivBio shall have the right to remove any of its Confidential Information prior to submission for publication or presentation, and if requested by VectivBio, AKP shall redact or otherwise modify the proposed publication or presentation to remove any such Confidential Information of VectivBio. In addition, (a) if VectivBio notifies AKP of its intent to file for Patent protection on an invention disclosed in the proposed publication or presentation (and VectivBio is empowered to file for such Patent protection under Section 10.3 above), then AKP shall defer publication for up to [***] days, or such longer period as may be mutually agreed by the Parties in writing, to permit the filing of such Patent application(s); and (b) in the event that the document includes data, information or material generated by VectivBio’s scientists, and professional standards for authorship would be consistent with including VectivBio’s scientists as co-authors of the document, the names of such scientists will be included as co-authors. Any publication or presentation by investigators who are involved in investigator-sponsored/initiated studies and investigator and company co-sponsored/initiated studies relating to the Product in the Field that does not contain any VectivBio’s Confidential Information shall not be subject to VectivBio’s review and approval under this Section 13.7.1, unless otherwise agreed by the Parties.

13.7.2 VectivBio shall submit copies of each proposed academic, scientific, medical and other publication or presentation that contains any Confidential Information of AKP, the AKP Patents, or AKP Know-How and Materials, to AKP for review and comment at least sixty (60) days in advance of submitting such proposed publication or presentation to a publisher or other Third Party, and shall not submit such publication or presentation that contain AKP Confidential Information without AKP’s prior written consent. AKP shall have the right to review, comment on and consent to each such proposed publication or presentation at its sole discretion, and AKP shall have the right to remove any of its Confidential Information prior to submission for publication or presentation, and if requested by AKP, VectivBio shall redact or otherwise modify the proposed publication or presentation to remove any such Confidential Information of AKP. In addition, (a) if AKP notifies VectivBio of its intent to file for Patent protection on an invention disclosed in the proposed publication or presentation (and AKP is empowered to file for such Patent protection under Section 10.3 above), then VectivBio shall defer publication for up to sixty (60) days, or such longer period as may be mutually agreed by the Parties in writing, to permit the filing of such Patent application(s); and (b) in the event that the document includes data, information or material generated by AKP’s scientists, and professional standards for authorship would be consistent with including AKP’s scientists as co-authors of the document, the names of such scientists will be included as co-authors. Any publication or presentation by investigators who are involved in investigator-sponsored/initiated studies and investigator and company co-sponsored/initiated studies relating to the Product in the Field that does not contain AKP’s Confidential Information shall not be subject to AKP’s review and approval under this Section 13.7.2, unless otherwise agreed by the Parties.

13.8 Use of Names. Except as otherwise set forth in this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the prior written consent of such other Party, which consent shall not be unreasonably withheld; provided, however, that (a) such consent will not be required to the extent use thereof may be required by Applicable Law, including the rules of the U.S. Securities and Exchange Commission (or equivalent commission or Governmental Authority in the Territory), any taxing authorities, or stock exchange on which securities issued by a Party (or Asahi Kasei Corporation, in the case of AKP) are traded and (b) subject to Section 13.5 and the other terms and conditions of this Agreement, either Party may use the name of the other Party in any document filed with any Regulatory Authority or Governmental Authority.

13.9 Survival. Except for the restrictions set forth in Section 13.6, and excluding the publication review procedures set forth in Section 13.7, the obligations and prohibitions contained in this ARTICLE 13 as they apply to each Party shall survive the expiration or termination of this Agreement for a period of [***] years (except that with respect to Confidential Information that constitutes a trade secret under Applicable Law, these obligations and prohibitions shall survive expiration or termination of this Agreement until such time as the relevant information is no longer protectable as trade secret under Applicable Law (through no breach, action or inaction of the receiving party)); provided, however, that with respect to AKP’s subcontractors and potential or existing licensees, sublicensees or business partners (with respect to such licensees, sublicensees or business partners, to the extent such licensees, sublicensees or business partners are evaluating or discussing the possibilities of entering business relationship with AKP), such obligations and prohibitions shall remain in force for a period of [***] years after disclosure of Confidential Information to such subcontractor, licensee, sublicensee or business partner, regardless of the expiration or termination of this Agreement (except that with respect to Confidential Information that constitutes a trade secret under Applicable Law, these obligations and prohibitions shall survive expiration or termination of this Agreement until such time as the relevant information is no longer protectable as trade secret under Applicable Law (through no breach, action or inaction of the receiving party)), and such subcontractor, licensee, sublicensee or business partner shall thereafter have no obligation with respect thereto.

ARTICLE 14
limitation of liability

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS ARTICLE 14 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 12.1 OR 12.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 13.

ARTICLE 15
Term and Termination

15.1 Term. This Agreement shall become effective and binding on the Parties on the Effective Date and, unless earlier terminated pursuant to this ARTICLE 15 or any other termination right set forth in this Agreement, shall remain in full force and effect until expiry of the Running Royalty Terms with respect to all Product in the Territory (the “Term”). Upon expiry of the Term (but not upon other terminations pursuant to this ARTICLE 15), (a) the licenses and sublicenses granted to AKP hereunder (including under Sections 2.1.1, 2.1.2 and 8.5.1) shall become perpetual, fully paid-up, royalty-free, non-exclusive and irrevocable, and (b) the licenses and sublicenses granted to VectivBio hereunder (including under Sections 2.2.1) shall become perpetual, fully paid-up, royalty-free, non-exclusive and irrevocable.

15.2 Termination of the Master License Agreement. If the Master License Agreement terminates with respect to the Product in the Territory and the licenses and rights granted thereunder by Ferring to VectivBio with respect to the Product in the Territory terminate, except where such termination is a result of AKP’s acts or omissions (in which case this Agreement shall be terminated for such Product (if the Master License Agreement is terminated in its entirety, then this Agreement shall be terminated in its entirety) on the effective date of termination of the Master License Agreement), then (i) the provisions set forth in Section 16.7 shall apply, (ii) VectivBio shall use reasonable efforts to facilitate the negotiation of a direct license agreement between Ferring and AKP as contemplated under the MLA Side Letter in order to ensure stable supply of the Product in the Territory, and (iii)

this Agreement shall be terminated for such Product (if the Master License Agreement is terminated in its entirety, then this Agreement shall be terminated in its entirety) on the effective date of execution of such direct license agreement between Ferring and AKP.

15.3 Termination for Breach. Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety upon written notice to the other Party in the event that the other Party (the “Breaching Party”) materially breaches this Agreement (expressly including where a Party fails to meet its obligation to use Commercial Reasonable Efforts to conduct Development or Commercialization under this Agreement pursuant to terms and conditions of this Agreement). The Breaching Party shall have [***] days after written notice thereof is provided to the Breaching Party by the non-breaching Party to remedy such breach. Unless the Breaching Party has cured such breach prior to the expiration of such [***] day period, such termination shall become effective upon the end of the [***] day period.

15.4 Termination for Insolvency. Either Party may terminate this Agreement in its entirety upon written notice if the other Party undergoes an Insolvency Event.

15.5 Termination by AKP.

15.5.1 Change of Control. If a Party undergoes a Change of Control, such Party shall provide the other Party with prompt written notice thereof, in any event within [***] days of an announcement or the execution of a definitive agreement regarding such Change of Control, and the terms and conditions of this Agreement shall remain in full force and effect. If requested by the other Party, the Party undergoing such Change of Control shall acknowledge in writing that it remains bound by and will abide by the terms and conditions set forth in this Agreement following such Change of Control.

15.5.2 Safety and Other Reasons. If AKP determines in its reasonable discretion that the continued Development, Manufacture and/or Commercialization of the Product in the Territory is no longer commercially feasible or is otherwise inadvisable due to material issues arising with respect to (i) the safety or efficacy of the Product (including the occurrence of serious adverse drug reactions, contaminated Products, or study results substantiating lack of adequate efficacy or genotoxic impurities), (ii) obtaining and/or maintaining Regulatory Approval(s) (including any questioning, revocation, invalidation or suspension of any Regulatory Approval by any Regulatory Authority, or disagreement with Regulatory Authority with respect to pricing or reimbursement approvals), (iii) AKP’s business profitability in connection with the business to which this Agreement relates (including in the case AKP reasonably justifies that it is commercially unreasonable to continue Development or Commercialization of the Product in the Territory as contemplated by this Agreement), (iv) legal matters with Third Parties, including Third-Party disputes regarding patent rights and other intellectual property rights relating to the Product (excluding any legal claims, including indemnification claims, arising under or in connection with this Agreement), or (v) quality or sustainable supply sourcing issues (including serious adverse events relating to the Product), then AKP shall provide written notice of such determination to VectivBio (“AKP Notice”). AKP shall consider in good faith VectivBio’s comments, concerns and/or suggestions and if the Parties are nevertheless unable to come to an agreement concerning AKP’s continuation or cessation of the Development, Manufacture and/or Commercialization of the Product in the Territory within [***] days after AKP provides the AKP Notice to VectivBio, AKP may be excused from performance under this Agreement with respect to such Product, and, notwithstanding any other provision of this

Agreement, AKP shall have the right to terminate, at its sole option and discretion, this Agreement in its entirety or with respect to the Product in the Territory upon [***] days’ written notice to VectivBio.

15.5.3 Patent Challenge. In the event that VectivBio or any of its Affiliates or VectivBio Sublicensees institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the Japan Patent Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a Patent within the AKP Patents is invalid, unenforceable or otherwise not patentable, AKP may terminate this Agreement upon [***] days’ prior written notice to VectivBio.

15.6 Termination by VectivBio.

15.6.1 Patent Challenge. In the event that AKP or any of its Affiliates or Sublicensees institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the Japan Patent Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a Patent within the VectivBio Patents is invalid, unenforceable or otherwise not patentable, VectivBio may terminate this Agreement upon [***] days’ prior written notice to AKP.

ARTICLE 16
EFFECTS OF TERMINATION and expiration

16.1 Termination by AKP for VectivBio Insolvency, Breach, Certain Safety and Other Reasons or Patent Challenge or Termination in connection with Master License Agreement. Without limiting any other legal or equitable remedies that a Party may have, if this Agreement is terminated by AKP pursuant to Sections 15.3, 15.4, 15.5.2 (iv) or (v) or 15.5.3 or in connection with termination of the Master License Agreement pursuant to Section 15.2 prior to its natural expiration, then the following provisions set forth in this Section 16.1 shall apply. If this Agreement is terminated in its entirety, this Section 16.1 shall be applied for all Products in the Territory. If this Agreement is terminated for one or more Products, this Section 16.1 shall be applied for only the specific Product(s), but shall not be applied for all the non-terminated Products (for which the Agreement shall remain in full force).

16.1.1 All rights and licenses granted and obligations under ARTICLE 2 shall terminate, and for clarity, (a) AKP shall regain all rights under all AKP Technology and AKP’s rights in and to the Joint Technology and shall not subsequently be restricted in its use of AKP Technology and its rights in and to the Joint Technology for any purpose, and (b) subject to any rights and licenses granted to AKP under Section 16.7, VectivBio shall regain all rights under all VectivBio Technology (including VectivBio Global IP), and VectivBio’s rights in and to the Joint Technology and shall not subsequently be restricted in its use of

VectivBio Technology (including VectivBio Global IP), and its rights in and to the Joint Technology, for any purpose.

16.1.2 Subject to any rights and licenses granted to AKP under Section 16.7, any sublicense granted by either Party to an Affiliate or a Third Party under ARTICLE 2 shall automatically terminate.

16.1.3 Subject to any rights and licenses granted to AKP under Section 16.7, the Parties shall use Commercially Reasonable Efforts to wind-down and cease, in accordance with Applicable Law, all Developing, Manufacturing, and Commercialization of the Product in the Territory and for the Territory, and other activities then being performed by AKP, Sublicensees, VectivBio, and VectivBio Product Sublicensees hereunder.

16.1.4 All amounts due or payable to a Party that were accrued, or that arise out of acts or events occurring, prior to the effective date of termination (including payment of Unapplied Payment to AKP in the event Unapplied Payments not offset by the Running Royalty Payment under Section 9.3 remain as of the effective date of termination of this Agreement) shall remain due and payable, but (except as otherwise expressly provided herein) no additional amounts shall be payable based on events occurring after the effective date of termination of this Agreement.

16.1.5 Neither Party shall be relieved of any obligation that accrued prior to the effective date of such termination, and except as otherwise expressly provided herein (including Sections 4.6.4 and 9.3.2(b)), each Party shall have the right to retain all amounts previously paid to it by the other Party.

16.2 Termination by VectivBio for AKP Insolvency, Breach or Patent Challenge, or Termination by AKP for Certain Safety and Other Reasons. Without limiting any other legal or equitable remedies that a Party may have, if this Agreement is terminated by VectivBio pursuant to Sections 15.3, 15.4, or 15.6.1 or by AKP pursuant to Section 15.5.2 (i), (ii) or (iii), in each case prior to its natural expiration, then the following provisions set forth in this Section 16.2 shall apply at no cost to VectivBio (except in the event this Agreement is terminated by AKP pursuant to Section 15.5.2 (i) or (ii), in which case VectivBio shall reimburse AKP for the AKP’s FTE Costs required to expend on such efforts set forth in this Section 16.2, as well as the reasonable Out-of-Pocket Costs incurred by AKP in expending on such efforts set forth in this Section 16.2.

16.2.1 All rights and licenses granted and obligations under ARTICLE 2 shall terminate, and for clarity, (a) subject to any rights and licenses granted to VectivBio under Section 16.3.1, AKP shall regain all rights under all AKP Technology and AKP’s rights in and to the Joint Technology and shall not subsequently be restricted in its use of AKP Technology and its rights in and to the Joint Technology for any purpose, and (b) VectivBio shall regain all rights under all VectivBio Technology (including VectivBio Global IP), and VectivBio’s rights in and to the Joint Technology and shall not subsequently be restricted in its use of VectivBio Technology (including VectivBio Global IP), and its rights in and to the Joint Technology, for any purpose.

16.2.2 Any sublicense granted by either Party to an Affiliate or a Third Party under ARTICLE 2 shall automatically terminate.

16.2.3 The Parties shall use Commercially Reasonable Efforts to wind-down and cease, in accordance with Applicable Law, all Developing, Manufacturing, and Commercialization of the Product in the Territory and for the Territory, and other activities then being performed by AKP, Sublicensees, VectivBio, and VectivBio Product Sublicensees hereunder.

16.2.4 All amounts due or payable to a Party that were accrued, or that arise out of acts or events occurring, prior to the effective date of termination (including payment of Unapplied Payment to AKP in the event Unapplied Payments not offset by the Running Royalty Payment under Section 9.3 remain as of the effective date of termination of this Agreement) shall remain due and payable, but (except as otherwise expressly provided herein) no additional amounts shall be payable based on events occurring after the effective date of termination of this Agreement.

16.2.5 AKP shall provide such assistance as may be necessary or reasonably useful for VectivBio to continue the Development and Commercialization of the Product in the Field in the Territory following such transition, including, at VectivBio’s written request and at no cost to VectivBio (except in the event this Agreement is terminated by AKP pursuant to Section 15.5.2 (i) or (ii), in which case VectivBio shall reimburse AKP for the AKP’s FTE Costs required to transfer or assign, as well as the reasonable Out-of-Pocket Costs incurred by AKP in transferring or assigning), assigning to VectivBio or its designee all then-existing Regulatory Approvals, Regulatory Materials, AKP Global IP, other Development Data owned by AKP, AKP’s right, title and interest in and to any Joint Global IP and agreements or arrangements between AKP or its Affiliates or Sublicensees and any Third Party subcontractor for the Development or Commercialization of the Product. To the extent that any such agreement or arrangement is not assignable to VectivBio or its designee (whether by such agreement’s terms or because such agreement or arrangement does not relate specifically to the Product) but is necessary or reasonably useful for VectivBio to continue the Development or Commercialization of the Product in the Territory, AKP shall reasonably introduce VectivBio to such Third Party vendors for the continuation of such services for a reasonable period until VectivBio establishes an alternate source of such services.

16.2.6 AKP shall transfer and assign, and shall ensure that its Affiliates transfer and assign, to VectivBio, at VectivBio’s written request and at no cost to VectivBio (except in the event this Agreement is terminated by AKP pursuant to Section 15.5.2 (i) or (ii), in which case VectivBio shall reimburse AKP for the AKP’s FTE Costs required to transfer or assign, as well as the reasonable Out-of-Pocket Costs incurred by AKP in transferring or assigning), the trademarks and trade dress for the Product in the Territory if AKP registers such trademarks and trade dress pursuant to Section 7.9.1 Controlled by AKP.

16.2.7 Neither Party shall be relieved of any obligation that accrued prior to the effective date of such termination, and except as otherwise expressly provided herein (including Sections 4.6.4 and 9.3.2(b)), each Party shall have the right to retain all amounts previously paid to it by the other Party.

16.3 Licenses to Terminated Products. The provisions set forth in this Section 16.3 shall only apply in the event that this Agreement is terminated by VectivBio pursuant to Sections 15.3, 15.4, or 15.6.1 or by AKP pursuant to Section 15.5.2 (i), (ii) or (iii), prior to its natural expiration. However, if such termination is Product specific, then the provisions set forth in this Section16.3 shall be applied to such Product, with such Product being designated as a “Terminated Product”. In any such event:

16.3.1 Subject to the applicable terms and conditions of this Agreement, AKP hereby grants to VectivBio, effective as of the effective date of termination, a non-exclusive, sub-licensable (in multiple tiers) (solely in accordance with terms compatible with applicable terms from Section 2.2.2), royalty-free license, under the AKP Inventions, AKP Invention Patents, and AKP’s right, title and interest in and to any Joint Technology, in each case solely with respect to any Terminated Products to Exploit the Product in the Field anywhere in the world.

AKP will grant VectivBio the rights set forth in Section 16.3.1 in each case: (i) subject to all such rights extending solely to the Terminated Products as such rights and such Terminated Products exist on the effective date of termination; (ii) solely to the extent the AKP Inventions, AKP Invention Patents, and AKP’s right, title and interest in and to any Joint Technology have been used in the Development or Commercialization of the Terminated Products (as such exist on the effective date of termination); and (iii) subject to any applicable Third Party agreements in effect as of the effective date of termination.

AKP shall consider and discuss with VectivBio in good faith (but, for clarity, shall not be obligated to agree to) what, if any, information and materials AKP would be willing to provide to VectivBio with respect to the Terminated Products in connection with the license grants under this Section 16.3.1; provided that this obligation to consider and discuss in good faith shall end [***] days after the effective date of termination. AKP shall have no obligation, with respect to any AKP Inventions or AKP Invention Patents that is licensed to VectivBio from a Third Party, to negotiate with such Third Party for, or grant, any sublicense rights to VectivBio, and VectivBio shall be solely responsible, at its sole cost and expense, for obtaining and negotiating for any rights to such Third Party technology or intellectual property.

16.4 Disposition of Inventory. In the event that this Agreement is terminated, AKP and its Affiliates will be entitled, during the period ending on the last day of the [***] following the effective date of such termination, to sell any inventory of Product affected by such termination that remains on hand as of the effective date of the termination. Except in the event this Agreement is terminated by AKP under Section 15.3 in connection with VectivBio’s breach, AKP shall pay to VectivBio the milestone payments for sales-based milestone events and Running Royalty Payments payable hereunder applicable to such subsequent sales in the Territory, in accordance with the terms and conditions set forth in this Agreement.

16.5 Licensee Alternative in Lieu of Termination. Notwithstanding anything to the contrary under this Agreement, if AKP is entitled to terminate this Agreement pursuant to Section 15.3 or 15.4, AKP shall have the right, in lieu of exercising its right to terminate this Agreement under Section 15.3 or 15.4, to instead, upon written notice to VectivBio, to continue this Agreement in accordance with its terms [***].

16.6 Survival. If this Agreement is terminated as provided in Section 15.2, 15.3, 15.4, 15.5 or 15.6 or expires as provided in Section 15.1, this Agreement shall thereafter become void and have no effect, provided, however, that, (a) such termination or expiration shall not relieve either Party of any obligation, or deprive either Party from any benefit, accruing prior thereto, including any right or license that is expressly stated elsewhere in this

Agreement to survive such termination or expiration, (b) without limiting the foregoing and except as expressly set forth otherwise in this Agreement the following provisions hereof shall survive any such termination or expiration of this Agreement to the extent applicable and remain in full force and effect in accordance with the terms thereof: ARTICLE 1 (to the extent necessary to interpret other surviving provisions), ARTICLE 6 (to the extent supply by VectivBio to AKP continues after such expiration), ARTICLE 13 (for the time period specified in 13.9), ARTICLE 14, ARTICLE 17, and Sections 2.3.3, 3.5 (with respect to expenses incurred prior to the effective date of termination or expiration of this Agreement), 4.6.1 (with respect to Development Costs accrued prior to the effective date of termination or expiration of this Agreement), 4.6.2 (as applicable), 4.6.3 (with respect to Development Costs accrued prior to the effective date of termination or expiration of this Agreement), 4.6.4 (with respect to remaining balance/amount), 4.7.1 - 4.7.2 (inclusive, for the Record Retention Period), 4.7.3, 4.8.1 (solely with respect to the first sentence), 4.8.2, 5.3.3 (with respect to Regulatory Costs accrued prior to the effective date of termination or expiration of this Agreement), 5.3.4 (for the Record Retention Period), 5.3.7, 5.6.2 (solely with respect to the Product sold or distributed under this Agreement prior to the effective date of termination or expiration of this Agreement or solely with respect to the Terminated Product supplied by VectivBio and sold or distributed by or on behalf of AKP under this Agreement on or after the effective date of such termination or expiration), 5.7 (solely with respect to the Product sold or distributed under this Agreement prior to the effective date of such termination or expiration or solely with respect to the Terminated Product supplied by VectivBio and sold or distributed by or on behalf of AKP under this Agreement on or after the effective date of such termination or expiration), 5.8 (solely with respect to the Product sold or distributed under this Agreement prior to the effective date of such termination or expiration or solely with respect to the Terminated Product supplied by VectivBio and sold or distributed by or on behalf of AKP under this Agreement on or after the effective date of such termination or expiration), 7.4 (with respect to Commercialization Costs accrued prior to the effective date of termination or expiration of this Agreement), 7.5.2, 7.8.3, 7.9.1 (with respect to ownership), 7.9.4, 7.10, 8.5 (as applicable), 8.6, 9.4 (solely with respect to the last sentence), 9.6 - 9.12 (inclusive, with respect to amounts due prior to such expiration or termination), 10.1.1, 10.1.2 (with respect to Inventions developed, made or conceived during the Term), 10.3.2, 10.3.4 (only for Joint Patents), 11.5, 11.6, 12.1 - 12.3 (inclusive, as applicable), 12.4 (for the two (2) year time period specified therein), 15.1 (solely with respect to the last sentence), 16.1 - 16.4 (inclusive, as applicable), 16.6, 16.7 (as applicable) , 18.1 - 18.5 (inclusive, as applicable), 18.8 - 18.16 (inclusive, as applicable), (c) such termination or expiration shall be without prejudice to the rights and remedies of any party with respect to any antecedent breach of the provisions of this Agreement, and (d) termination or expiration of this Agreement any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such termination or expiration.

16.7 Termination of Master License Agreement. Without limiting any other legal or equitable remedies that a Party may have, if the Master License Agreement is terminated prior to its natural expiration and such termination is not a result of AKP’s acts or omissions, in order to ensure stable supply of the Product in the Territory (a) AKP shall have the rights as set forth in the side letter dated March 30, 2022, to the Master License Agreement (“MLA Side Letter”), (b) this Agreement shall continue in full force and effect until the effective date of execution of a direct license agreement between Ferring and AKP as contemplated under the MLA Side Letter (c) effective upon the later of (i) termination of this Agreement and (ii) the effective date of execution of a direct license agreement between Ferring and AKP as contemplated under the MLA Side Letter, to the extent any VectivBio

Technology and VectivBio’s rights in and to the Joint Technology are not assigned to or granted an exclusive, perpetual, transferable license to Ferring, the licenses and sublicenses granted to AKP by VectivBio hereunder (including under Sections 2.1.1, 2.1.2 and 8.5.1) with respect to VectivBio Technology and VectivBio’s rights, title and interest in and to the Joint Technology shall become perpetual, fully paid-up, royalty-free, exclusive and irrevocable, (d) VectivBio shall transfer and assign, and shall ensure that its Affiliates transfer and assign, to AKP, at no cost to AKP, the Product Trademark and Product Trade Dress and the Product Domain Name, solely within the Territory and (e) AKP may exercise the Manufacturing Right, and if AKP exercises the Manufacturing Right, the provisions set forth in Section 8.5 shall be applied.

ARTICLE 17
DIsPUTe REsOLUTION

17.1 Disputes. The Parties recognize that, from time to time during the Term, disputes may arise as to certain matters which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this ARTICLE 17 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement (other than a dispute that either Party is entitled to resolve based on its final decision-making authority as addressed in Section 3.2.6; provided that (a) if there is a good faith dispute regarding whether a party holds final decision-making authority with respect to a particular matter or (b) if there is a dispute relating to the outcome of any party’s final decision-making authority under Section 3.2.6, either Party may escalate the issue of whether such final decision-making authority exists or the issue of outcome of such decision-making authority for resolution under this ARTICLE 17, but shall proceed directly to arbitration pursuant to Section 17.3 below unless otherwise agreed by the Parties.

17.2 Good Faith Negotiations. With respect to all disputes arising between the Parties and not from the JSC, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within [***] days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officers of each of the Parties, or a designee from senior management with decision-making authority (the Chief Executive Officer or such designee, the “Executive Officer”) for attempted resolution by good-faith negotiations within [***] days after such notice is received by the Executive Officers of each of the Parties.

17.3 Dispute Resolution. If the Executive Officers are not able to resolve such dispute referred to them or their good-faith negotiations are not held under Section 17.2 within such [***] day period, then either Party shall have right to refer such dispute for binding arbitration administered in the State of New York, the U.S.A. in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”). All in-person hearings shall be held in New York, the U.S.A. and in case in-person hearings are not possible, virtual (video) hearings shall be held. Any arbitration under this Agreement shall be conducted in the English language. Any situation not expressly covered by this Agreement shall be decided in accordance with the ICC Rules. Notwithstanding the foregoing, any dispute, controversy or claim relating to the inventorship, scope, validity, enforceability or infringement of any patent rights covering the manufacture, use or sale of any Product or of any trademark rights relating to any Product shall be subject to Section 17.7 and not this Section 17.3.

17.3.1 Arbitrator. The tribunal shall consist of [***] arbitrators. [***]. The arbitrators may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitration and the reasonable attorneys’ fees of the prevailing Party.

17.3.2 Award. Any award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Such award shall be promptly paid free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Applicable Laws, be charged against the Party resisting enforcement. Such award may include an appropriate allocation of the prevailing Party’s attorneys’ fees. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 17.3. The award shall include interest from the date of the award until paid in full, at a rate fixed by the arbitrators and the arbitrators may, in their discretion, award pre-judgment interest.

17.3.3 Costs. Except as set forth in Section 17.3.2, each Party shall bear its own legal fees. [***].

17.4 Injunctive Relief. Provided a Party has made a sufficient showing under the rules and standards set forth in Applicable Laws, the arbitrators shall have the freedom to invoke, and the Parties agree to abide by, injunctive measures after either Party submits in writing for arbitration claims requiring immediate relief. Additionally, nothing in this Agreement will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party, so as to preserve the status quo pending the arbitration proceeding, or prevent any Confidential Information from being disclosed in violation of this Agreement.

17.5 Confidentiality. The arbitration proceeding shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required to comply with Applicable Laws, including rules and regulations promulgated by any applicable securities exchanges, no Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Laws.

17.6 Tolling. During the pendency of any dispute under this Agreement initiated before the end of any applicable cure period, (a) this Agreement will remain in full force and effect, (b) the provisions of this Agreement relating to termination for material breach will not be effective, (c) the time periods for cure under Section 15.3 as to any termination notice given prior to the initiation of the proceeding will be tolled, and (d) neither Party will issue a notice of termination pursuant to this Agreement based on the subject matter of the proceeding (and no effect will be given to previously issued termination notices), until the court has confirmed the existence of the facts claimed by a non- breaching Party to be the basis for the asserted material breach.

17.7 Patent and Trademark Dispute Resolution. Notwithstanding anything to the contrary in this Agreement, any dispute, controversy or claim relating to the inventorship, scope, validity, enforceability or infringement of any Patents covering the manufacture, use or sale of any Product (including the Compound) or of any trademark or trade dress rights relating to any Product shall be submitted to a court of competent jurisdiction in the region in which such patent or trademark rights were granted or arose; provided that EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUCH DISPUTE, CONTROVERSY OR CLAIM.

ARTICLE 18
Miscellaneous

18.1 Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by, enforced, and construed under the laws of the State of New York, U.S.A., without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction. The Parties hereby expressly disclaim the application of the United Nations Convention on the International Sale of Goods to this Agreement.

18.2 Entire Agreement; Amendment. This Agreement and all Schedules attached hereto shall constitute the entire agreement between the Parties relating to the subject matter hereof and thereof and shall supersede all previous writings and understandings including the Confidential Non-Use Agreement. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

18.3 Force Majeure. If the performance of any part of this Agreement by either Party, or of any obligation of a Party under this Agreement (other than obligations to make payments when due under this Agreement), is prevented, restricted, interfered with or delayed by reason of a Force Majeure affecting the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such Force Majeure; provided, that the affected Party shall use its Commercially Reasonable Efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such Force Majeure ceases. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

18.4 Notices. Any notice, request, approval or other document required or permitted to be given under this Agreement shall be in writing (or in electronic format to be sent by e-signature system) and delivered in person, or sent by facsimile (complete transmission confirmed and a copy promptly sent by a reputable and established overnight courier service (postage prepaid)), a reputable and established overnight courier service (postage prepaid), certified or registered mail (return receipt requested), or a reputable and established e-signature system (and a copy promptly sent by a reputable and established overnight courier service (postage prepaid)), to the following addresses of the Parties and to the attention of the persons identified below (or to such other address, addresses or persons as may be specified from time to time in a written notice). Any notices given pursuant to this Agreement shall be deemed to have been duly given, made and received (a) if delivered in person or by facsimile, upon delivery thereof, (b) if delivered by overnight courier service, three (3) Business Day following the day when deposited with such courier service, (c) if sent by certified or registered mail, seven (7) Business Days following the day when deposited with the applicable postal service courier, and (d) if delivered by e-signature system, the day an electronic document with electronic signature(s) made using e-signature system is delivered.

If to VectivBio: VectivBio AG [***]	With a copy to: VectivBio AG [***]

If to AKP: Asahi Kasei Pharma Corporation [***]

18.5 No Strict Construction; Interpretation. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

18.6 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that subject to Section 15.5.1, either Party may make such assignment upon prompt notice to the non-assigning Party (but without the non-assigning Party’s consent) to an Affiliate or a successor to all or substantially all of the business or assets of the assigning Party to which this Agreement relates; provided that the assigning Party guarantees the performance of this Agreement by such Affiliate. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 18.6 shall be null, void and of no legal effect.

18.7 New Affiliate. If after the Effective Date, any Third Party becomes an Affiliate of AKP, as a result of a merger, acquisition, consolidation, asset sale, or other similar transaction, and as of the closing date of such transaction, such Third Party is engaged in a Competitive Product, then AKP, as applicable, shall ensure that no information relating to the Product or the Compound (except for information that is publicly available) is used or accessed for the benefit of such Competitive Product of such new Affiliate of AKP. Notwithstanding anything to the contrary set forth herein, such new Affiliate of AKP shall not be subject to any restrictions related to the Competitive Product set forth in Section 2.4.4. AKP acknowledges that, as of the Effective Date, it has no current intention of acquiring any new Affiliate that is engaged, or plans to engage, in Developing or Commercializing a Competitive Product in the Field and in the Territory and AKP shall not acquire any new Affiliate for the primary purpose of acquiring a Competitive Product.

18.8 Bankruptcy. The Parties agree that in the event a Party becomes a debtor under Title 11 of the U.S. Code or any analogous Applicable Laws in another country or jurisdiction in the Territory, this Agreement shall be deemed to be, for purposes of as applicable Section 365(n) of Title 11 or such analogous Applicable Laws, a license to rights to “intellectual property” as defined therein. Each Party as a licensee hereunder shall have the rights and elections as specified in Title 11 or such analogous Applicable Laws.

18.9 Exports. Each Party agrees not to export or re-export, directly or indirectly, any information, technical data or the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control Applicable Laws.

18.10 Further Assurances. Each Party agrees, at its own expense, to do, or procure the doing of, all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents as are reasonably necessary in order to give full effect to this Agreement.

18.11 Severability. In the event that any portion of this Agreement is held illegal, void or ineffective, the remaining portions of this Agreement shall remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any Applicable Laws, then such terms or provisions shall be deemed to be modified to conform with such Applicable Laws to the extent necessary in order that such terms or provisions be valid and enforceable and such amendment shall apply only with respect to the operation of such terms or provisions in the particular jurisdiction in which such declaration is made or, if such modification is not feasible, then such terms and provisions shall be deemed to be inoperative to the extent that such terms or provisions conflict with Applicable Laws. In the event that the terms and conditions of this Agreement are materially altered as a result of this Section 18.11, the Parties shall renegotiate the terms and conditions of this Agreement to resolve any inequities and to achieve the original intent of the Parties.

18.12 No Waiver of Breach. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term. No waiver under this Agreement is effective unless it is in writing, identified as a waiver to this Agreement.

18.13 No Partnership or Joint Venture. VectivBio and AKP shall be independent contractors and the relationship between the Parties hereunder shall not constitute a partnership, joint venture or agency. Neither VectivBio nor AKP shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of such other Party to do so.

18.14 Expenses. Except for any provisions contained herein relating to recovery of fees in connection with legal actions or proceedings, each Party shall bear the expenses incurred by such Party in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

18.15 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. The Parties agree that this Agreement may also be executed by an electronic document with electronic signatures made by duly authorized representative of both Parties using e-signature system.

18.16 Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa); (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation” and will not be interpreted to limit the provision to which it relates; (c) the word “shall” will be construed to have the same meaning and effect as the word “will”; (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (e) any reference herein to any Person will be construed to include the Person’s successors and assigns; (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in each of their entirety, as the context requires, and not to any particular provision hereof; (g) all references herein to Articles, Sections, Exhibits or Schedules will be construed to refer to Articles, Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto; (h) the word “notice” means notice in writing (whether or not specifically stated and whether exchanged by facsimile transmission, portable document format (.pdf) or other electronic format (including e-mail)) and will include notices, consents, approvals and other written communications contemplated under this Agreement; (i) any specific references to any specific law, statute, standard, code, ordinance, rule, resolution, promulgation, directive, administrative circular or regulation or other Applicable Law, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, statute, standard, code, ordinance, rule, resolution, promulgation, directive, administrative circular and regulation; (j) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”; and (k) any reference to the “terms of this Agreement,” and words of similar import, will be construed to refer to all terms and conditions of this Agreement.

[No Further Text on This Page]

IN WITNESS WHEREOF, the Parties, through their authorized representatives, have executed this Agreement as of the Effective Date.

VectivBio AG By: /s/ Luca Santarelli Name: Luca Santarelli Title: Chief Executive Officer	Asahi Kasei Pharma Corporation By: /s/ Yoshikazu Aoki Name: Yoshikazu Aoki Title: President

Schedule 1.20

Compound

[***]

Schedule 1.102

VectivBio Patents

[***]

Schedule 4.3.2

Initial Global Development Plan

[***]

Schedule 4.4.2

Initial AKP Development Plan

[***]

Schedule 5.1

Initial Disclosure List of VectivBio Know-How and Materials

[***]

Schedule 7.9

Product Trademark

[***]

Schedule 8.1

Procurement Procedures for Supply of Products for Development Activities

[***]